As filed with the Securities and Exchange Commission on October 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRAQIQ, INC.

(Exact name of registrant as specified in its charter)

California	4212	30-0580318
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1931 Austin Drive Troy,

Michigan 48083

(248) 775-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glen Miller

Chief Executive Officer

1931 Austin Drive Troy,

Michigan 48083

(248) 775-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric M. Hellige, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036-6569 Telephone: (212) 326-0846 Fax: 212-326-0806	Ross D. Carmel, Esq. Brian B. Margolis, Esq. Sichenzia Ross Ference Carmel LLP 55 West 39th Street, 4th Floor New York, NY 10018 (212) 658-0458

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2023

PRELIMINARY PROSPECTUS

[___] Shares

(Currently, TraQiQ, Inc.)

Common Stock

Titan Environmental Solutions, Inc., a Nevada corporation (currently, TraQiQ, Inc., a California corporation) (“we,” “us,” “our” or our “company”) is offering an aggregate of [           ] shares of our common stock, $0.0001 par value per share (the “common stock”), based on an assumed public offering price of $[       ] per share (based on the closing price of our common stock of $[       ] per share on [               ], 2023), on a firm commitment basis.

Our common stock is currently quoted on the OTCQB market, operated by OTC Markets Group, under the symbol “TRIQ.” On [      ], 2023, the last quoted price of our common stock as reported on the OTCQB was $[  ] per share. We have applied to list our common stock on the NYSE American LLC (“NYSE American”) under the symbol “TESI,” which listing we expect to occur upon consummation of this offering and is a condition of this offering. No assurance can be given that our application will be approved.

The final public offering price per share will be determined through negotiation between us and the underwriter in this offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The recent market price used throughout this prospectus may not be indicative of the public offering price per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include warrants that are issuable by us to the underwriters for 5% of the shares of common stock sold in this offering at a price per share equal to 110% of the public offering price or certain out-of-pocket expenses of the underwriters that are reimbursable by us. See “Underwriting” beginning on page 79 of this prospectus for a description of the compensation payable to the underwriters.

We have granted the representative of the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase from us, up to an additional [         ] shares of common stock at the public offering price of $[        ] per share, less the underwriting discounts and commissions, to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $[        ], and the total proceeds to us, before expenses, will be $[        ].

Delivery of the shares of common stock is expected to be made on or about [          ], 2023.

Alexander Capital

The date of this prospectus is [          ], 2023

ii

iii

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part, which we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail on the matters discussed in this prospectus.

You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer to TraQiQ, Inc. and our subsidiaries. We have registered the trademark “BioHiTech®” in the United States. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Except as set forth above and solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

iv

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto contained in this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” or similar terminology refer to TraQiQ, Inc. and its subsidiaries.

Our Company

Overview

We are an integrated provider of non-hazardous solid waste and recycling collection, transportation, transfer and disposal services. We also provide technology-enabled solutions for food waste processing, including onsite digesters for food waste, together with cloud-based software tracking and analytics solutions. We currently have the majority of our operations in Michigan but are aggressively looking to expand our presence across the Midwest, Northeast and Southeast regions of the United States.

Our principal operating subsidiary, Titan Trucking, LLC (“Titan”), which is based in Troy, Michigan, is a non-hazardous solid waste management company providing waste and recycling collection and transportation services for industrial generators, commercial contractors and transfer station operators located in Michigan. Titan began non-hazardous waste collection operations in May 2017 and completed the asset acquisitions of Century Waste, Inc and WTI Global Waste and Recycling Services, Inc. in June 2022 and December 2022, respectively. Through these companies, we currently operate a fleet of 23 vehicles. All of Titan’s revenue for the six-month period ended June 30, 2023 and the year ended December 31, 2023 was derived from the provision of roll-off, rubber wheel and long-haul tractor trailer services to its customers.

In January 2023, we formed Recoup Technologies, Inc. (“Recoup Technologies”) to serve as our food waste digester operating company, and acquired technologies and equipment for on-site biological processing of food waste, as well as proprietary real-time data analytics tools to reduce food waste generation. These proprietary solutions can enable businesses, including restaurants, hotels and other hospitality venues, cruise ships and educational facilities of all sizes to lower disposal costs while having a positive impact on the environment. We believe our food processing solutions can reduce the carbon footprint associated with waste transportation, repurpose non-recyclable plastics, and significantly reduce landfill usage.

Our Operating Strategy

Our objective is to expand the geographic scope of our operations and to become one of the leading providers of non-hazardous solid waste management in each market that we serve. Our operating strategy to achieve this objective is to capitalize on the continuing consolidation of the solid waste management industry by (i) identifying and penetrating new markets and expanding our operations in our existing markets through tuck-in acquisitions that are combined with existing operations, (ii) increasing profitability by vertically integrating our operations and achieving economies of scale, and (iii) internalizing greater volumes of disposal waste through the acquisition of strategic landfills and transfer stations, and (iv) achieving internal growth. We will seek to avoid highly-competitive, large urban markets and instead target markets in which we can attain high market share either through exclusive contracts, vertical integration or asset positioning. We will seek to be among the leading providers of waste services in most of our markets. The key components of our operating strategy, which are tailored to the competitive and regulatory factors that affect our markets, are as follows:

●	Expansion Through Acquisitions. We have implemented an acquisition program to expand our operations by acquiring solid waste collection, transportation, and disposal companies, principally in the Midwest, Northeast and Southeast regions of the United States. The principal components of our acquisition strategy are as follows:

●	Enter New Markets. We will typically seek to enter a new market by acquiring one or several solid waste collection and transportation operations where there are sufficient disposal alternatives to ensure competitive disposal pricing. We may also acquire solid waste landfills in our targeted new markets with significant currently-permitted capacity and in connection therewith or thereafter acquire nearby solid waste collection and transfer station operations so as to secure a captive waste stream for internal disposal into the acquired landfill. As we expand, we plan to focus our business in the markets where competition from national service providers is limited. We plan to start new market development projects in certain disposal-neutral markets in which we will provide services to commercial, industrial and municipal customers relying on superior customer service as our catalyst for growth. We believe this strategic focus positions us to acquire significant share within our target markets, maximize customer retention and benefit from a higher and more stable pricing environment.

●	Expansion of Market Share and Services. We plan to direct acquisition efforts towards those markets in which we will be able to provide vertically integrated collection and disposal services and/or provide waste collection services in markets with high barriers to entry. After our initial entry into a new market, we will seek to expand our market share and services through (i) the acquisition of solid waste management businesses and operations that can be integrated with our existing operations without increases in infrastructure or that complement our existing services, and (ii) expansion into adjacent markets. Such acquisitions may involve adding collection operations, transfer stations, collection routes and landfill capacity that allow us to expand market share and increase asset utilization by eliminating duplicate management, administrative and operational functions. Prior to acquisition, we will analyze each prospective target for cost savings through the elimination of inefficiencies and excesses that are typically associated with private companies competing in fragmented industries.

●	Target Secondary and Rural Markets. By targeting secondary and rural markets, we believe that we will be able to garner a higher local market share than would be attainable in more competitive urban markets, which we believe reduces our exposure to customer churn and improves financial returns.

●	Increasing Productivity and Operating Efficiency. We believe we can reduce the total operating expenses of owned and acquired businesses by implementing centralized financial controls, consolidating certain functions performed separately by each business prior to its acquisition by us, and consolidating collection routes, equipment, and personnel through tuck-in acquisitions. In addition, we are implementing programs to take advantage of certain economies of scale in such areas as the purchase of equipment, vehicles, parts and tools, vehicle and equipment maintenance, data processing, financing arrangements, employee benefits, insurance and bonding, and communications.

●	Provide Vertically Integrated Services. In markets where we believe that owning landfills is a strategic advantage to a collection operation because of competitive and regulatory factors, we plan to focus on providing integrated services, from collection through disposal of solid waste in landfills that we own or operate. After we have acquired a landfill, we will seek to maximize internalization of waste we collect, and thereby intend to realize higher margins from our waste operations.

●	Pursue Exclusive and Municipal Contracts. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally owned or funded or available at multiple sources, we believe that controlling the waste stream by providing collection services under exclusive arrangements is often more important to our growth and profitability than owning or operating landfills. We intend to devote significant resources to securing municipal contracts. Our management team is well versed in bidding for municipal contracts with over 60 years of experience and working knowledge in the solid waste industry and local service areas in existing and target markets. We hope to procure and negotiate exclusive municipal contracts, allowing us to maintain stable recurring revenue but also providing a significant barrier to entry to our competitors in those markets.

●	Internal Growth. To generate internal revenue growth, our management and sales and marketing personnel will focus on increasing market penetration in our current and adjacent markets, soliciting new customers in markets in which such customers have the option to choose a particular waste collection service and marketing upgraded or additional services (such as compaction or automated collection) to existing customers. We believe we can achieve internal growth, principally from additional sales into our current markets, by providing superior and improved service and through our existing marketing efforts. We also intend to selectively implement price increases when competitive advantages and appropriate market conditions exist. As customers are added in existing markets, our revenue per routed truck increases, which generally increases our collection efficiencies and profitability. In markets in which we have exclusive contracts, franchises and governmental certificates, we expect internal volume growth generally to track population and business growth.

●	Manage on a Decentralized Basis. We will strive to acquire synergistic companies with strong management that can remain with us to support future growth and leadership as we will manage our operations on a decentralized basis. This places decision-making authority close to the customer, enabling us to identify and address customers’ needs quickly in a cost-effective manner. We believe that decentralization provides a low-overhead, highly-efficient operational structure that allows us to expand into geographically contiguous markets and operate in relatively small communities that larger competitors may not find attractive. We believe that this structure gives us a strategic competitive advantage, given the relatively rural nature of many of the markets in which we plan to operate, and makes us an attractive buyer to many potential acquisition candidates.

It is expected that each operating location will have a district or site manager who has a high degree of decision-making authority for his or her operations and is responsible for maintaining service quality, promoting safety, implementing marketing programs and overseeing day-to-day operations, including contract administration. Local managers will also help identify acquisition candidates and will be responsible for integrating acquired businesses into our operations and obtaining the permits and other governmental approvals required for us to operate.

●	Implement Operating Standards. We will develop company-wide operating standards, which will be tailored for each of our markets based on industry norms and local conditions. We implement cost controls and employee training and safety procedures and establish a sales and marketing plan for each market. By internalizing the waste stream of acquired operations, we expect to further increase operating efficiencies and improve capital utilization. We plan to use a wide-area information system network, implement financial controls and consolidate certain accounting, personnel and customer service functions. While regional and district management operate with a high degree of autonomy, our executive officers monitor regional and district operations and require adherence to our accounting, purchasing, safety, marketing and internal control policies, particularly with respect to financial matters. Our executive officers will regularly review the performance of regional officers, district managers and operations. We believe we can improve the profitability of existing and newly-acquired operations by establishing operating standards, closely monitoring performance and streamlining certain administrative functions.

Risks Associated With Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. In particular, risks associated with our business include, but are not limited to, the following:

Our operating history and evolving business make it difficult to evaluate our prospects and risks.

●	Since our recent transition to an environmental solutions company in January 2023, we lack established operating history on which to evaluate our consolidated business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

●	We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

●	If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.

●	Raising capital in the future could cause dilution to our existing shareholders and may restrict our operations or require us to relinquish rights.

●	Even if this offering is successful, if we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

●	We have a holding company ownership structure and will depend on distributions from our operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries could limit payments or distributions from them.

●	We have made and expect to continue to make acquisitions as a primary component of our growth strategy. We may not be able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or at all, which could disrupt our operations and adversely impact our business and operating results.

●	Increased competition for acquisition targets in our industry may affect the availability of acquisition targets, which could adversely affect our growth.

●	Our ability to acquire additional businesses may require issuances of our common stock and/or debt financing that we may be unable to obtain on acceptable terms.

●	We may be unable to successfully integrate acquisitions, which may adversely impact our operations.

●	Acquisitions which we complete may have an adverse impact on our results of operations.

●	We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

●	Our resources may not be sufficient to manage our expected growth and the failure to properly manage our potential growth would be detrimental to our business.

●	We are subject to environmental and safety laws, which restrict our operations and increase our costs.

●	We may become subject to environmental clean-up costs or litigation that could curtail our business operations and materially decrease our earnings.

●	Our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and force us to sell assets, incur debt, or sell equity on unfavorable terms.

●	Our business operations are currently concentrated in the State of Michigan and such geographic concentration of our business could adversely affect our business and financial condition.

●	We currently depend on a limited number of customers for our revenue.

●	Governmental authorities may enact climate change regulations that could increase our costs to operate.

●	Our operations are subject to environmental, health and safety laws and regulations, as well as contractual obligations that may result in significant liabilities.

●	Our business is subject to operational and safety risks, including the risk of personal injury to employees and others.

●	Increases in the costs of fuel may reduce our operating margins.

●	Increases in the costs of disposal may reduce our operating margins.

●	Increases in the costs of labor may reduce our operating margins.

●	Increases in costs of insurance may reduce our operating margins.

●	We may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations, which could result in uninsured losses that would adversely affect our financial condition.

●	Our failure to remain competitive with our numerous competitors, some of whom have greater resources, could adversely affect our ability to retain existing customers and obtain future business.

●	We may lose contracts through competitive bidding, early termination or governmental action, or we may have to substantially lower prices in order to retain certain contracts, any of which would cause our revenue and our operating margins to decline.

●	Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.

●	Poor decisions by our regional and local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.

●	We are vulnerable to factors affecting our local markets, which could adversely affect our stock price relative to our competitors.

●	Seasonal fluctuations will cause our business and results of operations to vary among quarters, which could adversely affect our stock price.

●	We are dependent on our management team and development and operations personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

●	We have identified certain material weaknesses in our internal controls, which could cause stockholders and prospective investors to lose confidence in the reliability of our financing reporting.

●	We need additional capital to develop our business.

●	You may experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and because of our preferred stock and outstanding rights to acquire common stock and warrants.

●	The market price of our common stock is likely to be volatile and could subject us to litigation.

●	There is currently only a limited public market for our common stock. Failure to develop or maintain a trading market could negatively affect the value of our securities and make it difficult or impossible for you to sell any shares of common stock that you hold.

●	There can be no assurances that our shares and/or warrants will be listed on the NYSE American and, if they are, our shares may be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NYSE American.

●	We are subject to penny stock rules which will make the shares of our common stock mor difficult to sell.

●	There may be restrictions on your ability to resell shares of common stock under Rule 144.

●	Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

●	Possible adverse effect of issuance of preferred stock.

●	We do not expect to pay dividends on our common stock and investors should not buy our common stock expecting to receive dividends.

●	We may need to raise additional capital in the future. Additional capital may not be available to us on reasonable terms, if at all, when or as we require. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution and could trigger anti-dilution provisions in outstanding warrants.

●	Our officers and directors are entitled to indemnification from us for liabilities under our articles of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.

●	Our bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, which could have the result of depressing the trading price of our common stock.

●	Investors in the offering will experience immediate and substantial dilution in net tangible book value.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

●	Prior to the consummation of this offering, we will effect a reverse stock split of our outstanding common stock; however, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the NYSE American.

●	Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of the NYSE American.

●	The reverse stock split may decrease the liquidity of the shares of our common stock.

●	Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Recent Developments

Acquisition of Titan Trucking LLC. On May 19, 2023, we completed the acquisition of Titan in a stock-for-stock transaction with a total purchase price of approximately $27.2 million. Our acquisition of Titan was treated as a reverse merger for accounting purposes under U.S. GAAP with Titan as the accounting acquirer and TraQiQ, Inc. as the accounting acquiree. As a result, the consolidated financial statements included in this prospectus are those of Titan with respect to periods prior to the completion of the Titan Merger and include the activity of TraQiQ, Inc. and subsidiaries for periods after May 19, 2023, with retroactive adjustments to Titan’s legal capital to reflect the legal capital structure of TraQiQ, Inc.

Issuance of Rights to Acquire Common Stock. On January 5, 2023, we issued to Renovare Environmental, Inc. (“REI”) (i) 1,250,000 shares of our Series B Preferred Stock, par value $0.0001 (the “Series B Preferred Stock”), that were convertible into 125,000,000 shares of our common stock and (ii) 15,686,926 shares of our common stock, in connection with the acquisition of certain assets related to our food waste digester business.

On July 20, 2023, we entered into an Exchange Agreement (the “Exchange Agreement”), with REI pursuant to which REI exchanged 14,118,233 shares of our common stock and 1,250,000 shares of Series B Preferred Stock for Series A Rights to Receive Common Stock dated July 20, 2023 (the “Series A Rights”) and Series B Rights to Receive Common Stock dated July 20, 2023 (the “Series B Rights” and, together with the Series A Rights, the “Rights”). The Series A Rights issued to REI obligate us to issue to the holders upon request (without the payment of any additional consideration) an aggregate of 108,729,363 shares of common stock (the “Series A Right Shares”) and the Series B Rights issued to REI obligate us to issue to the holders upon request (without the payment of any additional consideration) an aggregate of 30,388,870 shares of common stock (the “Series B Right Shares” and, together with the Series A Rights Shares, the “Rights Shares”). The Series A Rights were immediately exercisable and the Series B Rights are exercisable upon the earlier of (x) December 31, 2023 and (y) the initial date on which our common stock is listed for trading on a national stock exchange, include the NYSE American. All of the Rights expire on July 20, 2028.

Pursuant to the terms of the Rights, the holders will not be able to exercise Rights and receive Right Shares to the extent that after giving effect to such issuance after exercise, the holder would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the applicable Right. Each holder may decrease its applicable ownership limitation at any time and each holder, upon not less than 61 days’ prior notice to us, may increase its applicable beneficial ownership limitation, provided that the applicable beneficial ownership limitation may in no event exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock upon exercise of the applicable Right.

Following the closing of the transactions contemplated by the Exchange Agreement, we entered into certain Settlement Agreements (the “Settlement Agreements”) on July 20, 2023, with REI and certain stockholders of REI signatory thereto pursuant to which REI transferred (i) Series A Rights to acquire an aggregate of 96,989,534 shares of common stock and (ii) Series B Rights to acquire 9,883,357 shares of common stock, to such stockholders, including an entity controlled by Frank E. Celli, a director of our company, each of which was an “accredited investor,” as defined in the Securities Act, in consideration of a release by such stockholders of any and all claims such stockholders may have had against REI or our company.

In July 2023, we entered into exchange agreements with (i) the holders of the remaining outstanding shares of our Series B Preferred Stock, including Ajay Sikka, a director of the Company and the Company’s former chief executive officer, and exchanged such shares for Series A Rights to acquire an aggregate of 22,013,500 shares of common stock, (ii) Ajay Sikka, pursuant to which Mr. Sikka exchanged 5,000,000 shares of common stock and a payment receivable from the Company for unreimbursed advances in the amount of $100,000 for Series A Rights to acquire an aggregate of 7,000,000 shares of common stock, and (iii) the holders of certain 20% OID Senior Secured Promissory Notes, including Glen Miller, our Chairman of the Board and Chief Executive Officer, pursuant to which such noteholders exchanged approximately $1.94 million principal amount of promissory notes, and accrued interest thereon, for Series A Rights to acquire an aggregate of 38,800,764 shares of common stock.

Reincorporation

Our board of directors and the holders of our capital stock representing a majority of the total votes entitled to be cast by our stockholders have approved the reincorporation of our company in the state of Nevada (the “Reincorporation”) through the merger (the “Reincorporation Merger”) of our company with and into Titan Environmental Solutions Inc., a wholly-owned, newly-formed Nevada subsidiary formed by us specifically for this purpose (“Titan Environmental”), in an effort to better position our company to attract capital as we seek to grow our business in the waste management industry. Implementing the Reincorporation, which we expect to do in November 2023, will have, among other things, the following effects:

●	our corporate name will be changed to “Titan Environmental Solutions, Inc.”;

●	each share of our common stock issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted into one share of common stock of Titan Environmental;

●	each issued and outstanding share of our Series C convertible preferred stock, par value $0.0001 per share (our “Series C Preferred Stock”) immediately prior to the effective time of the Reincorporation Merger, which is convertible into 100 shares of our common stock, will be converted into one share of Series A convertible preferred stock of Titan Environmental, which has substantially the same rights and preferences as our Series C Preferred Stock;

●	each outstanding Right to Receive Common Stock issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted into one Right to Receive Common Stock of Titan Environmental, which has substantially the same rights and preferences as our Rights to Acquire Common Stock;

●	our outstanding warrants to purchase our common stock will automatically be assumed by Titan Environmental and will represent a warrant to acquire shares of common stock of Titan Environmental;

●	our authorized capital stock will be increased to 425,000,000 total shares, consisting of 400,000,000 shares of common stock and 25,000,000 shares of “blank check” preferred stock, of which 630,900 shares shall be designated “Series A Convertible Preferred Stock”;

●	the persons presently serving as our executive officers and directors will continue to serve in such respective capacities following the effective time of the Reincorporation Merger; and

●	Our company will be governed by the laws of the State of Nevada and our articles of incorporation and bylaws will be those of Titan Environmental, which were adopted under the laws of the State of Nevada and will be in the forms filed as exhibits to the registration statement of which this prospectus forms a part.

On or about October 12, 2023, we mailed an Information Statement that describes the Reincorporation to our shareholders of record as of October 5, 2023 for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, the Reincorporation will not be effective until 20 calendar days after the mailing of the Information Statement to our shareholders, at which time we may file with the California Secretary of State and the Nevada Secretary of State one or more certificates of merger and incorporation to effectuate the Reincorporation. The Reincorporation will be effective at such time after the expiration of such 20-day period as our board of directors determines to be the appropriate effective time. It is a condition to the consummation of this offering that we will have consummated the Reincorporation Merger.

Stock Split

We will effect a reverse stock split of our common stock at a ratio of one-for-[__] prior to the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering. No fractional shares will be issued in connection with the stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants will be adjusted accordingly. All information presented in this prospectus other than in our consolidated financial statements and the notes thereto assumes a one-for-[___] stock split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth in this prospectus have been adjusted to give effect to such assumed stock split.

Our Corporate Information

We were incorporated in the State of California on September 9, 2009 as Thunderclap Entertainment, Inc. On July 14, 2017, we changed our name to TraQiQ, Inc. and, through a series of acquisitions, engaged in businesses that provided software as a service that enables clients to build and manage a network of contract task workers. Commencing in the fourth quarter of 2022, we discontinued or sold our software businesses and on January 5, 2023, through our Recoup Technologies subsidiary, commenced our waste management services operations with the acquisition of our food waste digester services business. On May 19, 2023, we acquired Titan and commenced our waste collection and transportation services businesses. On October [  ], 2023, we reincorporated in the State of Nevada and changed our corporate name from TraQiQ, Inc. to Titan Environmental Solutions, Inc.

Our principal executive offices are located at 1931 Austin Drive, Troy, Michigan 48083, and our telephone number is (248) 775-7400. Our website address is www.TitanCares.com. Information on our website is not part of this prospectus.

About This Offering

Shares offered by us	[_____] shares.

Common stock issued and outstanding prior to this offering	[_____] shares.

Common stock to be issued and outstanding after this offering	[_____] shares, or [_____] shares assuming that the underwriters exercise their over-allotment option in full, including [______] shares to be issued upon the conversion of $[__] aggregate principal amount of outstanding indebtedness upon the closing of this offering.

Over-allotment option	The underwriter has an option for a period of 45 days to purchase from us up to an additional [_____] shares of common stock, at the public offering price of $[___], less the underwriting discounts and commissions, solely to cover over-allotments, if any.

Use of proceeds	We currently intend to use the net proceeds from this offering for acquisition of strategic business assets relevant to our business and the balance for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” on page 12 a discussion of certain of factors to consider carefully before deciding to purchase any shares of common stock.

Proposed NYSE American Capital Market Symbol	Our common stock currently trades on the OTCQB under the symbol “TRIQ.” In conjunction with this offering, we have applied to list our common stock on the NYSE American under the symbol “TESI.” We anticipate being able to list on the NYSE American upon the completion of this offering; however, we can provide no assurances that we will be approved for such a listing. The listing of our common stock on the NYSE American is a condition to consummating the offering.

The number of shares of our common stock to be outstanding after this offering is based on 34,252,778 shares of common stock outstanding as of June 30, 2023 and gives effect to (i) the exchange of an aggregate of 19,118,233 shares of common stock for Series A Rights and Series B Rights in July 2023 and (ii) the issuance of 300,000 restricted shares of our common stock subsequent to June 30, 2023, and excludes as of such date:

●	206,932,500 shares of our common stock issuable upon the exchange of our outstanding Series A Rights and Series B Rights for no additional consideration;

●	108,734 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $8.31 per share;

●	[_____] shares of our common stock that may be issued upon exercise of the Underwriters’ Warrants at an exercise price of $[__], which represents 5% of the shares of common stock being offered hereby and 110% of an assumed public offering price of $[__], which is the midpoint of the public offering price range reflected on the cover of this prospectus; and

●	32,500,000 shares of our common stock reserved for future issuance under our 2023 Equity Incentive Plan.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock or Warrants.

Selected Financial Information

On May 19, 2023, we completed the acquisition of Titan in a stock-for-stock transaction with a total purchase price of approximately $27.2 million. Our acquisition of Titan was treated as a reverse merger for accounting purposes under U.S. GAAP with Titan as the accounting acquirer and TraQiQ, Inc. as the accounting acquiree. As a result, the consolidated financial statements included in this prospectus are those of Titan with respect to periods prior to the completion of the Titan Merger and include the activity of TraQiQ, Inc. and subsidiaries for periods after May 19, 2023, with retroactive adjustments to Titan’s legal capital to reflect the legal capital structure of TraQiQ, Inc. The operations of our pre-acquisition business, which consisted primarily of the operations of Recoup Environmental, are included in our consolidated operating results only from the date of acquisition of Titan, May 19, 2023.

The following table sets forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The operating data for the years ended December 31, 2022 and 2021 and the balance sheet data as of December 31, 2022 and 2021 have been derived from our audited financial statements which are included elsewhere in this prospectus. The operating data for the six months ended June 30, 2023 and 2022 and the balance sheet data as of June 30, 2023 have been derived from our unaudited condensed financial statements which are included elsewhere in this prospectus. The unaudited condensed financial statements were prepared on the same basis as our audited financial statements. In our opinion, such financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information for those periods.

This financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of the results that may be expected in any future period. All share and per share amounts presented herein have been restated to reflect the 1-for-[__] reverse stock split we effected on [______], 2023 as if it had occurred at the beginning of the earliest period presented.

	For the Six Months Ended		For the Years Ended
	June 30		December 31,
	2023	2022	2022	2021
	(unaudited)

Revenues	$2,961,572	$1,569,853	$4,203,112	$3,315,256
Cost of Revenues	2,741,058	1,650,046	4,207,852	3,317,225
Gross Profit (Loss)	220,514	(80,193)	(4,740)	(1,969)
Operating Expenses
Salaries and salary related costs	618,647	204,374	475,512	395,395
Stock based compensation	5,588,207	-	-	-
Professional fees	924,671	23,447	265,575	30,503
Depreciation and amortization expense	248,540	-	-	-
General and administrative expenses	414,052	124,847	359,175	237,243
Total Operating Expenses	7,794,117	352,668	1,100,262	663,141
Loss from operations	(7,573,603)	(432,861)	(1,105,002)	(665,110)

Other income (expense):
Change in fair value of derivative liability	9,652	-	-	-
Interest expense, net of interest income	(438,832)	(74,610)	(199,453)	(140,812)
Loss from sale of assets	-	-	(168,208)	(262,264)
Employee retention credits	-	-	-	422,845
Gain on forgiveness of paycheck protection program loans	-	-	812,305	-
Other income	103,421	660,837	1,695	57,291
Goodwill Impairment	(15,669,287)	-	-	-
Total other income (expense):	(15,995,046)	586,227	446,339	77,060
Net (Loss) Income	$(23,568,649)	$153,366	$(658,663)	$(588,050)

	As of June 30,	As of December 31,		Pro Forma as Adjusted As of June 30,
	2023	2022	2021	2023
	(unaudited)
Assets
Total Current Assets	$1,783,381	$874,163	$961,632	$1,783,381
Total Non-Current Assets	25,195,730	6,533,804	3,444,800	25,195,730
Total Assets	$26,979,111	$7,407,967	$4,406,432	$26,979,111
Liabilities
Total Current Liabilities	$10,890,819	$1,981,042	$5,397,059	$10,890,819
Total Long-Term Liabilities	3,977,061	2,900,821	1,047,752	3,977,061
Total Liabilities	14,867,880	4,881,863	6,444,811	14,867,880
Total Equity (Deficit)	12,111,231	2,526,104	(2,038,379)	12,111,231
Total Liabilities and Equity:	$26,979,111	$7,407,967	$4,406,432	$26,979,111

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below. You should carefully consider the risks described herein and the other information in this prospectus before you decide to invest in our securities. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. If any of those risks were to occur, it could have a material adverse effect on our business, prospects, financial condition, results of operations and liquidity, and the market price of our securities would likely decline and you could lose all or part of your investment.

Risks Related to Our Finances and Business Plan

Since our recent transition to an environmental solutions company in January 2023, we lack an established operating history on which to evaluate our consolidated business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

While we have conducted business operations since 2017, we commenced the transition to an environmental solutions company in January 2023 and consummated the acquisition of our Titan subsidiary and its various lines of business in May 2023. As a result, we have a limited operating history as a consolidated company upon which you may evaluate our business and prospects. Our business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include:

●	the absence of an operating history in our current line of business and at our current scale;

●	our ability to raise capital to develop our business and fund our operations;

●	expected continual losses for the foreseeable future;

●	our ability to anticipate and adapt to developing markets;

●	acceptance by customers;

●	limited marketing experience;

●	competition from competitors with substantially greater financial resources and assets;

●	the ability to identify, attract and retain qualified personnel;

●	our ability to provide superior customer service; and

●	reliance on key personnel.

Because we are subject to these risks, and the other risks discussed below, you may have a difficult time evaluating our business and your investment in our company.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have incurred significant net losses since inception. Our net loss was approximately $23.6 million for the six months ended June 30, 2023 and approximately $0.7 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023, we had an accumulated deficit of approximately $23.6 million. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, delays, and other unknown events.

We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake the acquisition and integration of additional entities, incur expenses associated with maintaining compliance as a public company, and increase marketing and sales efforts to increase our customer base. These increased expenditures may make it more difficult to achieve and maintain profitability. In addition, our efforts to grow our business may be more expensive than we expect, and we may not be able to generate sufficient revenue to offset increased operating expenses. If we are required to reduce our expenses, our growth strategy could be materially affected. We will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our markets, service offerings and infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition.

If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.

As we take steps to grow our business through additional acquisitions, by entering into new markets or by expanding our service offerings, or as we respond to potential opportunities and/or adverse events, our working capital needs may change. We anticipate that if our cash and cash equivalents are insufficient to satisfy our liquidity requirements, we will require additional funding to sustain our ongoing operations and to continue our expansion strategies. We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all, if needed. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to conduct business operations. If we are unable to obtain additional financing to finance a revised growth plan, we will likely be required to curtail such plans or cease our business operations in one or more markets. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Raising capital in the future could cause dilution to our existing shareholders and may restrict our operations or require us to relinquish rights.

In the future, we may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration or strategic alliance arrangements with third parties, we may have to relinquish valuable rights to our future revenue streams or product candidates on terms that are not favorable to us.

Even if this offering is successful, if we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

We have incurred a net loss in each year since our inception and expect to incur losses in future periods as we continue to acquire additional waste management companies and increase our expenses in order to grow our business. These factors raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain adequate funding or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern. The report of our independent registered public accounting firm for the year ended December 31, 2022 included herein contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations.

If we are unable to raise additional capital when required or on acceptable terms, we may be required to significantly delay, scale back or restrict our operations and our acquisition program or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us. In addition, our ability to achieve profitability or to respond to competitive pressures would be significantly limited.

The amount and timing of our future funding requirements depends on many factors, including

●	the timing and cost of potential future acquisitions;

●	integration of the businesses that we have acquired or may acquire in the future; and

●	the hiring of additional management and other personnel as we continue to grow.

We cannot be certain that additional funding will be available on acceptable terms, or at all. In addition, we have in the past and may in the future be restricted or limited by the terms of the credit facilities governing our indebtedness on our ability to enter into additional indebtedness and any future debt financing based upon covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions.

We have a holding company ownership structure and will depend on distributions from our operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries could limit payments or distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations and make capital expenditures. Provisions of U.S. corporate and tax law, like those requiring that dividends are paid only out of surplus, and provisions of any future indebtedness may limit the ability of our subsidiaries to make payments or other distributions to us. Additionally, in the event of the liquidation, dissolution or winding up of any of our subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to us.

Risks Related to Our Acquisition Strategy

We have made and expect to continue to make acquisitions as a primary component of our growth strategy. We may not be able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or at all, which could disrupt our operations and adversely impact our business and operating results.

A primary component of our growth strategy has been to acquire complementary businesses to grow our company. As a result, our rate of future growth and profitability is largely dependent on our ability to identify and acquire additional solid waste collection, transportation, and disposal businesses. We intend to continue to pursue acquisitions of complementary businesses, technologies and products to expand our operations and customer base and provide access to new markets and increase benefits of scale. This strategy involves risks inherent in assessing the values, strengths, weaknesses, risks, and profitability of acquisition candidates, including adverse short-term effects on our reported operating results, diversion of management’s attention, dependence on retaining, hiring and training key personnel, and risks associated with unanticipated problems or latent liabilities. Acquisitions also involve certain known and unknown risks that could cause our actual growth or operating results to differ from our expectations. For example:

●	we may not be able to identify suitable acquisition candidates or to consummate acquisitions on acceptable terms;

●	we may pursue international acquisitions, which inherently pose more risks than domestic acquisitions;

●	we compete with others to acquire complementary products, technologies and businesses, which may result in decreased availability of, or increased price for, suitable acquisition candidates;

●	we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any or all of our potential acquisitions; and

●	we may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a technology, product or business.

Increased competition for acquisition targets in our industry may affect the availability of acquisition targets, which could adversely affect our growth.

Increased competition for acquisition candidates may result in fewer acquisition opportunities being made available to us as well as less advantageous acquisition terms, which may increase acquisition costs to levels that are beyond our financial capability or that may have an adverse effect on our business and results of operations. Accordingly, no assurance can be given as to the number or timing of our acquisitions or as to the availability of financing necessary to complete an acquisition. We also believe that a significant factor in our ability to consummate acquisitions will be the attractiveness of the our common stock as an investment to potential acquisition candidates. Such attractiveness may, in large part, be dependent upon the market price and capital appreciation prospects of our common stock compared to the equity securities of our competitors. Many of our competitors for acquisitions are larger, more established companies with significantly greater capital resources than us and whose equity securities may be more attractive than our common stock. To the extent our common stock is less attractive to acquisition candidates, our acquisition program may be adversely affected.

Our ability to acquire additional businesses may require issuances of our common stock and/or debt financing that we may be unable to obtain on acceptable terms.

The timing, size and success of our acquisition efforts and the associated capital commitments cannot be readily predicted. We intend to use our common stock, cash, debt and borrowings under our credit facility, if necessary, as consideration for future acquisitions of companies. The issuance of additional common stock in connection with future acquisitions may be dilutive to holders of shares of common stock issued in this offering. In addition, if our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources, including obtaining additional capital through debt financing. However, there can be no assurance that we will be able to obtain financing if and when it is needed or that it will be available on terms that we deem acceptable. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts. As a result, we may be unable to pursue our acquisition strategy successfully, which may prevent us from achieving our growth objectives.

We may be unable to successfully integrate acquisitions, which may adversely impact our operations.

Acquired businesses, technologies or products may not perform as we expect and we may fail to realize anticipated revenue and profits. In addition, our acquisition strategy may divert management’s attention away from our existing business, resulting in the loss of key customers or employees, and expose us to unanticipated problems or legal liabilities, including responsibility as a successor for undisclosed or contingent liabilities of acquired businesses or assets.

If we fail to conduct due diligence on our potential targets effectively, we may, for example, not identify problems at target companies or fail to recognize incompatibilities or other obstacles to successful integration. Our inability to successfully integrate future acquisitions could impede us from realizing all of the benefits of those acquisitions and could severely weaken our business operations. The integration process may disrupt our business and, if new businesses, technologies or products are not integrated or implemented effectively, may preclude the realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses. The difficulties integrating an acquisition include, among other things:

●	issues in integrating the target company’s technologies, products or businesses with ours;

●	incompatibility of marketing and administration methods;

●	maintaining employee morale and retaining key employees;

●	integrating the cultures of our companies;

●	preserving important strategic customer relationships;

●	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

●	coordinating and integrating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or growth opportunities, that we expect. These benefits may not be achieved within the anticipated time frame, or at all.

Acquisitions that we complete may have an adverse impact on our results of operations.

Acquisitions may cause us to:

●	issue common stock that would dilute our current stockholders’ ownership percentage;

●	use a substantial portion of our cash resources;

●	increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

●	assume liabilities for which we do not have indemnification from the former owners; further, indemnification obligations may be subject to dispute or concerns regarding the creditworthiness of the former owners;

●	record goodwill and non-amortizable intangible assets that are subject to impairment testing and potential impairment charges;

●	experience volatility in earnings due to changes in contingent consideration related to acquisition earn-out liability estimates;

●	incur amortization expenses related to certain intangible assets;

●	lose existing or potential contracts as a result of conflict-of-interest issues;

●	become subject to adverse tax consequences or deferred compensation charges;

●	incur large and immediate write-offs; or

●	become subject to litigation.

The occurrence of any or all of the above risks could materially and adversely affect our business, operating results and financial condition.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, warranty, workers’ compensation and other employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

Our resources may not be sufficient to manage our expected growth and the failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. There may be greater strain on our systems as we acquire new businesses, requiring us to devote significant management time and expense to the ongoing integration and alignment of management, systems, controls and marketing. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to design and produce our products and services or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Risks Related to our Business and Industry

We are subject to environmental and safety laws that restrict our operations and increase our costs.

We are subject to extensive federal, state and local laws and regulations relating to environmental protection and occupational safety and health. These include, among other things, laws and regulations governing the use, treatment, storage and disposal of wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances. Our compliance with existing regulatory requirements is costly, and continued changes in these regulations could increase our compliance costs. Government laws and regulations often require us to enhance or replace our equipment. We are required to obtain and maintain permits that are subject to strict regulatory requirements and are difficult and costly to obtain and maintain. We may be unable to implement price increases sufficient to offset the cost of complying with these laws and regulations. In addition, regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums over the amounts that we have accrued. In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use. The permits and approvals are often difficult, time consuming and costly to obtain and could contain conditions that limit our operations.

We may become subject to environmental clean-up costs or litigation that could curtail our business operations and materially decrease our earnings.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, and analogous state laws provide for the remediation of contaminated facilities and impose strict joint and several liability for remediation costs on current and former owners or operators of a facility at which there has been a release or a threatened release of a hazardous substance. This liability is also imposed on persons who arrange for the disposal of and who transport such substances to the facility. Hundreds of substances are defined as hazardous under CERCLA and their presence, even in small amounts, can result in substantial liability. The expense of conducting a cleanup can be significant. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have liability because these substances may be present in waste collected by us. The actual costs for these liabilities could be significantly greater than the amounts that we might be required to accrue on our financial statements from time to time.

In addition to the costs of complying with environmental regulations, we may incur costs to defend against litigation brought by government agencies and private parties. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We may in the future be a defendant in lawsuits brought by governmental agencies and private parties who assert claims alleging environmental damage, personal injury, property damage and/or violations of permits and licenses by us. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could curtail our business operations and may decrease our earnings.

Our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and force us to sell assets, incur debt, or sell equity on unfavorable terms.

Our ability to remain competitive, grow and maintain our operations largely depends on our cash flow from operations and access to capital. Maintaining our existing operations and expanding them through internal growth or acquisitions requires large capital expenditures. As we undertake more acquisitions and further expand our operations, the amount we expend on capital will increase. These increases in expenditures may result in lower levels of working capital or require us to finance working capital deficits. We intend to continue to fund our cash needs through cash flow from operations, equity and debt financings and borrowings under our credit facility, if necessary. However, we may require additional equity or debt financing to fund our growth.

We do not have complete control over our future performance because it is subject to general economic, political, financial, competitive, legislative, regulatory and other factors. It is possible that our business may not generate sufficient cash flow from operations, and we may not otherwise have the capital resources, to allow us to make necessary capital expenditures. If this occurs, we may have to sell assets, restructure our debt or obtain additional equity capital, which could be dilutive to our stockholders. We may not be able to take any of the foregoing actions, and we may not be able to do so on terms favorable to us or our stockholders.

Our business operations are currently concentrated in the State of Michigan and such geographic concentration of our business could adversely affect our business and financial condition.

Our business operations and customers are located in Michigan, and we expect to focus our operations on the Midwestern U.S. for at least the foreseeable future. As of June 30, 2023, approximately 94% of our total annualized revenues were derived from customers located in Michigan. Therefore, our business, financial condition and results of operations are susceptible to downturns in the general economy in the Midwestern U.S., particularly in Michigan, and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. In addition, the costs and time involved in permitting, and the scarcity of, available landfills in the Midwestern U.S. could make it difficult for us to expand vertically in those markets. There can be no assurance that we will complete a sufficient number of acquisitions in other markets to lessen our geographic concentration.

We currently depend on a limited number of customers for our revenue.

During the six months ended June 30, 2023, one customer accounted for approximately 42% of total revenues generated and during the year ended December 31, 2022, three customers accounted for approximately 52%, 12%, and 12%, respectively, of total revenues generated. We have no long-term agreements with any of the customers that accounted for more than 10% of our revenues in any of those periods.

Because we depend on these customers for a significant percentage of our revenue, a loss of one or more of these customers could materially adversely affect our business and financial condition. If these principal customers cease using our services, our business could be materially adversely affected.

Governmental authorities may enact climate change regulations that could increase our costs to operate.

Environmental advocacy groups and regulatory agencies in the United States have been focusing considerable attention on the emissions of greenhouse gases and their potential role in climate change. Congress has considered recent proposed legislation directed at reducing greenhouse gas emissions and President Biden has indicated his support of legislation aimed at reducing greenhouse gases. The U.S. Environmental Protection Agency (the “EPA”) has proposed rules to regulate greenhouse gases, regional initiatives have formed to control greenhouse gases and certain of the states in which we operate are contemplating air pollution control regulations that are more stringent than existing and proposed federal regulations, in particular the regulation of emissions of greenhouse gases. The adoption of laws and regulations to implement controls of greenhouse gases, including the imposition of fees or taxes, could adversely affect our collection operations. Changing environmental regulations could require us to take any number of actions, including the purchase of emission allowances or installation of additional pollution control technology, and could make some operations less profitable, which could adversely affect our results of operations.

Our operations are subject to environmental, health and safety laws and regulations, as well as contractual obligations that may result in significant liabilities.

We risk incurring significant environmental liabilities in connection with our use, treatment, storage, transfer and disposal of waste materials. Under applicable environmental laws and regulations, we could be liable if our operations are found to cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of air, drinking water or soil. Under current law, we could also be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. This risk is of particular concern as we execute our growth strategy, partially though acquisitions, because we may be unsuccessful in identifying and assessing potential liabilities during our due diligence investigations. Further, the counterparties in such transactions may be unable to perform their indemnification obligations owed to us. Additionally, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and, under applicable law, we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

Our business is subject to operational and safety risks, including the risk of personal injury to employees and others.

Providing environmental and waste management services involves risks such as vehicular accidents and equipment defects, malfunctions and failures. Additionally, there are risks associated with waste mass instability and releases of hazardous materials or odors. There may also be risks presented by the potential for subsurface chemical reactions causing elevated landfill temperatures and increased production of leachate, landfill gas and odors. Any of these risks could potentially result in injury or death of employees and others, a need to shut down or reduce operation of facilities, increased operating expense and exposure to liability for pollution and other environmental damage, and property damage or destruction.

While we seek to minimize our exposure to such risks through comprehensive training, compliance and response and recovery programs, as well as vehicle and equipment maintenance programs, if we were to incur substantial liabilities in excess of any applicable insurance, our business, results of operations and financial condition could be adversely affected. Any such incidents could also adversely impact our reputation and reduce the value of our brand. Additionally, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of our industry, with a corresponding increase in operating expense.

Increases in the costs of fuel may reduce our operating margins.

The price and supply of fuel needed to run our collection vehicles is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (OPEC) and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Any significant price escalations or reductions in the supply could increase our operating expenses or interrupt or curtail our operations. Failure to offset all or a portion of any increased fuel costs through increased fees or charges would reduce our operating margins.

Increases in the costs of disposal may reduce our operating margins.

Historically, we have disposed of all of the waste that we collected in landfills operated by third parties under informal arrangements or without long-term contracts. If these third parties increase their disposal fees and we are unable to pass along the increase to our customers, our operating margins would be adversely impacted. In addition, if these third parties discontinue their arrangements with us and we are unable to locate alternative disposal sites, our business and results of operations would be materially adversely affected.

Increases in the costs of labor may reduce our operating margins.

We compete with other businesses in our markets for qualified employees. A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees or to hire more expensive temporary employees. Labor is our second largest operating cost, and even relatively small increases in labor costs per employee could materially affect our cost structure. Failure to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas may reduce our operating margins.

Increases in costs of insurance may reduce our operating margins.

One of our largest operating costs is maintaining insurance coverage, including general liability, automobile physical damage and liability, property, employment practices, pollution, directors and officers, fiduciary, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in our primary general liability, automobile liability and employer’s liability policies. Changes in our operating experience, such as an increase in accidents or lawsuits or a catastrophic loss, could cause our insurance costs to increase significantly or could cause us to be unable to obtain certain insurance. Increases in insurance costs would reduce our operating margins. Changes in our industry and perceived risks in our business could have a similar effect.

We may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations, which could result in uninsured losses that would adversely affect our financial condition.

Integrated non-hazardous waste companies are exposed to a variety of risks that are typically covered by insurance arrangements. However, we may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations for a variety of reasons. Increases in insurance costs and changes in the insurance markets may, given our resources, limit the coverage that we are able to maintain or prevent us from insuring against certain risks. Large or unexpected losses may exceed our policy limits, adversely affecting our results of operations, and may result in the termination or limitation of coverage, exposing us to uninsured losses, thereby adversely affecting our financial condition.

Our failure to remain competitive with our numerous competitors, many of whom have greater resources than we do, could adversely affect our ability to retain existing customers and obtain future business.

Because our industry is highly competitive, we compete with large companies and municipalities, many of whom have greater financial and operational resources than we do. The non-hazardous solid waste collection and disposal industry includes large national, publicly-traded waste management companies; regional, publicly-held and privately-owned companies; and numerous small, local, privately-owned companies. Additionally, many counties and municipalities operate their own waste collection and disposal facilities and have competitive advantages not available to private enterprises. If we are unable to successfully compete against our competitors, our ability to retain existing customers and obtain future business could be adversely affected.

We may lose contracts through competitive bidding, early termination or governmental action, or we may have to substantially lower prices in order to retain certain contracts, any of which would cause our revenue and our operating margins to decline.

We are parties to contracts with municipalities and other associations and agencies. Many of these contracts are or will be subject to competitive bidding. We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term. If we were not able to replace revenue from contracts lost through competitive bidding or early termination or from lowering prices or from the renegotiation of existing contracts with other revenue within a reasonable time period, our revenue could decline.

Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.

We do not have any union representation in our operations. Groups of employees may seek union representation in the future, and the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of these work stoppages, our operating expenses could increase significantly.

Poor decisions by our regional and local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.

We manage our operations on a decentralized basis. Therefore, regional and local managers have the authority to make many decisions concerning their operations without obtaining prior approval from our executive officers. Poor decisions by regional or local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.

We are vulnerable to factors affecting our local markets, which could adversely affect our stock price relative to our competitors.

Because the non-hazardous waste business is local in nature, our business in one or more regions or local markets may be adversely affected by events and economic conditions relating to those regions or markets even if the other regions of the country are not affected. As a result, our financial performance may not compare favorably to our competitors with operations in other regions, and our stock price could be adversely affected by our inability to compete effectively with our competitors.

Seasonal fluctuations will cause our business and results of operations to vary among quarters, which could adversely affect our stock price.

Based on historic trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenue typically lowest in the first quarter, higher in the second and third quarters, and again lower in the fourth quarter. Our operating revenues tend to be somewhat higher in the summer months, primarily due to the higher construction and demolition waste volumes. This seasonality also generally reflects the lower volume of waste during the winter months. Adverse weather conditions negatively affect waste collection productivity, resulting in higher labor and operational costs. The general increase in precipitation during the winter months increases the weight of collected waste, resulting in higher disposal costs, as costs are often calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months. As a result, our operating results may be negatively affected by these variations. Additionally, severe weather during any time of the year can negatively affect the costs of collection and disposal and may cause temporary suspensions of our collection services. Long periods of inclement weather may interfere with collection operations and reduce the volume of waste generated by our customers. Any of these conditions can adversely affect our business and results of operations, which could negatively affect our stock price.

We are dependent on our management team and development and operations personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our chief executive officer, Mr. Glen Miller. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also substantially dependent on the continued service of our existing development and operations personnel because of the complexity of our service and technologies. While we have employment agreements with Messrs. Miller and Rizzo, we do not maintain a key person life insurance policy on either of such officers. The loss of one or more of our key employees or groups could seriously harm our business.

We have identified certain material weaknesses in our internal controls, which could cause stockholders and prospective investors to lose confidence in the reliability of our financing reporting.

Based upon the evaluation of the disclosure controls and procedures at the end of the period covered by this report, our chief executive officer and our chief financial officer concluded that our disclosure controls and procedures were not effective as a result of continuing weaknesses in our internal control over financial reporting principally due to the following: (i) we have not established adequate financial reporting processes or monitoring activities to ensure adequate financial reporting and to mitigate the risk of management override, specifically because there are few employees and only two officers with management functions and therefore there is lack of segregation of duties; (ii) an outside consultant assists in the preparation of the annual and quarterly financial statements and partners with us to ensure compliance with U.S. GAAP and SEC disclosure requirements; and (iii) we did not maintain a sufficient complement of qualified accounting personnel and controls associated with segregation of duties over complex transactions.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our company’s financial reporting that could harm the trading price of our shares, if a trading market does develop.

We need additional capital to develop our business.

The development of our services will require the commitment of substantial resources to implement our business plan. In addition, substantial expenditures will be required to enable us to complete projects in the future. We currently have no additional borrowing capacity under our existing credit agreement, and it is likely we will need to seek additional financing through subsequent future private or public offerings of our equity securities or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

Risks Related to Ownership of our Common Stock

You may experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and because of our preferred stock and outstanding rights to acquire common stock and warrants.

Upon effecting the Reincorporation, our authorized capital stock will increase to 425,000,000 shares, of which 400,000,000 shares will be common stock and 25,000,000 shares will be preferred stock, of which 630,900 shares will be designated Series A Convertible Preferred Stock and 24,369,100 shares will be “blank check” preferred stock.

In the future, we expect to issue our authorized but previously unissued equity securities in connection with future financing, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are trading.

Under any of the circumstances described above, future issuances or conversions may depress the market price of our common stock, and may impair our ability to raise additional capital in the financial markets at a time and price favorable to us. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on our stock price that may be caused by a large number of sales of our shares into the public market by our preferred holders, and because our other existing stockholders may, in response, decide to sell additional shares of our common stock, further decreasing our stock price.

The market price of our common stock is likely to be volatile and could subject us to litigation.

The market price of our common stock has been and is likely to continue to be subject to wide fluctuations. Factors affecting the market price of our common stock include:

●	variations in our operating results, earnings per share, cash flows from operating activities, deferred revenue, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

●	overall conditions in our industry and market;

●	issuances of new stock which dilutes earnings per share;

●	addition or loss of significant customers;

●	changes in laws or regulations applicable to our products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	forward looking guidance to industry and financial analysts related to future revenue and earnings per share;

●	the net increases in the number of customers and paying subscriptions, either independently or as compared with published expectations of industry, financial or other analysts that cover our company;

●	changes in the estimates of our operating results or changes in recommendations by securities analysts that elect to follow our common stock;

●	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

●	announcement or expectation of additional financing efforts;

●	announcements by us or by our competitors of mergers or other strategic acquisitions, or rumors of such transactions involving us or our competitors;

●	announcements of customer additions and customer cancellations or delays in customer contracts;

●	recruitment or departure of key personnel;

●	trading activity by a limited number of stockholders who together beneficially own a significant percentage of our outstanding common stock; and

●	general economic and market conditions.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent you from being able to sell your shares at or above the price you paid for your shares of our common stock, if at all. In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

There is currently only a limited public market for our common stock. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell any shares of our common stock that you hold.

There is currently only a limited public market for our common stock and the public offering price of the common stock offered hereby may bear no relationship to the price at which our common stock will trade after this offering. An active public market for our common stock may not develop or be sustained. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares without depressing the market price for our common stock or recover any part of your investment in us. Even if an active market for our common stock does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. Further, quotes for shares of our common stock on the OTCQB may not be indicative of the market price on a national securities exchange, such as the NYSE American.

There can be no assurances that our common stock will be listed on the NYSE American and, if it is, our common stock may be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NYSE American.

We have applied to list the shares of our common stock on the NYSE American; however, no assurance can be given that out application will be approved. An approval of our listing application by the NYSE American will be subject to, among other things, our fulfilling all of the listing requirements of the NYSE American, which include, among other things, a bid price of $4.00, $4 million in stockholders’ equity and $15 million market value of publicly held shares. We currently do not meet the objective listing criteria for listing on that exchange and there can be no assurance as to when we will qualify for such exchange or that we will ever qualify for such exchange. In addition, the NYSE American has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from the NYSE American, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the NYSE American and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

There may be restrictions on your ability to resell shares of common stock under Rule 144.

Currently, Rule 144 under the Securities Act permits the public resale of securities under certain conditions after a six or twelve month holding period by the seller, including requirements with respect to the manner of sale, sales volume restrictions, filing requirements and a requirement that certain information about the issuer is publicly available. At the time that stockholders intend to resell their shares under Rule 144, there can be no assurances that we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or, if so, current in our reporting requirements under the Exchange Act, in order for stockholders to be eligible to rely on Rule 144 at such time. In addition to the foregoing requirements of Rule 144 under the Federal securities laws, the various state securities laws may impose further restrictions on the ability of a holder to sell or transfer the shares of common stock.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of an issuer’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of the issuer and who has satisfied a one-year holding period. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

Possible adverse effect of issuance of preferred stock.

Upon the effectiveness of the Reincorporation, our articles of incorporation will authorize the issuance of 25,000,000 shares of preferred stock, of which 24,369,100 shares will be available for issuance, with designations, rights and preferences as determined from time to time by our board of directors. As a result of the foregoing, our board can issue, without further shareholder approval, preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could, under certain circumstances, discourage, delay or prevent a change in control of our company.

We do not expect to pay dividends on our common stock and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends on our common stock in the foreseeable future. Consequently, investors will only realize an economic gain on their investment in our common stock if the price appreciates. Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends on our common stock, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on investment even if we are successful in our business operations. Because we do not pay dividends on our common stock, we may have trouble raising additional funds, which could affect our ability to expand our business operations.

We may need to raise additional capital in the future. Additional capital may not be available to us on reasonable terms, if at all, when or as we require. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution and could trigger anti-dilution provisions in outstanding warrants.

We may need to raise additional capital in the future for acquisitions or other purposes. Future financings may involve the issuance of debt, equity and/or securities convertible into or exercisable or exchangeable for our equity securities. These financings may not be available to us on reasonable terms or at all when and as we require funding. If we are able to consummate such financings, the trading price of our common stock could be adversely affected and/or the terms of such financings may adversely affect the interests of our existing stockholders. Any failure to obtain additional working capital when required would have a material adverse effect on our business and financial condition and may result in a decline in our stock price. Any issuances of our common stock, preferred stock, or securities such as warrants or notes that are convertible into, exercisable or exchangeable for, our capital stock, would have a dilutive effect on the voting and economic interest of our existing stockholders.

Our officers and directors are entitled to indemnification from us for liabilities under our articles of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.

Upon effectiveness of the Reincorporation, our articles of incorporation will provide that we possess and may exercise all powers of indemnification of our officers, directors, employees, agents and other persons and our bylaws also require us to indemnify our officers and directors as permitted under the provisions of the Nevada Revised Statutes (“NRS”). We will also have contractual indemnification obligations under our agreements with our directors and officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and stockholders.

Our bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, which could have the result of depressing the trading price of our common stock.

Upon effectiveness of the Reincorporation, certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our original articles of incorporation and have not amended our articles of incorporation to so elect.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws provide that these statutes do not apply to us or any acquisition of our common stock. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Various provisions of our bylaws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the bylaws that are not in line with your concerns.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Risks Relating to this Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $[__] per share, based on the assumed public offering price of $[__] per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $[__] per share, our existing stockholders will own approximately [__]% of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $[__] per share there will be [___] shares of our common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. In addition, our articles of incorporation permit the issuance of up to approximately [__] additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Alexander Capital, the underwriter, during the period ending 180 days from the date of this offering, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our officers, directors and certain stockholders pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the managing underwriter, up to [_______] of the shares that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

Risks Relating to our Reverse Stock Split

Prior to the consummation of this offering, we will effect a reverse stock split of our outstanding common stock; however, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the NYSE American.

Prior to the consummation of this offering, we will effect a reverse stock split of our common stock to reduce the number of outstanding shares of our common stock and increase the price per share of our outstanding common stock to an amount that will comply with the NYSE American’s original listing requirements. Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of the NYSE American, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of an issuer’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NYSE American’s minimum bid price requirement. In addition to specific listing and maintenance standards, NYSE American has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of the NYSE American.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on the NYSE American. Our failure to meet these requirements may result in our common stock being delisted from the NYSE American, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split has increased the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

●	our ability to successfully pursue strategic acquisitions and integrate acquired businesses;

●	our ability to hire additional personnel and to manage the growth of our business;

●	our ability to continue as a going concern;

●	environmental and other regulations, including developments related to emerging contaminants, gas emissions, renewable energy and environmental, social and governance (“ESG”) performance and disclosure;

●	significant environmental, safety or other incidents resulting in liabilities or brand damage;

●	failure to obtain and maintain necessary permits due to land scarcity, public opposition or otherwise;

●	diminishing landfill capacity, resulting in increased costs and the need for disposal alternatives;

●	failure to attract, hire and retain key team members and a high quality workforce;

●	increases in labor costs due to union organizing activities or changes in wage and labor related regulations;

●	disruption and costs resulting from extreme weather and destructive climate events;

●	public health risk, increased costs and disruption due to a future resurgence of pandemic conditions and restrictions;

●	macroeconomic conditions, geopolitical conflict and market disruption resulting in labor, supply chain and transportation constraints, inflationary cost pressures and fluctuations in commodity prices, fuel and other energy costs;

●	increased competition;

●	pricing actions;

●	impacts from international trade restrictions;

●	competitive disposal alternatives, diversion of waste from landfills and declining waste volumes;

●	weakness in general economic conditions and capital markets, including potential for an economic recession; instability of financial institutions;

●	adoption of new tax legislation;

●	shortages of fuel and/or other energy resources;

●	failure to develop and protect new technology;

●	failure of technology to perform as expected;

●	the risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions;

●	claims, demands and lawsuits to which we are, and may in the future, be subject and the risk that our insurance or indemnities coverage may not be sufficient;

●	our ability to operate, update or implement our IT systems;

●	our ability to implement additional finance and accounting systems, procedures and controls in order to satisfy public company reporting requirements;

●	our potential ability to obtain additional financing when and if needed;

●	the potential liquidity and trading of our securities; and

●	the future trading prices of our common stock and the impact of securities analysts’ reports on these prices.

You should read this prospectus, including the section titled “Risk Factors,” and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $[          ] million from the sale of the [           ] shares of common stock offered in this offering, or approximately $[          ] million if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price of $[          ] per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $[          ] per share would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[          ] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 100,000 in the number of shares of common stock we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[          ], assuming the public offering price stays the same.

We intend to use the net proceeds from the sale of the securities offered hereby for acquisition of strategic business assets relevant to our business and for working capital and general corporate purposes. We currently do not have any definitive agreement for the acquisition of any specific assets, business or company, and there can be no assurance that we will be able to enter into and consummate any such agreement on favorable terms, if at all. Due to the uncertainties inherent in our operations and business, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for any specific purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including our ability to identify and reach an agreement to purchase a business or assets on acceptable terms, our sales and marketing efforts, demand for our products and services, our operating costs and the other factors described under “Risk factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Until we use the net proceeds of this offering in our business, such funds will be managed through a treasury management program under the supervision of our Chief Financial Officer and invested in short-term, interest-bearing investments, which may include interest-bearing bank accounts, money market funds, certificates of deposit and U.S. government securities.

DIVIDEND POLICY

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, the requirements of current or then-existing debt instruments and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the exchange of an aggregate of 19,118,233 shares of common stock for Series A Rights and Series B Rights in July 2023, (ii) the issuance of 300,000 restricted shares of our common stock subsequent to June 30, 2023, and (iii) the consummation in [_____] 2023 of the Reincorporation, which increased our authorized capital stock, as if such conversions and exchanges and the Reincorporation had occurred on June 30, 2023; and

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of [ ] shares of common stock in this offering at an assumed public offering price of $[ ] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our shares and other terms of this offering determined at pricing. You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and other financial information contained in this prospectus, including the financial statements and related notes appearing elsewhere in this prospectus.

				Pro Forma As
	Actual		Pro Forma	Adjusted
Cash and cash equivalents		$236,815	$-	$-
Long-term debt, net, including current portions:		9,910,131	-	-

Total Liabilities		$9,910,131	$-	$-

Stockholders’ equity:
Preferred stock, par value, $0.0001, Series B Convertible Preferred, 1,470,135 shares issued and outstanding		147	-	-
Preferred stock, par value, $0.0001, Series C Convertible Preferred, 701,000 shares issued and outstanding		70		-
Common stock, par value, $0.0001, 300,000,000 shares authorized, 34,252,778 issued and outstanding		3,425	-	-
Additional paid-in capital		35,676,238	-	-
Accumulated deficit		(23,568,649)	-	-
Total Stockholders’ equity		111,231	-	-
Total capitalization	$	,021,36222	$-	$-

A $1.00 increase or decrease in the assumed public offering price of $[___] per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $[____], assuming the number of shares offered by us, as stated on the cover page of this prospectus, remains unchanged and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 in the number of shares of common stock we are offering would increase or decrease, as applicable, each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $[___], assuming the assumed public offering price of $[___] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The preceding table is based on 34,252,778 shares of common stock outstanding as of June 30, 2023 and gives effect to (i) the exchange of an aggregate of 19,118,233 shares of common stock for Series A Rights and Series B Rights in July 2023 and (ii) the issuance of 300,000 restricted shares of our common stock subsequent to June 30, 2023, and excludes as of such date:

●	206,932,500 shares of our common stock issuable upon the exchange of our outstanding Series A Rights and Series B Rights for no additional consideration;

●	108,734 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $8.31 per share;

●	32,500,000 shares of our common stock issuable upon the exercise of stock options to be granted on the date of this prospectus under our 2023 Equity Incentive Plan with an exercise price equal to the price per share at which the common stock is sold in this offering;

●	[______] shares of our common stock that may be issued upon exercise of the Representative’s Warrants at an exercise price of $[_____], which represents 5% of the shares of common stock being offered hereby and [___]% of an assumed public offering price of $[____], which is the midpoint of the public offering price range reflected on the cover of this prospectus; and

●	32,500,000 shares of our common stock reserved for future issuance under our 2023 Equity Incentive Plan.

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) is the amount of our total assets less our liabilities. Our historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of June 30, 2023. Our historical net tangible book value (deficit) as of June 30, 2023, was ($5,731,768), or ($0.17) per share of common stock.

Our pro forma net tangible book value (deficit) is our historical net tangible book value (deficit) after giving effect to the exchange of outstanding indebtedness in the principal amount of $[_____] and an aggregate of [____] shares of common stock and [____] shares of Series B Preferred Stock for our Series A Rights or our Series B Rights, subsequent to June 30, 2023. Our pro forma net tangible book value (deficit) as of June 30, 2023, was ($[        ]) or ($[        ]) per share of common stock.

Pro forma as adjusted net tangible book value is our pro forma net tangible book value (deficit), after giving further effect to the sale of [_____] shares of common stock in this offering at an assumed public offering price of $[____] per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but assuming no exercise of the warrants granted to the Representative of the underwriters.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$
Historical net tangible book value (deficit) per share as of June 30, 2022	$(0.17)
Increase in pro forma net tangible book value attributable to conversion of certain of our indebtedness
Pro forma net tangible book value (deficit) per share as of June 30, 2022, before giving effect to this offering
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma net tangible book value per share to new investors participating in this offering		$

A $1.00 increase or decrease in the assumed public offering price of $[___] per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $[___] per share and decrease or increase, as appropriate, the dilution in pro forma net tangible book value (deficit) per share to investors participating in this offering by approximately $[___] per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, a 100,000 share increase or decrease in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as appropriate, the pro forma as adjusted net tangible book value (deficit) after this offering by approximately $[__] and increase or decrease, as appropriate, the dilution in pro forma net tangible book value (deficit) per share to investors participating in this offering by approximately $[____], assuming the assumed public offering price of $[___] per Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value will increase to $[___] per share, representing an increase in pro forma net tangible book value to existing stockholders of $[___] per share and a dilution of $[___] per share to new investors participating in this offering.

The following table sets forth, on the pro forma as adjusted basis described above as of June 30, 2023, the differences between our existing stockholders and the purchasers of shares of common stock in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the weighted average price paid per share paid to us, based on an assumed public offering price of $[___] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Weighted Average Price
	Number	Percent		Amount	Percent		per Share
Existing stockholders			%	$		%	$
New investors				$			$
Total		100.0%		$	100.0%		$

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the number of shares held by existing stockholders will be reduced to [___]% of the total number of shares of common stock that will be outstanding upon completion of this offering, and the number of shares of common stock held by new investors participating in this offering will be further increased to [___]% of the total number of shares of common stock that will be outstanding upon completion of the offering.

To the extent that any outstanding options or warrants are exercised, new options are issued under our 2023 Equity Incentive Plan or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options and warrants as of June 30, 2023 were exercised, then our existing stockholders, including holders of such options and warrants, would own [__]% and our new investors would own [___]% of the total number of shares of our common stock outstanding upon the completion of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of such options and warrants, would be approximately $[__] million, or [__]%, the total consideration paid by our new investors would be $[___] million, or [___]% of the total consideration for our common stock outstanding upon the completion of this offering, and the weighted average price per share paid by our existing stockholders would be $[___] and the average price per share paid by our new investors would be $[___].

A $1.00 increase or decrease in the assumed public offering price of $[__] per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as appropriate, the total consideration paid by new investors by $[__] million, assuming the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Similarly, each increase or decrease of 100,000 shares offered by us would increase or decrease, as appropriate, the total consideration paid by new investors by $[___], assuming that the assumed initial price to the public remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options are issued under our equity incentive plan or we issue additional shares of common stock or equity-linked securities in the future, there will be further dilution to investors purchasing in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 34,252,778 shares of common stock outstanding as of June 30, 2023 and gives effect to (i) the exchange of an aggregate of 19,118,233 shares of common stock for Series A Rights and Series B Rights in July 2023 and (ii) the issuance of 300,000 restricted shares of our common stock subsequent to June 30, 2023, and excludes as of such date:

●	206,932,500 shares of our common stock issuable upon the exchange of our outstanding Series A Rights and Series B Rights for no additional consideration;

●	108,734 shares of our common stock issuable upon the exercise of warrants with a weighted average exercise price of $8.31 per share;

●	[______] shares of our common stock that may be issued upon exercise of the Representative’s Warrants at an exercise price of $[_____], which represents 5% of the shares of common stock being offered hereby and [___]% of an assumed public offering price of $[____], which is the midpoint of the public offering price range reflected on the cover of this prospectus;

●	32,500,000 shares of our common stock reserved for future issuance under our 2023 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements and Industry and Market Data” in this prospectus.

The discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” except where the context otherwise requires, the term “we,” “us,” “our,” or “the Company,” refers to the business of TraQIQ Inc.

The following presentation of management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements, the accompanying notes thereto and other financial information appearing elsewhere in this prospectus. This section and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.”

Overview of Our Company

We operate two distinct lines of business. Titan Trucking, LLC is a non-hazardous solid waste management company providing waste and recycling collection and transportation services for industrial generators, commercial contractors and transfer station operators in Michigan. Titan maintains a fleet of roll off and tractor trailer trucks to perform its services. Titan operates in a highly recession resistant industry given the ongoing generation of waste and recyclable materials. Titan’s goal is to provide our customers with safe and efficient options for the disposal and recycling of their waste streams. Titan has begun to create the infrastructure needed to expand its operations organically and through strategic acquisitions and market development opportunities across the Midwest, Northeast and Southeast regions of the United States. Recoup Technologies, Inc. provides technology enabled solutions for food waste processing including onsite digesters for food waste along with cloud-based software tracking and analytics solutions.

Reverse Acquisition with Titan Trucking, LLC

On May 19, 2023, we and our wholly-owned subsidiary, Titan Merger Sub Corp. (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of the Closing Date (the “Merger Agreement”), with Titan Trucking, LLC, a Michigan limited liability company (“Titan”), Titan 5, LLC, a Michigan limited liability company (“Titan 5”), Titan National Holdings 2, LLC, a Michigan limited liability company (“Holdings”), Jeffrey Rizzo, an individual (“JR”), William McCauley, an individual (“WM”, and, together with Holdings, Titan 5 and JR, the “Sellers”), and Jeffrey Rizzo, as the Seller Representative, pursuant to which, Merger Sub was merged with and into Titan, with Titan continuing as the surviving entity and as a wholly-owned subsidiary of our company (the “Titan Merger”).

For U.S. federal income tax purposes, the Titan Merger qualified as a tax-free “reorganization.” Under the Terms of the Titan Merger Agreement, we agreed to pay the Titan owners 630,900 shares of our Series C Preferred Stock. Concurrent to the Titan Merger, our chief executive officer and one of our directors resigned from their respective positions and a new chief executive officer, chief operating officer and chief financial officer were appointed. Additionally, the new chief executive officer and chief operating officer were both appointed as directors of our company. We additionally agreed to issue stock compensation in the form of 70,100 shares of our Series C Preferred Stock to the new chief executive officer, which these shares have been subsequently cancelled.

In accordance with ASC 805 - Business Combinations, the Titan Merger was accounted for as a reverse acquisition with Titan being deemed the accounting acquirer of our company. Titan, as the accounting acquirer, recorded the assets and liabilities of our company at their fair values as of the acquisition date. Titan’s historical consolidated financial statements have replaced our historical consolidated financial statements with respect to periods prior to the completion of the Titan Merger with retroactive adjustments to Titan’s legal capital to reflect the legal capital of our company. We remain the continuing registrant and reporting company.

Titan was deemed to be the accounting acquirer based on the following facts and circumstances: (1) the Titan owners owned approximately 65% of the voting interests of the combined company immediately following the transaction; (2) the Titan Merger resulted in significant changes to the combined company’s Board of Directors; (3) the Titan Merger resulted in significant changes to the management of the combined company.

We accounted for the Titan Merger as a reverse acquisition using acquisition accounting. Because the Titan Merger qualifies as a reverse acquisition and given that Titan was a private company at the time of the Titan Merger and therefore its value was not readily determinable, the fair value of the merger consideration was deemed to be equal to quoted market capitalization of our company at the acquisition date. The purchase consideration is as follows:

TraQiQ, Inc. market capitalization at closing	$27,162,222
Total purchase consideration	$27,162,222

We recorded all tangible and intangible assets and liabilities at their preliminary estimated fair values on the acquisition date. The following represents the allocation of the estimated purchase consideration:

Preliminary
Estimated
Description	Fair Value

Assets:
Cash	$69,104
Accounts receivable, net	369,338
Prepaid expenses and other current assets	17,893
Inventory	416,046
Fixed assets, net	1,134
Intangible assets, net	10,681,477
Goodwill	22,319,908
$33,874,900

Liabilities:
Accounts payable and accrued expenses	$(1,009,993)
Customer deposits	(311,544)
Accrued payroll and related taxes	(21,077)
Derivative liability	(219,171)
Convertible notes payable	(1,466,382)
Convertible notes payable - related parties	(102,851)
Notes payable	(3,579,160)
Notes payable - related parties	(2,500)
$(6,712,678)

Net fair value of assets (liabilities)	$27,162,222

Results of Operations and Financial Condition for the Six Months Ended June 30, 2023 as Compared to the Six Months Ended June 30, 2022

Revenue

	Six Months Ended
	June 30,
	2023	2022
Product sales	$184,175	$-
Waste collection and disposal	2,777,397	1,569,853
Total revenue	$2,961,572	$1,569,853

For the six months ended June 30, 2023 compared to June 30, 2022, our revenues increased by $1,391,719, from $1,569,853 to $2,961,572. The increase was the result of the Titan Merger on May 19, 2023, and the resulting increased revenue caused by the combined operations of our company and Titan. Additionally, we have continued to expand the Titan sales operations.

Cost of Revenue

For the six months ended June 30, 2023 compared to June 30, 2022, our cost of revenue increased by $1,091,012 or 66%, from $1,650,046 to $2,741,058. The increase was due to the increased revenue-generating activities from our increased sales activities, and from the combined operations of our company and Titan resulting from the Titan Merger.

Operating Expenses

For the six months ended June 30, 2023 compared to June 30, 2022, our salary and salary related costs increased by $414,273, or 203%, from $204,374 to $618,647. The increase was due to the increased personnel costs associated with the Titan Merger combination of the operations of our company and Titan and increases to the operational activity of Titan.

For the six months ended June 30, 2023 compared to June 30, 2022, our stock based compensation increased by $5,588,207, or 100%, from $0 to $5,588,207. The increase can be attributed primarily to the vesting of restricted stock awards and to Series C Preferred Stock that was awarded to the chief executive officer on May 19, 2023 and which vested immediately. On September 28, 2023, the Company and the chief executive officer signed a cancellation agreement and the Series C Preferred Stock shares were rescinded and cancelled.

For the six months ended June 30, 2023 compared to June 30, 2022, our professional fees increased by $901,224, or 3,844%, from $23,447 to $924,671. The increase was attributed primarily to consulting, accounting, and legal fees incurred during 2023 related to the Titan Merger and our other acquisition activities.

For the six months ended June 30, 2023 compared to June 30, 2022, our depreciation and amortization expense increased by $248,540 from $0 in June 2022 to $248,540. The increase in depreciation and amortization expense was the result of Titan’s investment in new fixed asset equipment and the intangible assets recognized from the Titan Merger.

For the six months ended June 30, 2023 compared to June 30, 2022, our general and administrative expenses increased by $289,205, or 232%, from $124,847 to $414,051. The increase was primarily due to our increased operational and sales activities, the addition of a new lease, and the Titan Merger.

Interest Expense, net of Interest Income

For the six months ended June 30, 2023 compared to June 30, 2022, our interest expense, net of interest income increased by $364,222, or 488%, from $74,610 to $438,832. The increase was due mainly to a large increase in debt instruments accruing interest on our balance sheet as a result of the Titan Merger. We also issued and sold new debt instruments following the Titan Merger, which increased our interest expense.

Net Loss

For the six months ended June 30, 2023 compared to June 30, 2022, our net loss increased by $23,722,015 or 15,468% from a net income of $153,366 to a net loss of $23,568,649. The change in net loss was primarily a result of the impairment of goodwill of $15,669,287, the increase in stock-based compensation, the increase in professional fees, and the other effects of the May 19, 2023 Titan Merger.

Results of Operations and Financial Condition for the Year ended December 31, 2022 as Compared to the Year ended December 31, 2021

Revenue

	Year ended December 31,
	2022	2021	Change
Revenue	$4,203,112	$3,315,256	$887,856

For the year ended December 31, 2022 compared to the year ended December 31 2021, our revenue increased by $887,856 or 27%. This increase was primarily due to the increases in our sales efforts to provide substantial organic growth. The addition of three waste collection trucks to service increased customer demand facilitated the growth. We also acquired vehicle containers and customer lists via asset acquisitions from smaller competitors in our market during 2022, adding to the top line growth.

Cost of revenues

	Year ended December 31,
	2022	2021	Change
Cost of revenues	$4,207,852	$3,317,225	$890,627

For the year ended December 31, 2022 compared to the year ended December 31 2021, our cost of revenues increased by $890,627 or 27%. This increase was primarily due to the increases in our sales operations and the resulting increase in revenue. Cost of revenues were negatively affected based on our limited scale in the marketplace during the period. During our initial operating years, lack of economies of scale affected our operating results. In addition, in order to facilitate organic growth to provide additional scale, we implemented a competitive pricing model to acquire new business. The associated growth often had lower margin but is critical in establishing our brand by having greater market presence. Our expectation was that we would realize margin improvement with the additional market share specifically in our Roll Off line of business.

Operating expenses

	Year ended December 31,
	2022	2021	Change
Salaries and salary related costs	$475,512	$395,395	$80,117
Professional fees	265,575	30,503	235,072
General and administrative expenses	359,175	237,243	121,932
Total operating expenses	$1,100,262	$663,141	$437,121

For the year ended December 31, 2022 compared to the year ended December 31 2021, our salaries and salary related costs increased by $80,117 or 20%. This increase was primarily due to hiring of additional drivers and maintenance staff to keep up with growing customer demand. In addition, we added administrative employees and overhead to prepare for our future growth and to build our financial reporting infrastructure.

For the year ended December 31, 2022 compared to the year ended December 31 2021, our professional fees increased by $235,072 or 771%. This increase was primarily due to the consulting, accounting, and legal fees associated with our acquisition activities. During the period we also added a strategic business consultant focused on targeting organic growth as well as new acquisition targets.

For the year ended December 31, 2022 compared to the year ended December 31 2021, our general and administrative expenses increased by $121,932 or 51%. This increase was primarily due to the increases in our administrative overhead including but not limited to additional expense in information and technology related expense. We also realized greater depreciation expense due to our increased asset base as well as bad debt as a result of our growing customer base.

Interest expense, net of interest income

	Year ended December 31,
	2022	2021	Change
Interest expense, net of interest income	$199,453	$140,812	$58,641

For the year ended December 31, 2022 compared to the year ended December 31 2021, our interest expense, net of interest income increased by $58,641 or 42%. This increase was primarily due to the debt financing issued by the Company to finance its acquisition of property and equipment.

Net loss

	Year ended December 31,
	2022	2021	Change
Net loss	$(658,663)	$(588,050)	$(70,613)

For the year ended December 31, 2022 compared to the year ended December 31 2021, our net loss increased by $70,613 or 12%. The increase was primarily due to increases in professional fees, salaries and salary related costs, general and administrative expenses, and a one-time gain from Employee Retention Credits in the year ended December 31, 2021. The increase in net loss was primarily offset by a gain on forgiveness of paycheck protection program loans during the year ended December 31, 2022.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of December 31, 2022, we had $26,650 in cash compared to $33,579 at December 31, 2021, a decrease of $6,929. As of December 31, 2022, we had $0.5 million in accounts receivable compared to $0.4 million at December 31, 2021, an increase of $0.1 million.

As of December 31, 2022, we had total current assets of $0.9 million and total current liabilities of $2.0 million, or negative working capital of $1.1 million, compared to total current assets of $1.0 million and total current liabilities of $5.4 million, or negative working capital of $4.4 million at December 31, 2021. The increase in working capital of $3.3 million over the working capital balance at the end of 2021 was driven primarily by the conversion of related party loans for equity contributions.

As of December 31, 2022, we had undiscounted obligations in the amount of $1.1 million relating to the payment of indebtedness due within one year. We anticipate meeting our cash obligations on our indebtedness that is payable on or prior to December 31, 2023 primarily through the issuance of debt and equity securities, as well as through earnings from operations.

Cash Flows

	Six Months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
Net cash (used in) provided by operating activities	$(765,490)	116,956	$(312,264)	$(506,660)
Net cash (used in) provided by investing activities	(104,522)	(1,066,170)	(2,977,809)	164,788
Net cash provided by financing activities	1,080,177	1,206,893	3,283,144	320,053
Net decrease in cash	$210,165	257,679	$(6,929)	$(21,819)

Operating activities. The net cash used in operating activities for the six months ended June 30, 2023 was primarily used to fund a net loss of approximately $23.6 million, adjusted for non-cash expenses in the aggregate amount of approximately $21.5 million. Non-cash expenses were primarily made up of $15.7 million of goodwill impairment and $5.6 million of stock compensation expense. Approximately $1.2 million of cash was generated from net changes in the levels of operating assets and liabilities, primarily related to an increase in accounts payable and accrued expenses, an increase in accrued payroll and payroll taxes, and a decrease in subscription receivable. The cash generated was offset by a decrease in the operating lease liability and an increase in prepaid expenses.

The net cash provided by operating activities for the six months ended June 30, 2022 was primarily used to fund operations for net income of $153,366, adjusted for non-cash expenses in the aggregate amount of approximately $103,000. Approximately $67,000 was generated by net changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable, offset by increases in prepaid expenses, other receivables, and decreases in operating lease liabilities.

The net cash used in operating activities for the year ended December 31, 2022 was primarily used to fund a net loss of approximately $659,000, adjusted for non-cash expenses in the aggregate amount of approximately $234,000. Non-cash expenses were made up of approximately $812,000 of forgiveness of PPP loans, offset primarily by a loss on sale of property and equipment of $168,000, depreciation and amortization expense of $325,000, and bad debt expense of $78,000. Approximately $581,000 of cash was generated from net changes in the levels of operating assets and liabilities, primarily related to a decrease in other receivables, an increase in accounts payable and accrued expenses, and a decrease in the right-of-use asset. The cash generated was offset by an increase in accounts receivable, a decrease in the operating lease liability, and an increase in prepaid expenses.

The net cash used in operating activities for the year ended December 31, 2021 was primarily used to fund a net loss of approximately $588,000, adjusted for non-cash expenses in the aggregate amount of approximately $144,000. Non-cash expenses were made up of approximately $423,000 of gain on Employee Retention Credit, offset primarily by a loss on sale of property and equipment of $262,000, depreciation and amortization expense of $304,000. Approximately $62,000 of cash was used by net changes in the levels of operating assets and liabilities, primarily related to an increase in accounts receivable, and a decrease in the operating lease liability. The cash used was offset primarily by the decrease in the right-of-use asset.

Investing activities. During the six months ended June 30, 2023, our cash used in investing activities was composed of the net cash received as a result of the Titan Merger and cash used for the acquisition of fixed assets. During the six months ended June 30, 2022, our cash used in investing activities was due to approximately $1,348,000 used for the acquisition of fixed assets, offset by approximately $282,000 received from the disposal of fixed assets.

The net cash used in investing activities was approximately $2,978,000 for the year ended December 31, 2022. The cash used was primarily a result of the acquisition of property and equipment of $3,350,000 offset by the cash generated from the disposal of property and equipment. The net cash generated by investing activities was approximately $165,000 for the year ended December 31, 2021. The cash generated was primarily a result of the disposal of property and equipment of $212,000, offset by the cash used in the acquisition of property and equipment.

Financing activities. There was $1.0 million in cash generated from financing activities during the six months ended June 30, 2023. This was primarily due to proceeds from convertible notes of $980,000 million, proceeds from notes payable - related parties of $653,000 and proceeds from convertible notes - related parties of $300,000. Cash provided from financing activities were offset by $791,000 of repayments of notes payable. There was $1.2 million of cash generated from financing activities during the six months ended June 30, 2022. The cash provided by financing activities was due to $1,348,000 of proceeds from notes payable, and $259,000 in proceeds from note payables - related parties, offset by repayments of note payables of $326,000 and repayments of note payables - related parties of $74,000.

The net cash generated by financing activities was approximately $3,283,000 for the year ended December 31, 2022. The cash generated was primarily a result of the proceeds from notes payable of $4,399,000, offset mainly by the repayments of notes payable and loan origination fees. The net cash generated by financing activities was approximately $320,000 for the year ended December 31, 2021. The cash generated was primarily a result of the proceeds from notes payable of $1,806,000, offset mainly by the repayments of notes payable.

Non-Cash Investing and Financing Activities. We note that there was approximately $27 million of non-cash activity related to the recapitalization of equity due to the our reverse merger transaction. Additionally, we settled a note payable as a contribution to equity for $170,000.

Cash Payments for Interest and Income Taxes. We had approximately $228,000 and $64,000 of cash payments for interest expense for the six months ended June 30, 2023 and 2022, respectively. We had $0 and $0 of cash payments for income taxes for the six months ended June 30, 2023 and 2022, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet financing arrangements.

Critical Accounting Policies and Estimates

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business Combinations

Under the guidance enumerated in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not considered a business and is accounted for as an asset acquisition at which point, the acquirer measures the assets acquired based on their cost, which is allocated on a relative fair value basis.

Business combinations are accounted for utilizing the fair value of consideration determined by our management and external specialists. We recognize estimated fair values of the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. Goodwill is recognized as any excess in fair value over the net value of assets acquired and liabilities assumed.

Accounts Receivable, net

Accounts receivables are recorded at the amount we expect to collect on the balance outstanding at year-end. Management closely monitors outstanding balances during the year and allocates an allowance account if appropriate. We estimate and record a provision for our expected credit losses related to our financial instruments, including our trade receivables and contract assets. We consider historical collection rates, the current financial status of our customers, macroeconomic factors, and other industry-specific factors when evaluating for current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable, we believe that the carrying value, net of expected losses, approximates fair value and therefore, we rely more on historical and current analysis of such financial instruments.

Inventory

Inventories primarily consist of parts for our digester business purchased for resale. Inventory is stated at the lower of cost (first-in, first-out) or net realizable value. Management reviews the age of inventories for obsolescence and determined that a reserve for obsolescence was not required as of June 30, 2023.

Property and Equipment, net

Property and equipment is stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in the condensed consolidated statement of operations or the period in which the disposal occurred. We utilize a useful life ranging from 5 to 25 years for our trailers, tractors, shop equipment, leasehold improvements, and containers.

Management regularly reviews property and equipment for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of our property and equipment as of June 30, 2023.

Finite Long-lived Intangible Assets, Net

Finite long-lived intangible assets are recorded at their estimated fair value at the date of acquisition. Finite long-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the finite intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization. Titan acquired the finite intangible asset, customer lists, as part of its acquisition of WTI Global, Inc. during the year ended December 31, 2022. We also recognized finite intangible intellectual property, noncompete agreement and tradename assets from our reverse acquisition with Titan.

Finite long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite long-lived intangible assets as of June 30, 2023.

We amortize these intangible assets on a straight-line basis over their estimated useful lives, as stated below:

Finite Long-lived Intangible Assets Categories	Estimated Useful Life
Customer Lists	10 Years
Intellectual Property	10 Years
Noncompete agreement	5 Years
Tradenames	10 Years

Goodwill

Goodwill represents the excess of the acquisition price of a business over the fair value of identified net assets of that business. Goodwill has an indefinite lifespan and is not amortized. We evaluate goodwill for impairment at least annually and record an impairment charge when the carrying amount of a reporting unit with goodwill exceeds the fair value of the reporting unit. We have two reporting units, Titan and Recoup Technologies.

We assess qualitative factors to determine if it is necessary to conduct a quantitative goodwill impairment test. If deemed necessary, a quantitative assessment of the reporting unit’s fair value is conducted and compared to its carrying value in order to determine the impairment charge. Due to the reverse acquisition with Titan, we recognized goodwill of $22,319,908 for the Recoup Technologies reporting unit on our condensed consolidated balance sheet. As a result of our historical net losses, we concluded it was more likely than not that the fair value of the reporting unit was less than it’s carrying amount. Therefore, we performed an impairment assessment of the goodwill.

The fair value of the Recoup Technologies reporting unit was estimated using an income approach and included assumptions related to estimates of future revenue and operating expenses, long-term growth rates, a technology obsolescence rate, and a discount rate. As of June 30, 2023, the quantitative impairment test indicated a fair value of the reporting unit that was lower than it’s carrying value, and as a result, the goodwill was impaired with an impairment expense of $15,669,287.

We have elected to apply the practical expedient to not separate the lease and non-lease components of a contract, which ultimately results in a higher amount of total lease payments being included within the present value calculation of the lease liability.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements.

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

●	Level 1- fair value measurements are those derived from quoted prices (unadjusted in active markets for identical assets or liabilities);

●	Level 2- fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

●	Level 3- fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Financial instruments classified as Level 1 quoted prices in active markets include cash and cash equivalents.

These consolidated financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates.

In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management for the respective periods. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalents, short-term notes payable, accounts payable and accrued expenses. The carrying value of long-term debt approximates fair value, as the variable interest rates approximate current market rates. We measured our derivative liabilities at fair value on a recurring basis using level 3 inputs.

Convertible Instruments

We evaluate our convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with the FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”). The accounting treatment of derivative financial instruments requires that we record embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings each period as non-operating, non-cash income or expense. We reassess the classification of our derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Embedded conversion options and any related freestanding instruments are recorded as a discount to the host instrument. We allocate proceeds based on the relative fair values of the debt and equity components.

Valuations derived from various models are subject to ongoing internal and external verification and review. We determined the fair value of the derivative liability as of June 30, 2023 using the Black-Scholes pricing model for our derivative liability from warrants and a Monte Carlo pricing model for its derivative liabilities from convertible note payables. The inputs used involve management’s judgement and may impact net income (loss).

Recently Issued Accounting Standards

We have reviewed the recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC, and determined that these pronouncements do not have a material impact on our current or anticipated consolidated financial statement presentation or disclosures.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions, and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. We adopted this ASU as of January 1, 2023. The adoption did not have a material impact on our financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for smaller reporting companies with fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted. We adopted ASU 2020-06 effective January 1, 2023. The adoption of ASU 2020-06 did not have an impact on our financial statements.

BUSINESS

Overview

We are an integrated provider of non-hazardous solid waste and recycling collection, transportation, transfer and disposal services. We also provide technology-enabled solutions for food waste processing, including onsite digesters for food waste, together with cloud-based software tracking and analytics solutions. We currently have the majority of our operations in Michigan but are aggressively looking to expand our presence across the Midwest, Northeast and Southeast regions of the United States.

Our principal operating subsidiary, Titan Trucking, LLC (“Titan”), which is based in Troy, Michigan, is a non-hazardous solid waste management company providing waste and recycling collection and transportation services for industrial generators, commercial contractors and transfer station operators located in Michigan. Titan began non-hazardous waste collection operations in May 2017 and completed the asset acquisitions of Century Waste, Inc and WTI Global Waste and Recycling Services, Inc. in June 2022 and December 2022, respectively. Through these companies, we currently operate a fleet of 23 vehicles. All of Titan’s revenue for the six-month period ended June 30, 2023 and the year ended December 31, 2023 was derived from the provision of roll-off, rubber wheel and long-haul tractor trailer services to its customers.

In January 2023, we formed Recoup Technologies, Inc. (“Recoup Technologies”) to serve as our food waste digester operating company, and acquired technologies and equipment for on-site biological processing of food waste, as well as proprietary real-time data analytics tools to reduce food waste generation. These proprietary solutions can enable businesses, including restaurants, hotels and other hospitality venues, cruise ships and educational facilities of all sizes to lower disposal costs while having a positive impact on the environment. We believe our food processing solutions can reduce the carbon footprint associated with waste transportation, repurpose non-recyclable plastics, and significantly reduce landfill usage.

Our Operating Strategy

Our objective is to expand the geographic scope of our operations and to become one of the leading providers of non-hazardous solid waste management in each market that we serve. Our operating strategy to achieve this objective is to capitalize on the continuing consolidation of the solid waste management industry by (i) identifying and penetrating new markets and expanding our operations in our existing markets through tuck-in acquisitions that are combined with existing operations, (ii) increasing profitability by vertically integrating our operations and achieving economies of scale, and (iii) internalizing greater volumes of disposal waste through the acquisition of strategic landfills and transfer stations, and (iv) achieving internal growth. We will seek to avoid highly-competitive, large urban markets and instead target markets in which we can attain high market share either through exclusive contracts, vertical integration or asset positioning. We will seek to be among the leading providers of waste services in most of our markets. The key components of our operating strategy, which are tailored to the competitive and regulatory factors that affect our markets, are as follows:

●	Expansion Through Acquisitions. We have implemented an acquisition program to expand our operations by acquiring solid waste collection, transportation, and disposal companies, principally in the Midwest, Northeast and Southeast regions of the United States. The principal components of our acquisition strategy are as follows:

●	Enter New Markets. We will typically seek to enter a new market by acquiring one or several solid waste collection and transportation operations where there are sufficient disposal alternatives to ensure competitive disposal pricing. We may also acquire solid waste landfills in our targeted new markets with significant currently-permitted capacity and in connection therewith or thereafter acquire nearby solid waste collection and transfer station operations so as to secure a captive waste stream for internal disposal into the acquired landfill. As we expand, we plan to focus our business in the markets where competition from national service providers is limited. We plan to start new market development projects in certain disposal-neutral markets in which we will provide services to commercial, industrial and municipal customers relying on superior customer service as our catalyst for growth. We believe this strategic focus positions us to acquire significant share within our target markets, maximize customer retention and benefit from a higher and more stable pricing environment.

●	Expansion of Market Share and Services. We plan to direct acquisition efforts towards those markets in which we will be able to provide vertically integrated collection and disposal services and/or provide waste collection services in markets with high barriers to entry. After our initial entry into a new market, we will seek to expand our market share and services through (i) the acquisition of solid waste management businesses and operations that can be integrated with our existing operations without increases in infrastructure or that complement our existing services, and (ii) expansion into adjacent markets. Such acquisitions may involve adding collection operations, transfer stations, collection routes and landfill capacity that allow us to expand market share and increase asset utilization by eliminating duplicate management, administrative and operational functions. Prior to acquisition, we will analyze each prospective target for cost savings through the elimination of inefficiencies and excesses that are typically associated with private companies competing in fragmented industries.

●	Target Secondary and Rural Markets. By targeting secondary and rural markets, we believe that we will be able to garner a higher local market share than would be attainable in more competitive urban markets, which we believe reduces our exposure to customer churn and improves financial returns.

●	Increasing Productivity and Operating Efficiency. We believe we can reduce the total operating expenses of owned and acquired businesses by implementing centralized financial controls, consolidating certain functions performed separately by each business prior to its acquisition by us, and consolidating collection routes, equipment, and personnel through tuck-in acquisitions. In addition, we are implementing programs to take advantage of certain economies of scale in such areas as the purchase of equipment, vehicles, parts and tools, vehicle and equipment maintenance, data processing, financing arrangements, employee benefits, insurance and bonding, and communications.

●	Provide Vertically Integrated Services. In markets where we believe that owning landfills is a strategic advantage to a collection operation because of competitive and regulatory factors, we plan to focus on providing integrated services, from collection through disposal of solid waste in landfills that we own or operate. After we have acquired a landfill, we will seek to maximize internalization of waste we collect, and thereby intend to realize higher margins from our waste operations.

●	Pursue Exclusive and Municipal Contracts. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally owned or funded or available at multiple sources, we believe that controlling the waste stream by providing collection services under exclusive arrangements is often more important to our growth and profitability than owning or operating landfills. We intend to devote significant resources to securing municipal contracts. Our management team is well versed in bidding for municipal contracts with over 60 years of experience and working knowledge in the solid waste industry and local service areas in existing and target markets. We hope to procure and negotiate exclusive municipal contracts, allowing us to maintain stable recurring revenue but also providing a significant barrier to entry to our competitors in those markets.

●	Internal Growth. To generate internal revenue growth, our management and sales and marketing personnel will focus on increasing market penetration in our current and adjacent markets, soliciting new customers in markets in which such customers have the option to choose a particular waste collection service and marketing upgraded or additional services (such as compaction or automated collection) to existing customers. We believe we can achieve internal growth, principally from additional sales into our current markets, by providing superior and improved service and through our existing marketing efforts. We also intend to selectively implement price increases when competitive advantages and appropriate market conditions exist. As customers are added in existing markets, our revenue per routed truck increases, which generally increases our collection efficiencies and profitability. In markets in which we have exclusive contracts, franchises and governmental certificates, we expect internal volume growth generally to track population and business growth.

●	Manage on a Decentralized Basis. We will strive to acquire synergistic companies with strong management that can remain with us to support future growth and leadership as we will manage our operations on a decentralized basis. This places decision-making authority close to the customer, enabling us to identify and address customers’ needs quickly in a cost-effective manner. We believe that decentralization provides a low-overhead, highly-efficient operational structure that allows us to expand into geographically contiguous markets and operate in relatively small communities that larger competitors may not find attractive. We believe that this structure gives us a strategic competitive advantage, given the relatively rural nature of many of the markets in which we plan to operate, and makes us an attractive buyer to many potential acquisition candidates.

It is expected that each operating location will have a district or site manager who has a high degree of decision-making authority for his or her operations and is responsible for maintaining service quality, promoting safety, implementing marketing programs and overseeing day-to-day operations, including contract administration. Local managers will also help identify acquisition candidates and will be responsible for integrating acquired businesses into our operations and obtaining the permits and other governmental approvals required for us to operate.

●	Implement Operating Standards. We will develop company-wide operating standards, which will be tailored for each of our markets based on industry norms and local conditions. We implement cost controls and employee training and safety procedures and establish a sales and marketing plan for each market. By internalizing the waste stream of acquired operations, we expect to further increase operating efficiencies and improve capital utilization. We plan to use a wide-area information system network, implement financial controls and consolidate certain accounting, personnel and customer service functions. While regional and district management operate with a high degree of autonomy, our executive officers monitor regional and district operations and require adherence to our accounting, purchasing, safety, marketing and internal control policies, particularly with respect to financial matters. Our executive officers will regularly review the performance of regional officers, district managers and operations. We believe we can improve the profitability of existing and newly-acquired operations by establishing operating standards, closely monitoring performance and streamlining certain administrative functions.

Waste Industry Overview

With an estimated $73.7 billion market share for 2023, the waste collection services industry focuses on collecting hazardous and nonhazardous waste and recyclable materials. Nonhazardous waste includes municipal solid waste, household waste, and industrial and commercial waste. The industry also includes the operations of transfer stations where waste is relocated from local vehicles to long-distance vehicles like long haul trucks or trains for transport to disposal facilities or sorted for further processing. Given the utility-like nature of trash and recyclable material collection, the industry is highly recession resistant. While it has been immune to technological disruptions, the ability to leverage new technologies, such as automated and energy-efficient vehicles, represent a new benefit to businesses, which is expected to continue over the coming years.

During the past four decades, our industry has experienced periods of substantial consolidation activity; however, we believe significant fragmentation remains. We believe that there are two primary factors that lead to consolidation:

●	Stringent industry regulations have caused operating and capital costs to increase, with many local industry participants finding these costs difficult to bear and deciding to either close their operations or sell them to larger operators; and

●	Larger operators are increasingly pursuing economies of scale by vertically integrating their operations or by utilizing their facility, asset and management infrastructure over larger volumes. Accordingly, larger solid waste collection and disposal companies are seeking to become more cost-effective and competitive by controlling a larger waste stream and by gaining access to significant financial resources to make acquisitions.

Management believes that the larger public companies as well as those backed by private equity firms target the larger revenue generating companies available in their respective markets leaving smaller sellers with less access to acquirers. We will focus on those niche smaller opportunities where we can take advantage of our entrepreneurial approach.

Operations

Through our subsidiaries, we provides solid waste collection services to approximately 475 industrial and commercial customers in the Metropolitan Detroit, Michigan area. In the six-month period ended June 30, 2023 and the year ended December 31, 2022, substantially all of our collection revenue was derived from services provided to industrial customers. However, it is our intention to increase substantially the revenues we derive in our current business operations from services provided to commercial customers. We also expect to acquire companies that derive significant revenues from commercial and residential customers.

Collection Services. Collection involves picking up and transporting waste and recyclable materials from where it was generated to a transfer station, material recovery facility (“MRF”) or disposal site. We generally will provide collection services under one of two types of arrangements:

●	For commercial and industrial collection services, typically we have, and expect to continue to have, three-year service agreements. The fees under the agreements are influenced by factors such as collection frequency, type of collection equipment we furnish, type and volume or weight of the waste collected, distance to the disposal facility, labor costs, cost of disposal and general market factors. As part of the service, we provide steel containers to most customers to store their solid waste between pick-up dates. Containers vary in size and type according to the needs of our customers and the restrictions of their communities. Many are designed to be lifted mechanically and either emptied into a truck’s compaction hopper or directly into a disposal site. By using these containers, we can service most of our commercial and industrial customers with trucks operated by only one employee.

●	For most residential collection services, we will seek to acquire companies that have a contract with, or a franchise granted by, a municipality, homeowners’ association or some other regional authority that will give us the exclusive right to service all or portion of the homes in an area. These contracts or franchises are typically for periods of three to ten years. We expect that we also will provide services under individual monthly subscriptions directly to households. The fees for residential collection are either paid by the municipality or authority from their tax revenues or service charges, or are paid directly by the residents receiving the service.

In our roll off waste collection operations, we supply our customers with waste containers of various sizes of dumpsters that are primarily used for construction and demolition debris but can also be used for municipal waste and recyclable materials. These containers are designed so that they can be lifted mechanically on to a collection truck to be transported to a disposal facility. By using these containers, we can service our customers with trucks operated by a single employee. Roll off collection services are not generally performed under long-term service agreements but are provided on an “on call” basis. In certain cases, contract terms may apply but tend to be shorter in length, in some cases having terms of only six months, and may vary according to the customers’ underlying projects. Fees are generally charged in one of two ways: fixed fee per pick up depending on the size of equipment provided, or separate fees for transportation of the dumpster provided added to the disposal cost for materials deposited in our equipment and disposed of. Disposal fees can vary depending on type of material and origin of the waste.

Additionally, we rent rubber wheel trailers to smaller generators of waste such as homeowners and small commercial contractors. Rubber wheel trailers are primarily used for clean up debris and in some cases smaller quantities of construction and demolition debris. Rubber wheel trailers generally cause less trauma to customer property and are more convenient to load or relocate on a customer location. We tow the rubber wheel trailers with our standard vehicles and transport them with the waste to either a landfill or a transfer station for disposal. Fees for rubber wheel services are similar to those for roll off collection services.

Transportation and Disposal Services. All solid waste management companies must have access to a disposal facility, such as a solid waste landfill. While landfills are the main depositories for solid waste in North America, the significant capital requirements of developing and operating a landfill serve as a barrier to landfill ownership, and, thus, we currently utilize third party disposal facilities. It is usually preferable for our collection operations to use disposal facilities that we own or operate, rather than using third-party disposal facilities, which generally allows us to realize higher consolidated margins and stronger operating cash flows. The fees charged at disposal facilities, which are referred to as tipping fees, are based on several factors, including our cost to construct, maintain and close the landfill, the distance to an alternative disposal facility, the type and weight or volume of solid waste deposited and competition.

In many cases where waste generators are not within close proximity to landfills, waste is disposed of at transfer stations. Transfer stations act as intermediary facilities where smaller quantities of waste can be delivered and consolidated into vehicles capable of transporting larger quantities of material. Transfer station operators can achieve economies of scale by transporting these larger quantities. Transportation from transfer stations is normally provided via tractor trailer style vehicles but can also be achieved using alternate transportation means such as rail or barge. Transfer station operators normally charge a fee for volume delivered to their facility usually measured in tons or cubic yards. The main costs to transfer station operators is the disposal fee charged by the final disposal facility which can be a landfill, waste to energy facility, or other licensed disposal facility, together with the cost associated with the transportation of the material. As transfer station operators are dependent upon transporters to ultimately remove the waste delivered to their facility, these services are in high demand.

Recycling Services. Recycling involves the separation of reusable materials from the waste stream for processing and resale or other disposition. We not only collect materials from households and businesses in our service areas, we also sell them to manufacturers to be recycled and sold in the North American market. Demand for recycled materials is generally growing. Several states have recently passed minimum-recycled-content mandates, and many companies are responding to requirements for recycled content from their own customers and to meet sustainability targets. While we currently do not own any recycling facilities, as we expand our service offerings, we will seek to build or acquire such facilities in an effort to attract additional customers and increase our operating margins.

Food Waste Digester Services. Through our Recoup Technologies subsidiary, we are a leading provider of an innovative clean technology that was designed to solve the increasingly-relevant issue of food waste disposal by combining waste disposal equipment with advanced data analytics. With approximately 2.5 billion tons of food wasted each year and over 97% of such waste being sent to landfills, food waste is a serious issue that has detrimental environmental and economic implications. Our solution has attracted the attention of leading corporations and governments around the world as they strive to reduce carbon emissions and measure environmental impact while realizing a compelling return on investment.

We currently market an aerobic digestion technology solution for the disposal of food waste at the point of generation. Our line of Revolution Series Digesters are self-contained, robotic digestive systems that we believe are as easy to install as a standard dishwasher with no special electrical or plumbing requirements. Units range in size depending upon capacity, with the smallest unit approximating the size of a residential washing machine. The digesters utilize a biological process to convert up to 1,400 pounds of food waste in a 24-hour period into a liquid that we believe is safe to discharge down an ordinary drain. This process can result in a substantial reduction in costs for customers including cruise lines, restaurants, retail stores, hospitals, hotel/hospitality companies and governmental units by eliminating the transportation and logistics costs associated with food waste disposal. We also expect the process to reduce the greenhouse gases associated with food-waste transportation and decomposition in landfills that have been linked to climate change. We offer our Revolution Series Digesters in several sizes targeting small- to mid-sized food waste generation sites that are often more economical than traditional disposal methods. We also offer the microorganisms that are used with the digesters in the biological conversion process. The microorganisms are typically supplied on a monthly basis and are typically supplied for the life of the digester. Our Revolution Series Digesters are manufactured and assembled in the United States.

In an effort to expand the capabilities of our digesters, we offer a sophisticated Internet of Things (“IoT”) technology platform to provide our customers with transparency into their internal and supply chain waste generation and operational practices. This patented process collects weight-related data from the digesters to deliver real-time data that provides valuable information that when analyzed, can improve efficiency, and validate corporate sustainability efforts. We provide our IoT platform through a SaaS (“Software as a Service”) model that is either bundled in our rental agreements or sold through a separate quarterly or annual software license. We are considering adding new capacity sizes to our line of Revolution Series Digesters to meet customer needs.

Letters of Intent to Acquire Additional Operations

As of October 23, 2023, we had entered into nonbinding (binding exclusivity for 90 days), preliminary letters of intent relating to the possible acquisition of two commercial, industrial, and residential waste and recycling collection companies (one new service offering), which we estimate represent aggregate annualized revenues of more than $16 million. There can be no assurance that actual revenues realized by us from the successful acquisition of these potential acquisition candidates will not differ materially from our estimate or that any of these letters of intent will lead to completed acquisitions on the terms currently contemplated. There can be no assurance that we will enter into definitive agreements with these companies.

Sales and Marketing

We focus our marketing efforts on increasing and extending business with existing customers, as well as increasing our new customer base. Our sales and marketing strategy is to provide prompt, high quality, comprehensive solid waste collection to our customers at competitive prices. We target potential customers of all sizes, from small quantity generators to large companies and municipalities. Because the waste collection and disposal business is a highly-localized business, most of our marketing activity is local in nature.

Customers

We have a diverse customer base. During the six months ended June 30, 2023, our largest customer accounted for approximately 42% of our revenues. During the year ended December 31, 2022, we had two customers that accounted for 52% and 12% of our revenues, respectively. During the year ended December 31, 2021, we had two customers that accounted for 52% and 26% of our revenues, respectively. No other customer accounted for more than 10% of our revenues in any of those periods. We have no long-term agreements with any of the customers that accounted for more than 10% of our revenues in any of those periods.

Competition

The U.S. solid waste collection and disposal industry is highly competitive and, even following consolidation, remains fragmented. The industry requires substantial labor and capital resources which are barriers to entry for some. The industry presently includes large, publicly-held, national waste companies such as Republic Services, Inc. and Waste Management, Inc.; several regional, publicly-held and privately-owned companies; and several thousand small, local, privately owned companies. Our existing market and certain of the markets in which we will likely compete are served by one or more of these large, national companies, as well as by numerous privately-held regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over us because of their access to user fees and similar charges, tax revenues, tax-exempt financing and the ability to flow-control waste streams to publicly owned disposal facilities.

We compete for collection based primarily on geographic location and the price and quality of our services. From time to time, our competitors may reduce the price of their services in an effort to expand their market share or service areas or to win competitively bid on contracts. These practices may cause us to reduce the price of our services or, if we elect not to do so, to lose business.

The U.S. municipal solid waste services industry has undergone significant consolidation and, as a result of this consolidation, we encounter competition in our efforts to acquire transfer stations and collection operations. Competition exists not only for collection, transfer and disposal volume but also for acquisition candidates. We generally compete for acquisition candidates with large, publicly-held waste management companies, private equity-backed firms as well as numerous privately-held regional and local solid waste companies of varying sizes and resources. Accordingly, it may become uneconomical for us to make further acquisitions or we may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that we consider appropriate, particularly in markets we do not already serve. Competition in the disposal industry is also affected by the increasing national emphasis on recycling and other waste reduction programs, which may reduce the volume of waste deposited in landfills.

Regulation

Our business is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the U.S. Environmental Protection Agency, or EPA, and various other federal, state and local environmental, zoning, air, water, transportation, land use, health and safety agencies. Many of these agencies regularly inspect our operations to monitor compliance with these laws and regulations. Governmental agencies have the authority to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in cases of violations. We believe that regulation of the waste industry will continue to evolve, and we will need to adapt to future legal and regulatory requirements to ensure compliance.

Our operations are subject to extensive regulation, principally under the federal statutes described below.

The Occupational Safety and Health Act of 1970, as amended, or OSHA. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations.

Flow Control/Interstate Waste Restrictions. Certain permits and approvals, as well as certain state and local regulations, may limit a landfill or transfer station to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which we use landfills could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. These restrictions could also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.

State and Local Regulation. Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. State and local permits and approval for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting our operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct or restrict the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid and bans or other restrictions on the movement of solid wastes into a municipality.

Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, we may elect not to challenge such restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect our ability to operate our landfills at their full capacity and/or reduce the prices that we can charge for landfill disposal services. These restrictions may also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.

There has been an increasing trend at the state and local level to mandate and encourage waste reduction and recycling and to prohibit or restrict the disposal in landfills of certain types of solid wastes, such as construction and demolition debris, yard wastes, food waste, beverage containers, unshredded tires, lead-acid batteries, paper, cardboard and household appliances.

Many states and local jurisdictions have enacted “bad boy” laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant’s or permit holder’s compliance history. Some states and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to that of the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant’s or permit holder’s fitness to be awarded a contract to operate and to deny or revoke a contract or permit because of unfitness unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.

Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, the Resource Conservation and Recovery Act, or RCRA, OSHA, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

Public Utility Regulation. In many states, public authorities regulate the rates that landfill operators may charge.

Seasonality

Based on our industry and our historic trends, we expect our operations to vary seasonally. Typically, revenue will be highest in the second and third calendar quarters and lowest in the first and fourth calendar quarters. These seasonal variations result in fluctuations in waste volumes due to weather conditions and general economic activity. We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.

Employees

As of September 30, 2023, we had approximately 41 full-time employees, of whom 27 were employed in collection, transfer and disposal operations, 10 in clerical, administrative and sales positions and 4 in management. None of our employees is represented by a labor union. We have not experienced any work stoppages and we believe that our relations with our employees are good.

The safety of our employees and customers is extremely important to us and we have a strong track record of safety and environmental compliance. We constantly review and assess our policies practices and procedures in order to create a safer work environment for our employees and to reduce the frequency of workplace injuries.

Properties

Our principal executive office is located at 1931 Austin Drive, Troy, Michigan 48083, which is 10,704 square feet of office and shop facilities space rented at a rate of $9,016 per month. We also lease 13,823 square feet of office space rented at a rate of $22,500 per month in Linwood, Michigan and 5,000 square feet of warehouse in Reading, Pennsylvania. It is our belief that such space is adequate for our immediate office needs. Additional space may be required as we expand our business activities, but we do not foresee any significant difficulties in obtaining additional office facilities if deemed necessary.

Our principal property and equipment is comprised of vehicles and equipment in the State of Michigan. In addition, we lease real property in Michigan and Pennsylvania. These properties are sufficient to meet our current operational needs; however, we are exploring the potential acquisition and/or leasing of additional properties pursuant to its growth strategies.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. Except as described below, no current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

From time to time, we may become a party to litigation and subject to claims incident to the ordinary course of our business. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our business, results of operations or financial condition. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors. Currently, there is no litigation pending against our company that could materially affect our company other than as follows:

In July 2022, a complaint was filed against our Titan subsidiary in the Circuit Court for Macomb County, Michigan titled Wolverine Transfer and Recycling LLC v. Titan Trucking LLC (Case No. 22-002780-CB) for breach of contract. In the complaint, the plaintiff alleges that Titan has breached a contractual agreement between Titan and the plaintiff pertaining to the transport of certain non-hazardous solid waste or recyclables from plaintiff’s transfer station to the locations identified in the contract. The complaint seeks unspecified damages, attorney and expert fees and other unspecified litigation costs. Titan has denied the claims of the plaintiff, and in May 2023, Titan filed amended counterclaims against the plaintiff alleging that plaintiff breached the contractual agreement by preventing Titan’s performance of its obligations under the agreement by failing to, among things, provide the necessary volumes of materials for shipment and the personnel sufficient to permit Titan to provide its services and by failing to pay certain invoices and to reimburse Titan for equipment damaged by plaintiff’s employees and for overweight trailer tickets. This matter is presently set on the court’s non-jury trial docket. Titan intends to continue to vigorously defend this lawsuit and to prosecute its counterclaims.

As of June 30, 2023, no accruals for loss contingencies have been recorded as the outcome of this litigation is neither probable nor reasonably estimable.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors:

Name	Age	Position(s)
Executive Officers
Glen Miller	66	Chief Executive Officer. Chairman, Director
Michael Jansen	66	Chief Financial Officer
Jeffrey Rizzo	47	Chief Operating Officer, Director
Directors
Richard Berman	80	Director
Frank E. Celli	53	Director
Ajay Sikka	57	Director

Executive Officers

Glen Miller has been our Chief Executive Officer since May 2023 upon the acquisition of Titan. Mr. Miller has been a part of the Titan team since 2022. Mr. Miller has over 48 years of experience in the solid waste collection, transportation and disposal business working for both private and public companies. Throughout his executive career, Mr. Miller has been instrumental in successfully acquiring and integrating over 100 waste service companies. Since January 2020, Mr. Miller has been owner and sole member of Solid Waste Resources LLC, a waste consulting firm. From 2014 to January 2020, Mr. Miller was the owner and Chief Executive Officer of Gold Medal Environmental Services, Inc., a solid waste and recycling company based in New Jersey.

Jeffrey Rizzo has been our Chief Operating Officer since May 2023 upon the acquisition of Titan. Mr. Rizzo founded Titan in 2017, where he served as President until May 2023. Mr. Rizzo has over 25 years of experience in the solid waste collection, transportation and disposal business working for private companies. Throughout his career, Mr. Rizzo has been successful in acquiring and integrating multiple waste companies.

Michael Jansen has been our Chief Financial Officer since May 2023, upon the acquisition of Titan. Mr. Jansen has 30 years of experience in the solid waste collection, transportation, disposal and recycling business working for both public and private companies. Mr. Jansen spent over 14 years working for Waste Management, Inc. as the Regional VP of Finance for the Michigan marketplace. Throughout his career, Mr. Jansen has been involved in the acquisition of several waste companies. From September 2016 to April 2023, Mr. Jansen was Director Finance Operations of GFL Environmental USA, Inc. (GFL:NYSE), a diversified waste management company with operations across North America, where he was involved with various financial matters, including overseeing financial performance and reporting. Mr. Jansen earned a Bachelor’s Degree in Accounting from Wayne State University and is a Certified Public Accountant.

Directors

Richard Berman was appointed as a director of our company in April 2021. Mr. Berman’s business career spans over 35 years of venture capital, senior management, and merger & acquisitions experience. In the past five years, Mr. Berman has served as a director of many public and private companies. Currently, he is a director of five public companies – Cryoport Inc. (“Cryptoport”), a cold chain logistics company; Comsovereign Holding Corp., a U.S.-based developer of 4G LTE advanced and 5G communication systems; BioVie Inc., a clinical-stage drug development company; Advaxis Inc. (“Advaxis”), a clinical-stage biotechnology company; and Cuentas, Inc., a provider of mobile banking and payment solutions serving Latino and Hispanic consumers. Over the last decade he has served on the board of five companies that have reached over $1 billion in market capitalization – Cryoport, Advaxis, EXIDE, Internet Commerce Corporation, and Ontrak (Catasys). Previously, Mr. Berman worked at Goldman Sachs, and as Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments. Subsequently, he created the largest battery company in the world in the 1980’s, by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); and he helped create SoHo, NYC by developing five buildings. He advised on over $4 billion of M&A transactions, completing over 300 deals. Mr. Berman is a past director of the Stern School of Business of NYU where he obtained his B.S. and M.B.A. degrees. He also has U.S. and foreign law degrees from Boston College and the Hague Academy of International Law.

Frank E. Celli was appointed as a director of our company in March 2023. Mr. Celli has been in the waste and recycling industry for 35 years. Over the course of his career, he has been an owner and Chief Executive Officer of multiple solid waste companies, with experience in numerous facets of the industry, including waste collection, transfer station operations, landfill operations and recycling operations. Mr. Celli was co-founder and Chief Executive Officer of Interstate Waste Services from 2000 to 2006. Since May 2022, Mr. Celli has served as Managing Member of FC Advisory, a management consulting company, and, since 2020, Mr. Celli has served as a consultant and strategic corporate advisor at Direct Waste Services, Inc., a solid waste collection and recycling company, positions that Mr. Celli continues to hold. From August 2015 until November 2020, Mr. Celli served as Chief Executive Officer and from August 2015 until March 2022, Mr. Celli served as Chairman of the Board, of BioHitech Global, Inc. (Nasdaq: BHTG), a waste reduction and technology company that was rebranded to Renovare Environmental, Inc. (Nasdaq:RENO) in December 2021. Over the course of his career, Mr. Celli has completed over 50 acquisitions and spearheaded multiple exits. Mr. Celli has a Bachelor of Science degree from Pace University Lubin School of Business.

Ajay Sikka was appointed as a director of our company in July 2017. From July 2017 until May 2023, Mr. Sikka served as our Chief Executive Officer, President, and Chief Financial Officer. From May 2014 until July 2017, Mr. Sikka served as Chief Executive Officer of OmniM2M, Inc., an IioT hardware, software and services company. From March 2011 until July 2017, Mr. Sikka served as Chief Executive Officer of TraQiQ Solutions, Inc., a technology provider that is focused on providing software products, services and support to enterprise customers, including Microsoft, Staples, Accenture, and Pactera. From April 2004 to February 2011, Mr. Sikka served as Senior Director at Microsoft Corp. (“Microsoft”), a technology software company, where he worked on multiple teams, including Law & Corporate affairs, Central IT, and Business Strategy. Mr. Sikka also managed Microsoft’s CloudCRM team that provided Customer Relationship Management (CRM) services within Microsoft. From April 2000 to March 2004, Mr. Sikka served as Chief Executive Officer of IndiaHQ Solutions, Inc., a content provider (Websites, newspapers, Yellow pages) for the South Asian community. From April 1996 to April 2000, Mr. Sikka served as Group Manager at Microsoft where he drove Microsoft’s internet business and content management initiatives with telecommunications and Internet service providers. Mr. Sikka is an active angel investor and board of director member for startup companies and new ventures in the Seattle area.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the CFTC to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being the subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being the subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Composition and Structure; Director Independence

Our business and affairs are managed under the direction of our board of directors. At the closing of this offering, our board of directors will consist of five members. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. As set forth in our corporate governance guidelines, when considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors and director nominees will provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Our board of directors expects a culture of ethical business conduct. Our board of directors encourages each member to conduct a self-review to determine if he or she is providing effective service with respect to both our company and our stockholders. Should it be determined that a member of our board of directors is unable to effectively act in the best interests of our stockholders, such member would be encouraged to resign.

Board Leadership Structure

Our and our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. Glen Miller currently serves as our Chief Executive Officer and Chairman of the Board.

As Chairman of the Board, Mr. Miller’s key responsibilities will include facilitating communication between our board of directors and management, assessing management’s performance, managing board members, preparation of the agenda for each board meeting, acting as chair of board meetings and meetings of our company’s stockholders and managing relations with stockholders, other stakeholders and the public.

We will take steps to ensure that adequate structures and processes are in place to permit our board of directors to function independently of management. The directors will be able to request at any time a meeting restricted to independent directors for the purposes of discussing matters independently of management and are encouraged to do so should they feel that such a meeting is required.

Committees of our Board of Directors

The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees reports to our board of directors as they deem appropriate and as our board may request. Each committee of our board of directors has a committee charter that will set out the mandate of such committee, including the responsibilities of the chair of such committee.

The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The audit committee is responsible for, among other matters:

●	appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them;

●	overseeing our independent registered public accounting firm’s qualifications, independence and performance;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

●	reviewing and approving related person transactions.

Our audit committee consists of [___] of our directors, Messrs. [____], [_____] and [______], each of whom meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and NYSE American rules. Mr. [_____] serves as chairman of our audit committee. Our board of directors has determined that Mr. [______] qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act. The written charter for our audit committee will be available on our corporate website at www.TitanCares.com, upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee

The compensation committee is responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors, chief executive officer and other executive officers;

●	producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	administering our stock plans and other incentive compensation plans.

Our compensation committee consists of [___] of our directors, Messrs. [______], [_______], and [_____], each of whom meets the definition of “independent director” under the rules of the NYSE American and the definition of non-employee director under Rule 16b-3 promulgated under the Exchange Act. Mr. [______] serves as chairman of our compensation committee. Our board of directors has adopted a written charter for the compensation committee in connection with this offering, which will be available on our corporate website at www.TitanCares.com, upon the completion of this offering. The information on our website is not part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other matters:

●	determining the qualifications, qualities, skills and other expertise required to be a director and developing and recommending to the board for its approval criteria to be considered in selecting nominees for director;

●	identifying and screening individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

●	overseeing the organization of our board of directors to discharge our board’s duties and responsibilities properly and efficiently;

●	reviewing the committee structure of the board of directors and the composition of such committees and recommending directors to be appointed to each committee and committee chairmen;

●	identifying best practices and recommending corporate governance principles; and

●	developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our nominating and corporate governance committee consists of ____ of our directors, Messrs. [_______], [_______], and [________], each of whom meets the definition of “independent director” under the rules of the NYSE American. Mr. [_____] serves as chairman of our nominating and corporate governance committee. Our board of directors has adopted a written charter for the nominating and corporate governance committee in connection with this offering, which will be available on our corporate website at www.TitanCares.com, upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee, when appointed, will have at any time been one of our officers or employees.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Director Term Limits

Our board of directors has not adopted policies imposing an arbitrary term or retirement age limit in connection with individuals serving as directors as it does not believe that such a limit is in the best interests of our company. Our nominating and corporate governance committee will annually review the composition of our board of directors, including the age and tenure of individual directors. Our board of directors will strive to achieve a balance between the desirability of its members having a depth of relevant experience, on the one hand, and the need for renewal and new perspectives, on the other hand.

Risk Oversight

Our board of directors oversees the risk management activities designed and implemented by our management. Our board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our board of directors regularly receives detailed reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors has delegated to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.TitanCares.com by clicking on “Investor Relations.” If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, financial and accounting officers by posting the required information on our website at the above address within four business days of such amendment or waiver. The information on our website is not part of this prospectus.

Our board of directors, management and all employees of our company are committed to implementing and adhering to the Code of Ethics. Therefore, it is up to each individual to comply with the Code of Ethics and to be in compliance of the Code of Ethics. If an individual is concerned that there has been a violation of the Code of Ethics, he or she will be able to report in good faith to his or her superior. While a record of such reports will be kept confidential by our company for the purposes of investigation, the report may be made anonymously and no individual making such a report will be subject to any form of retribution.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides for the fiscal years indicated below certain summary information concerning compensation awarded to, earned by or paid to the individuals who served as “named executive officers” in fiscal 2022. “Officer” is defined in Rule 16a-1 of the Exchange Act to include those who perform a policy-making function, and “named executive officers” are defined by Item 402 of Regulation S-K to be the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers, each of whose total compensation for the last fiscal year exceeded $100,000.

For 2022, we had only two named executive officers because there are only two executive officers who perform a policy-making function for us. As of the date of this prospectus, neither is a named executive officer of the Company.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Ajay Sikka	2022	$157,500	—	$47,188	—	$204,688
Chief Executive Officer and , Chief Financial Officer(1)	2021	$180,000	—	$1,078,560	—	$1,258,560
Michael Pollack	2022	$—	—	—	$60,875	$60,875
Interim Chief Financial Officer(2)	2021	$—	—	—	$39,025	$39,025

(1)	Mr. Sikka served as our Chief Financial Officer, in addition to serving as our Chief Executive Officer, during all periods in which Mr. Pollack was not serving as our Chief Financial Officer.

(2)	Mr. Pollack was a contracted consultant and was paid through his company KBL, LLP. Amounts represent payments to KBL, LLP for the period October 2021 through October 3, 2022.

Employment Contracts and Potential Payments Upon Termination or Change in Control

On May 15, 2023, we entered into a five-year employment agreement with Michael Jansen, our Chief Financial Officer. On May 19, 2023, we entered into five-year employment agreements with Glen Miller, our Chief Executive Officer, and Jeffrey Rizzo, our Chief Operating Officer.

The following is a summary of the compensation arrangements set forth in each employment agreement described above:

Executive	Title	Annual Base Salary	Initial Restricted Stock Grant in Shares
Glen Miller	Chairman and Chief Executive Officer	$295,000	7,948,753
Jeffrey Rizzo	Chief Operating Officer	275,000	7,948,753
Michael Jansen	Chief Financial Officer	200,000	500,000

As an incentive to commence employment with us, pursuant to such agreements, we agreed to issue to each of Messrs. Miller and Rizzo a restricted stock award of 7,948,753 shares of common stock and to Mr. Jansen a restricted stock award of 500,000 shares of common stock, all in accordance with our 2023 equity incentive plan. Such shares of common stock shall vest annually in five equal installments over five years. Additionally, as an incentive to commence employment with Mr. Jansen, we agreed to pay Mr. Jansen a signing bonus of $50,000, payable in five equal monthly installments commencing on the 120th day of employment.

In addition, if for any fiscal year during the term of such agreements, our net revenues, exclusive of extraordinary one-time revenues, exceed the Base Amount (as defined below), then commencing on January 1 of the next succeeding fiscal year, each of Messrs. Jansen’s, Miller’s and Rizzo’s base salary will be increased by 10% for every $50,000,000 of annual revenue we achieved in such fiscal year over the Base Amount. For purposes of the employment agreements, the “Base Amount” will initially be $100,000,000 and will be adjusted each January 1 during the term of the agreements to the amount, rounded down to the next increment of $50,000,000, by which the amount of our net revenues, exclusive of extraordinary one-time revenues, for the prior fiscal year exceeded the Base Amount for such fiscal year. In addition to base salary, each of Messrs. Jansen, Miller and Rizzo will be eligible to participate in a yearly discretionary performance-based bonus plan, in accordance with a bonus plan approved by our board of directors, with the bonus target in each calendar year equal to 45% of the executive’s base salary for Mr. Miller and Mr. Rizzo and equal to 15% of the executive’s base salary for Mr. Jansen. The bonuses will be based upon agreed-upon goals and milestones being met by the executive.

Under each of these employment agreements, Messrs. Jansen, Miller and Rizzo will be entitled to severance in the event we terminate his employment without Cause (as defined in the employment agreement), or he resigns from his employment for Good Reason (as defined in the employment agreement). The severance amount for each of Messrs. Miller and Rizzo would be (i) his pro rata base salary through the date of termination, and (ii) a severance amount equal to 12 months’ salary. The severance amount for Mr. Jansen would be (i) his pro rata base salary through the date of termination, and (ii) a severance amount equal to six months’ salary.

Each employment agreement also contains standard employee agreements containing customary confidentiality restrictions and work-product provisions, as well as customary non-competition covenants and non-solicitation covenants with respect to our employees, consultants and customers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022, regarding our compensation plans under which equity securities are authorized for issuance:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
2020 Equity compensation plan approved by security holders	—	$—	5,500,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	5,500,000

Equity Incentive Plans

2020 Equity Incentive Plan. On October 11, 2020, our board of directors adopted the TraQiQ, Inc. 2020 Stock Incentive Plan (the “2020 Plan”) to provide an additional means to attract, motivate, retain and reward selected employees and other eligible persons. Our stockholders approved the plan on or about October 8, 2020. Employees, officers, directors and consultants that provided services to us were eligible to receive awards under the 2020 Plan. Awards under the 2020 Plan were issuable in the form of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock units and other forms of awards.

As of the date of this prospectus, stock grants of an aggregate of 5,500,000 shares of common stock, of which 5,200,000 were rescinded, and no shares authorized under the 2020 Plan remain available for award purposes. Our board of directors determined that no further grants will be made under the 2020 Plan.

Our board of directors may amend or terminate the 2020 Plan at any time. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2020 Plan is not exclusive; our board of directors and the Compensation Committee of the Board may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority. The 2020 Plan will automatically terminate on November 30, 2023.

2023 Equity Incentive Plan. On October 10, 2023, our board of directors adopted, and on or about October 10, 2023 our stockholders approved, the 2023 Stock Incentive Plan (the “2023 Plan”) to provide an additional means to attract, motivate, retain and reward selected employees and other eligible persons.

Purpose. The purpose of our 2023 Plan is to encourage and enable our and our affiliates’ officers, employees, directors and other key persons (including consultants and prospective employees) upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in our company.

Eligibility. Participants in our 2023 Plan may include full or part-time officers, employees, directors and key persons (including advisors and consultants) of our company or our affiliates who are selected to receive awards from time to time by the administrator in its sole discretion.

Administration. Our 2023 Plan is administered by our compensation committee, or, if at any time our compensation committee is not in existence, our board of directors. In addition, to the extent applicable law permits, our board of directors may delegate any of its authority under our 2023 Plan to another committee or one or more officers, and our compensation committee may delegate any of its authority hereunder to a sub-committee or to one or more officers, except that no such delegation is permitted with respect to awards made to individuals who are subject to Section 16 of the Exchange Act unless the delegation is to another committee consisting entirely of “nonemployee directors” within the meaning of Rule 16b-3 of the Exchange Act. Subject to the provisions of our 2023 Plan, the administrator has the power to administer the plan, including but not limited to, the power to select the eligible officers, employees, directors, and key employees to whom awards are granted; to determine the number of shares to be covered by each award; to determine the terms and conditions of any award and to amend any outstanding award.

Authorized Shares. A total of 32,500,000 shares of our common stock were authorized for issuance under our 2023 Plan. All of the authorized shares may be issued pursuant to incentive stock options. The shares available for issuance may be authorized but unissued shares or shares reacquired by us and held in its treasury. The share reserve under our 2023 Plan is depleted by the maximum number of shares, if any, that may be issuable under an award as determined at the time of grant. However, awards that may only be settled in cash (determined at the time of grant) do not deplete the share reserve.

If (i) an award lapses, expires, terminates or is cancelled without the issuance of shares, (ii) it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) shares are forfeited under an award, (iv) shares are issued under any award and we subsequently reacquire them pursuant to rights reserved upon the issuance, (v) an award or a portion thereof is settled in cash, or shares are withheld by us in payment of the exercise price or withholding taxes of an award, then such shares will be recredited to the reserve and may again be used for new awards. However, shares recredited to reserve pursuant to clause (iv) in the preceding sentence may not be issued pursuant to incentive stock options.

Adjustments to Shares. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of our company, or additional shares or new or different shares or other securities of our company or other non-cash assets are distributed with respect to such shares or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of our assets, the outstanding shares are converted into or exchanged for a different number or kind of securities of our company or any successor entity (or a parent or subsidiary thereof), the administrator will make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under our 2023 Plan; (ii) the number and kind of shares or other securities subject to any then outstanding awards under our 2023 Plan; and (iii) the exercise price for each share subject to any then outstanding stock options. The administrator also may adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the administrator that such adjustment is appropriate to avoid distortion in the operation of our 2023 Plan, subject to the limitations described in our 2023 Plan.

Effect of a Sale Event. Unless otherwise provided in an award or other agreement, upon a “sale event,” if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any holder of an award (or other person with rights in an award), some or all outstanding awards may be assumed, or replaced with the same type of award with similar terms and conditions, subject to adjustments described in our 2023 Plan, by the successor or surviving corporation (or parent thereof) in the sale event. A “sale event” is generally defined for this purpose as (i) any person becoming the beneficial owner of 50% or more of the combined voting power of our then-outstanding securities (subject to exceptions and other limitations scribed in our 2023 Plan), (ii) our stockholders approving a plan of complete liquidation or dissolution of our company, (iii) the consummation of (a) an agreement for the sale or disposition of all or substantially all of our assets (other than to certain excluded persons), (b) a merger, consolidation or reorganization of our company with or involving any other corporation (subject to specified exceptions), or (iv) a change in the majority of our board of directors that is not approved by a supermajority of the existing board. More detailed descriptions and additional information on limitations relating to each of these sale events is are in our 2023 Plan.

If, after a sale event in which the awards are assumed or replaced, the award holder experiences a termination event as a result of a termination of service without cause, due to death or disability, or as a result of a resignation for good reason, in each case within 24 months after a sale event, then the award holder’s awards will be vested in full or deemed earned in full (assuming target performance, if applicable).

To the extent the awards are not assumed or replaced in the sale event, then, (i) each option will become immediately and fully vested and, unless the administrator determines otherwise, will be canceled on the sale event in exchange for a cash payment equal to the excess of the price paid in the sale event over the exercise price of the option, and all options with an exercise price lower than the price paid in the sale event will be canceled for no consideration, (ii) restricted stock and restricted stock units (not subject to performance goals) will be vested in full and settled, along with any accompanying dividend equivalent units, and (iii) all awards subject to performance goals with outstanding performance periods will be canceled in exchange for a cash payment equal to the amount that would have been due under the award if performance had been satisfied at the better of target or the performance trend through the sale event.

Solely with respect to awards granted on and after the completion of this offering, and except as otherwise expressly provided in any agreement with an award holder, if the receipt of any payment by an award holder under the circumstances described above would result in the payment by the award holder of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

Limit on Director Awards. The maximum value of awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year to the non-employee director in respect of the director’s service as a member of our board of directors during such year (including service as a member or chair of any committees of the board), shall not exceed $250,000 in any calendar year, although our board of directors may, in its discretion, make exceptions to the limit in extraordinary circumstances..

Types of Awards. Awards under our 2023 Plan may consist of incentive stock options, non-qualified stock options, restricted stock awards, unrestricted stock awards, restricted stock units, or any combination of those awards. Some provisions of our 2023 Plan relating to these award types are summarized below.

Stock Options. A stock option is an award entitling the recipient to acquire shares, at such exercise price as determined by the administrator (which may not be lower than the fair market value of the underlying shares on the date of grant) and subject to such restrictions and conditions as the administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. Stock options granted under our 2023 Plan may be either non-qualified stock options or incentive stock options. Incentive stock options may be granted only to our employees or employees of our subsidiaries, and must certain requirements specified in our 2023 Plan and the Code. Stock options will become exercisable at such time or times as determined by the administrator at or after the grant date and set forth in the stock option agreement. The administrator may at any time accelerate the exercisability of all or any portion of any stock option.

Restricted Stock. A restricted stock award is a grant (or sale, at such purchase price as determined by the administrator) of shares that are subject to such restrictions and conditions as the administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) or achievement of pre-established performance goals and objectives. The terms and conditions of each such agreement shall be determined by the administrator.

Unrestricted Stock. The administrator may grant (or sell at par value or such higher purchase price determined by the administrator) unrestricted shares, in respect of past services, in exchange for cancellation of a compensation right, as a bonus, or any other valid consideration, or in lieu of any cash compensation due to such individual.

Restricted Stock Units and Dividend Equivalent Units. The administrator may grant restricted stock units representing the right to receive a future payment of cash, the amount of which is determined by reference to our shares, shares or a combination of cash and shares. The administrator will determine all terms and conditions of an award of restricted stock units, including but not limited to the number granted, in what form they will be settled, whether performance goals must be achieved for the restricted stock units to be earned, the length of any vesting or performance period and the date of payment, and whether the grant will include dividend equivalent units. The administrator will determine all terms and conditions of an award of dividend equivalent units, including whether payment will be made in cash or shares. However, no dividend equivalent units may be paid with respect to restricted stock units that are not earned or that do not become vested.

Termination of Employment or Service. Except as otherwise provided in any award agreement or an award holder’s employment offer letter, severance letter or services agreement, or as determined by administrator at the time of the award holder’s termination of employment or service:

●	If the termination is for cause, the award holder will forfeit all outstanding awards immediately upon termination and will not be permitted to exercise any stock options following termination.

●	If the termination is due to the award holder’s death or disability (when the award holder could not have been terminated for cause), the award holder will forfeit the unvested portion of any award, and any vested stock options will remain exercisable until the earlier of the original stock option expiration date or 12 months from the date of termination.

●	If the termination was for any reason other than cause, death or disability (when the award holder could not have been terminated for cause), the award holder will forfeit the unvested portion of any award, and any vested stock options will remain exercisable until the earlier of the original stock option expiration date or three months from the date of termination.

Term of Plan and Plan Amendments. Our 2023 Plan will continue until all shares reserved for issuance under our 2023 Plan have been issued, or, if earlier, until such time as the administrator terminates our 2023 Plan as described below. No incentive stock options may be granted after the ten (10) year anniversary of the date of stockholder approval of our 2023 Plan unless the stockholders have approved an extension.

Our board of directors may, at any time, amend, terminate or discontinue our 2023 Plan, except that our stockholders must approve any amendment to the extent approval is required by Section 16 of the Exchange Act, the Code, the listing requirements of any principal securities exchange or market on which our shares are then traded or any other applicable law. In addition, stockholders must approve any amendment to our 2023 Plan that would materially increase the number of shares reserved (except as permitted by the adjustment provisions of our 2023 Plan) or that would diminish the protections afforded by the anti-repricing provisions of our 2023 Plan.

Any termination of our 2023 Plan will not affect the authority of our board of directors and the administrator to administer outstanding awards or affect the rights of award holders with respect to awards previously granted to them.

Award Amendments, Cancellation and Disgorgement. Subject to the anti-repricing and other requirements of our 2023 Plan, the administrator may modify, amend or cancel any award. However, except as otherwise provided in our 2023 Plan or an award agreement, the consent of the award holder is required to any amendment that materially diminishes the holder’s rights under the award. Our 2023 Plan includes exceptions to the consent requirement for actions necessary to comply with applicable law or the listing requirements of securities exchanges, to preserve favorable accounting or tax treatment of any award for our company or to the extent the administrator determines that an action does not materially and adversely affect the value of the award or is in the best interest of the affected award holder or any other person who has an interest in the award.

The administrator has full power and authority to terminate or cause an award holder to forfeit an award, and require an award holder to disgorge to us, any gains attributable to the award, if the award holder engages in any action constituting, as determined by the administrator in its discretion, cause for termination, or a breach of any award agreement or any other agreement between the award holder and us or one of our affiliates concerning noncompetition, non-solicitation, confidentiality, trade secrets, intellectual property, non-disparagement or similar obligations. In addition, any awards granted pursuant to our 2023 Plan, and any shares issued or cash paid pursuant to an award, will be subject to any recoupment or claw-back policy that is adopted by us from time to time, or any recoupment or similar requirement otherwise made applicable to us by law, regulation or listing standards.

Repricing and Backdating Prohibited. Notwithstanding anything in our 2023 Plan to the contrary, and except for the adjustments provided for in our 2023 Plan, neither the administrator nor any other person may (i) amend the terms of outstanding stock options to reduce the exercise or grant price of such outstanding stock options; (ii) cancel outstanding stock options in exchange for stock options with an exercise or grant price that is less than the exercise or grant price of the original stock options; or (iii) cancel outstanding stock options with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, the administrator may not make a grant of a stock option with a grant date that is effective prior to the date the administrator takes action to approve the award.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2022, there were no outstanding equity awards to our named executive officers.

DIRECTOR COMPENSATION

General

The following discussion describes the significant elements of the expected compensation program for members of the board of directors and its committees. The compensation of our directors is designed to attract and retain committed and qualified directors and to align their compensation with the long-term interests of our shareholders. Directors who are also executive officers (each, an “Excluded Director”) will not be entitled to receive any compensation for his or her service as a director, committee member or Chair of our board of directors or of any committee of our board of directors.

Director Compensation

Our non-employee director compensation program is designed to attract and retain qualified individuals to serve on our board of directors. Our board of directors, on the recommendation of our compensation committee, will be responsible for reviewing and approving any changes to the directors’ compensation arrangements. In consideration for serving on our board of directors, each director (other than Excluded Directors) will be paid an annual retainer. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

Prior to [_______], 2023, each of our non-employee directors received no salary compensation for their service on the board of directors. The directors were entitled to option awards as compensation for their service. On [_______], 2023, our board of directors approved the following new compensation program for the non-employee members of our board of directors.

Cash Compensation. Under such program, we will pay each non-employee director a cash fee, payable quarterly, of $[____] per year for service on our board of directors.

Committee Fees. If a non-employee director is designated to participate on a committee of our board of directors as either a chairperson or non-chairperson member, such director will be entitled to compensation in addition to the quarterly cash fee in accordance with the following table:

		Chair		Member
Audit Committee	$	[ ]/qtr	$	[ ]/qtr
Compensation Committee	$	[ /qtr	$	[ ]/qtr
Nominating and Governance Committee	$	[ /qtr	$	[ ]/qtr

Equity Awards. Each non-employee director will receive a one-time initial restricted stock award of [____] shares of our common stock, which shares shall vest in arrears in two equal tranches on the first and second anniversaries of service on our Board. Each non-employee director shall also be eligible to receive grants of stock options, each in an amount designated by the Compensation Committee of our board of directors, from any equity compensation plan approved by the Compensation Committee of our Board.

In addition to such compensation, we will reimburse each non-employee director for all pre-approved expenses within 30 days of receiving satisfactory written documentation setting out the expense actually incurred by such director. These include reasonable transportation and lodging costs incurred for attendance at any meeting of our Board of Directors.

The following table sets forth the director compensation we paid in the year ended December 31, 2022 (excluding compensation to our executive officers set forth in the summary compensation table above).

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Total ($)
James DuBois		$—	$47,188	$47,188
Greg Rankich		—	47,188	47,188
Richard Berman		—	47,188	47,188
Total:	$		$141,564	$141,564

(1)	We granted in January 2021 (12,500 shares) and April 2021 (31,250 shares) restricted common stock that vest over a three-year period. The amounts reflected for Stock Awards in the table above represent the dollar amount recognized for financial statement reporting purposes with respect to the fair value of securities granted in accordance with ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be realized upon exercise.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 15, 2023 by:

●	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after October 15, 2023. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

In the table below, the percentage of beneficial ownership of our common stock is based on 15,134,545 shares of our common stock outstanding as of October 15, 2023. Unless otherwise noted below, the address of the persons listed on the table is c/o TraQiQ, Inc., 1931 Austin Drive, Troy, Michigan 48083.

Name of Beneficial Owner	Number of Shares	Percentage (%)(1)
Named Executive Officers and Directors
Glen Miller(2)	785,213	4.9%
Jeffrey Rizzo(3)	20,532,600	57.6%
Michael Jansen	—	—%
Richard Berman	63,750	*
Frank E. Celli(4)	785,213	4.9%
Ajay Sikka(5)	6,765,605	44.7%
Executive Officers and Directors as a Group (six persons)	28,902,381	62.5%
5% Beneficial Owners
Titan 5, LLC(6)	25,171,000	62.5%
Titan Holdings 2, LLC(7)	15,982,600	51.4%
Swarn Thiara(8)	1,278,839	8.4%
Kunall Sikka(9)	803,600	5.3%
Eleven 11 Management LLC(10)	1,613,106	10.7%

*	less than 1%.

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on October 15, 2023. On October 15, 2023, there were 15,134,545 shares of Common Stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the Common Stock outstanding and all shares of Common Stock issuable to that person in the event of the exercise of outstanding options and other derivative securities, including our Series A Rights and Series B Rights, owned by that person which are exercisable within 60 days of October 15, 2023. Common Stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Represents 785,213 shares of Common Stock issuable upon the exchange of Series A Rights. Does not include 464,787 shares of Common Stock issuable upon the exchange of additional Series A Rights as such Series A Rights may not be exchanged at any time that the holder beneficially owns 4.99% of the outstanding Common Stock.

(3)	Represents shares of Common Stock issuable upon the conversion of 205,326 shares of Series C Preferred Stock.

(4)	These shares are owned directly by MVSR, LLC, a Nevada limited liability company (“MVSR”), and indirectly by Frank E. Celli in his capacity as the manager of MVSR. Represents 785,213 shares of Common Stock issuable upon the exchange of Series A Rights. Does not include 43,894,604 shares of Common Stock issuable upon the exchange of additional Series A Rights as such Series A Rights may not be exchanged at any time that the holder beneficially owns 4.99% of the outstanding Common Stock

(5)	Does not include 5,000,000 shares of Common Stock issuable upon the exchange of Series A Rights as such Series A Rights may not be exchanged at any time that the holder beneficially owns 4.99% of the outstanding Common Stock.

(6)	Represents shares of common stock issuable upon the conversion of shares of Series C Preferred Stock of the Company. Michelle Rizzo, the sister in law of Jeffrey Rizzo, our Chief Operating Officer, is the managing member of Titan 5, LLC and, as a result, may be deemed to have voting and investment power with respect to the shares held by Titan 5, LLC. The address of Titan 5, LLC is 3279 Baron Drive, Bloomfield Hills, MI 48302.

(7)	Represents shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Marilyn Rizzo, the mother of Jeffrey Rizzo, our Chief Operating Officer, is the managing member of Titan Holdings 2, LLC and, as a result, may be deemed to have voting and investment power with respect to the shares held by Titan Holdings 2, LLC. The address of Titan Holdings 2, LLC is 37106 Highview, New Baltimore, MI 48047.

(8)	The address of Swarn Thiara is 6704 126th Street SE, Snohmish, WA 98296.

(9)	The address of Kanuul Sikka is 1342 McAllister Street, San Francisco, CA 94115.

(10)	Does not include 25,132,910 shares of Common Stock issuable upon the exchange of Series A Rights as such Series A Rights may not be exchanged at any time that the holder beneficially owns 4.99% of the outstanding Common Stock. Jeffrey Pazdro is the managing member of Eleven 11 Management, LLC and, as a result, may be deemed to have voting and investment power with respect to the shares held by Eleven 11 Management, LLC. The address of Eleven 11 Management, LLC is 156 W Saddle River Road, Saddle River, New Jersey 07458.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

●	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

●	any person who beneficially owns more than 5% of our common stock;

●	any immediate family member of any of the foregoing; or

●	any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In [      ], 2023, our board of directors adopted a written related-party transactions policy. Pursuant to this policy, the Audit Committee of our board of directors will review all material facts of all related-party transactions and either approve or disapprove entry into the related-party transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related-party transaction, our Audit Committee shall take into account, among other factors, the following: (i) whether the related-party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances; (ii) the extent of the related party’s interest in the transaction; and (iii) whether the transaction would impair the independence of a non-employee director.

Related Party Transactions

Other than compensation arrangements for our named executive officers and directors, which we describe herein, the only related party transactions to which we were a party during the years ended December 31, 2021 and 2022, since December 31, 2022, or any currently proposed related party transaction, are as follows, each of which was entered into prior to the adoption of the approval procedures described above.

On multiple occasions, from 2017 thru 2022, Ajay Sikka, a director of our company and our former Chief Executive Officer, made loans to us in amounts totaling $2,908,562. These loans were recorded as unsecured loans accruing interest at the rate of 15% annually. On December 31, 2022, the entirety of Mr. Sikka’s loans were converted to common stock.

On September 13, 2018, Kunaal Sikka, the son of Ajay Sikka, made a loan to us in the amount of $15,000 that matured on December 31, 2019. The loan was unsecured and accrued interest at the rate of 12% annually. The loan went into default on December 31, 2019, at which time the interest rate increased to 18% annually in accordance with the loan terms. On June 25, 2021, the maturity date of the loan was extended to December 31, 2022, and the interest rate was amended to accrue at the rate of 6% annually. On December, 31, 2022, the loan was repaid in full.

On December 15, 2021, Kunaal Sikka, the son of Ajay Sikka, made a loan to us in the amount of $250,000 that matured on December 31, 2022. The loan was unsecured and accrued interest at the rate of 15% annually. On December 31, 2022, the loan was repaid in full.

On January 3, 2017 and February 1, 2017, Swarn Singh, the father-in-law of Ajay Sikka, made loans to us in the amounts of $25,000 and $20,000, respectively, each maturing on December 31, 2019. The loans were unsecured and accrued interest at a rate of 15% annually. The loans went into default on December 31, 2019, at which time the interest rate was increased to 21% annually in accordance with the terms of the loans. On December 31, 2022, both loans were repaid in full.

On December 15, 2021, Swarn Singh made a loan to us in the amount of $150,000 that matured on December 31, 2022. The loan was unsecured and accrued interest at the rate of 15% annually. On December 31, 2022, the loan was repaid in full.

On June 15, 2021, Greg Rankich, one of our former directors, made a loan to us in the amount of $400,000 that matured on December 21, 2021. As consideration for the loan, Mr. Rankich received 37,500 shares of our common stock. On January 5, 2023, Mr. Rankich transferred the loan to an unaffiliated third party, which, in connection with that transaction, exchanged the loan with us for an 11% original issue discount note in the original principal amount of $480,000 that matures on January 5, 2024.

In July 2023, we entered into an exchange agreements with (i) Ajay Sikka pursuant to which Mr. Sikka exchanged 45,000 shares of our Series B Preferred Stock, 5,000,000 shares of common stock and a payment receivable from us for unreimbursed advances in the amount of $100,000 for Series A Rights to acquire an aggregate of 11,500,000 shares of common stock, and (ii) Glen Miller, our Chairman of the Board and Chief Executive Officer, pursuant to which Mr. Miller exchanged $62,500 principal amount of our 20% OID Senior Secured Promissory Notes, and accrued interest thereon, for Series A Rights to acquire an aggregate of 1,2500,000 shares of common stock.

On July 20, 2023, we entered into an exchange agreement with Renovare Environmental, Inc. (“REI”) pursuant to which REI exchanged 14,118,233 shares of our common stock and 1,250,000 shares of our Series B Preferred Stock for Series A Rights and Series B Rights. Following the closing of such transaction, we entered into certain settlement agreements on July 20, 2023 with REI and certain stockholders of REI signatory thereto pursuant to which, in consideration of a release by such stockholders of any and all claims such stockholders may have had against REI or our company, REI transferred Series A Rights to acquire an aggregate of 96,989,534 shares of common stock and Series B Rights to acquire 9,883,357 shares of common stock, to such stockholders, including a settlement agreement with an entity controlled by Frank E. Celli, a director of our company, pursuant to which REI transferred to such entity Series A Rights to acquire 44,679,817 shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our articles of incorporation and our amended and restated bylaws as they will be in effect upon completion of the Reincorporation and this offering and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which have been or will be filed as exhibits to the registration statement of which this prospectus is a part.

Upon effectiveness of the Reincorporation, our authorized capital stock consists of 425,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share, 630,900 shares of which shall be designated as Series A Convertible Preferred Stock. As of the date of this prospectus, 15,134,545 shares of common stock are issued and outstanding and 630,900 shares of Series A Convertible Preferred Stock are issued and outstanding. In addition, 108,734 shares of common stock are reserved for issuance upon the exercise of outstanding common stock purchase warrants, no shares of common stock are reserved for issuance upon the exercise of outstanding common stock purchase options, and 206,932,500 shares of common stock are reserved for issuance upon the exercise of Rights to Receive Common Stock.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of 33 1/3% of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our articles of incorporation, our board of directors can issue up to 25,000,000 shares of preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without shareholder approval.

Our board of directors has designated a series of preferred shares consisting of up to 630,900 shares, designated Series A Convertible Preferred Stock, all of which are currently outstanding. The rights related to the Series A Convertible Preferred Stock are virtually identical to the rights related to our common stock, except that each share of Series A Convertible Preferred Stock is convertible into 100 shares of common stock and the shares of Series A Convertible Preferred Stock vote together with the common stock on all matters submitted for a vote to our common shareholders on an as-converted basis.

Outstanding Warrants

As of the date of this prospectus, the following warrants are outstanding:

●	Warrants to purchase 25,000 shares of common stock at any time on or prior to February 12, 2024 at an initial exercise price of $11.60 per share.

●	Warrants to purchase 35,625 shares of common stock at any time on or prior to February 16, 2024 at an initial exercise price of $16.00 per share.

●	Warrants to purchase 35,990 shares of common stock at any time on or prior to February 17, 2024 at an initial exercise price of $0.008 per share.

●	Warrants to purchase 2,188 shares of common stock at any time on or prior to April 29, 2024 at an initial exercise price of $16.00 per share.

●	Warrants to purchase 4,966 shares of common stock at any time on or prior to September 17, 2026 at an initial exercise price of $11.60 per share.

●	Warrants to purchase 3,310 shares of common stock at any time on or prior to October 8, 2026 at an initial exercise price of $11.60 per share.

●	Warrants to purchase 1,655 shares of common stock at any time on or prior to October 15, 2026 at an initial exercise price of $11.60 per share.

Pursuant to the terms of such warrants, the applicable exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Rights to Receive Common Stock

As of the date of this prospectus, we have 176,543,627 Series A Rights and 30,388,873 Series B Rights outstanding. Each Series A Right and each Series B Right obligates us to issue to the holder upon request (without the payment of any additional consideration) one share of common stock. The Series A Rights were immediately exercisable and the Series B Rights are exercisable upon the earlier of (x) December 31, 2023 and (y) the initial date on which our common stock is listed for trading on a national stock exchange, include the NYSE American. The holders of Rights have no rights as a stockholder of our company with respect to the common stock issuable upon exercise of the Rights, including voting rights or rights to receive dividends or other distributions on our common stock, until the Rights are properly exercised. All of the Rights expire on July 20, 2028.

Pursuant to the terms of the Rights, the holders will not be able to exercise Rights and receive shares of our common stock upon such exercise to the extent that after giving effect to such issuance after exercise, the holder would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the applicable Right. Each holder may decrease its applicable ownership limitation at any time and each holder, upon not less than 61 days’ prior notice to us, may increase its applicable beneficial ownership limitation, provided that the applicable beneficial ownership limitation may in no event exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock upon exercise of the applicable Right.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Provisions of our articles of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by (i) our Chairman, (ii) our chief executive officer, (iii) the board of directors pursuant to a resolution adopted by directors representing a quorum of the board of directors or (iv) by the holders of shares entitled to cast not less than 33 1/3 % of the votes at the meeting.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Amendment of Bylaws. The bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Preferred Stock. Our articles of incorporation, authorize the issuance of up to 25,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Limitation of Liability and Indemnification Matters

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intends to so purchase and maintain such insurance when economically feasible.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC. Equity Stock Transfer, LLC’s address is 237 West 37th Street, Suite 602, New York, NY 10018 and its telephone number is (212) 575-5757.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been only a limited public market for our common stock on the OTCQB. Future sales of substantial amounts of our common stock in the public market following this offering, or the possibility of such sales occurring, could cause the prevailing market price of our common stock to fall and impede our ability to raise capital in the future through an offering of equity securities.

Upon the completion of this offering, we will have a total of [______] shares of common stock outstanding, assuming a public offering price of $[__] per share of common stock, including [____] shares of common stock to be issued in connection with conversion of $[_____] aggregate principal amount of indebtedness in connection with the closing of this offering and assuming no exercise by the underwriters’ option to purchase additional shares of common stock, and no exercise or conversion of outstanding options or warrants to purchase shares of common stock prior to completion of this offering. All of the shares sold in this offering will be freely tradable unless held by our “affiliates,” as defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144.

Lock-Up Agreements

Our stockholders who beneficially own less than 5% of our outstanding shares of common stock, who own beneficially approximately [___] million shares of our common stock in the aggregate, are not subject to any lock-up agreements. These shares will be eligible for sale in the public market immediately after effectiveness of this registration statement, subject to Rule 144 under the Securities Act.

However, we and certain of our executive officers, directors and holders of 5% or more of our outstanding common stock have entered into “lock-up” agreements. As a result of these contractual restrictions and the provisions of Rules 144 and 701 promulgated under the Securities Act, in addition to the shares that may be immediately sold by our non-affiliated stockholders, an aggregate of approximately [____] million shares of common stock (including shares issued upon exercise of warrants and options) will be eligible for sale in the public market upon expiration of lock-up agreements, if any, 180 days after the date of this prospectus, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701, assuming the exercise of all outstanding options and warrants. The representatives may, in their discretion, release any of the securities subject to these lock-up agreements at any time.

Rule 144

In general, under Rule 144, as amended, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell those shares, subject only to the availability of current public information about us and provided that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has held our shares for at least one year, such person can resell such shares under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company and current public information requirements.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately [____] shares immediately after this offering (assuming a public offering price of $[__] per share of common stock, the midpoint of the public offering price range reflected on the cover page of this prospectus, no exercise of the underwriters’ option to purchase additional shares); or

●	the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Under Rule 701 under the Securities Act, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plan may be resold, by:

●	persons, other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

●	our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Notwithstanding the foregoing, our Rule 701 shares held by our executive officers and directors are subject to lock-up agreements as described above and in the section titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2023 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations applicable to affiliates and the lock-up arrangement described above, if applicable.

Registration Rights

In connection with the issuance of the Series A Rights and the Series B Rights, we entered into a registration rights agreement with the holders of the Series A Rights and the Series B Rights. Pursuant to the registration rights agreement, we have agreed to register for resale the shares of common stock underlying the outstanding Series A Rights and the Series B Rights within thirty days following written demand from certain holders, but in no event earlier than September 1, 2023, except in certain circumstances as described in the registration rights agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of common stock could differ from those described below.

This discussion is addressed only to U.S. holders (defined below) which hold our shares of common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;

●	a bank, financial institution or insurance company;

●	a regulated investment company, a real estate investment trust or grantor trust;

●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;

●	a person holding the common stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock under the constructive sale provisions of the Code;

●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;

●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;

●	a person who is a partner or investor in a partnership or other pass-through entity that holds the common stock;

●	a U.S. person whose “functional currency” is not the U.S. dollar;

●	a controlled foreign corporation or passive foreign investment company;

●	a qualified foreign pension fund or an entity that is wholly-owned by one or more qualified foreign pension funds; or

●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net income basis on income or gain from a share of common stock.

If a partnership holds shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of common stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of common stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

We intend to enter into an underwriting agreement with Alexander Capital, L.P. (the “Underwriter”), with respect to the securities subject to this offering. Subject to certain conditions, we have agreed to sell to the Underwriter such securities listed next to its name in the below table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares of Common Stock
Alexander Capital., L.P.

Total	[●]

The underwriting agreement will provide that the obligations of the Underwriter to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by its legal counsel and certain other conditions. The Underwriter is obligated to take and pay for all of the securities if any of the securities are taken. The Underwriter is not, however, required to take or pay for securities covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the Underwriter an option, exercisable no later than 45 calendar days after the date of the closing of this offering, to purchase up to an additional [●] shares of common stock (15% of shares sold in this Offering).

Discounts and Commissions

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the Underwriter of the over-allotment option:

	Per Share	Total Without Over- Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.0%)	$	$	$
Non-accountable expense allowance (1.0%) (1)	$	$	$
Proceeds to us, before fees and expenses	$	$	$

(1)	We have also agreed to reimburse such underwriter for certain out-of-pocket expenses, including, but not limited to, up to $150,000 for reasonable legal fees and disbursements for the Underwriter’s counsel.

We have also agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We will be also responsible for and will pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of the Company’s common stock; (c) all FINRA filing fees related to this offering; (d) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the underwriter’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Underwriter may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriter; and (h) the fees and expenses of the Company’s accountants; and (i) up to $150,000 for reasonable legal fees and disbursements for the underwriters’ counsel.

The Company shall be responsible for Underwriter’s external counsel legal costs irrespective of whether or not the offering is consummated. Additionally, one percent (1%) of the gross proceeds of the offering shall be provided to the Underwriter as a success-based non-accountable expenses allowance. Additionally, the Company has provided the Underwriter an expense advance (the “Advance”) of $25,000. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to the Company to the extent not actually incurred in accordance with FINRA Rule 511(f)(2)(C).

In addition to non-accountable expenses, we shall reimburse the Underwriter for incurred expenses. All incurred expenses shall be preapproved and prepaid by the Company, including expenses towards diligence. Non-accountable expenses shall be disbursed at the closing of the Offering.

We estimate the total expenses payable by us for this offering to be approximately $[●], which amount includes (i) the underwriting discount of $[●] (8.0%), (ii) a non-accountable expense of $[●] (1.0%) (iii) reimbursement of the accountable expenses (including up to $150,000 legal fees for the Underwriter’s counsel) and (iv) other estimated Company expenses of approximately $[●], which includes legal, accounting, printing costs and various fees associated with the registration of our securities.

Underwriter’s Warrants

We have agreed to issue to the Underwriter (or its designed affiliates) warrants (the “Underwriter’s Warrants”) to purchase up to a total of five percent (5.0%) of the number of shares of common stock underlying the shares of common stock sold in this offering, excluding the shares underlying the Underwriter’s Over-Allotment Option. We are registering hereby the issuance of the Underwriter’s Warrants and the shares of common stock issuable upon exercise of such warrants. The Underwriter’s Warrants will be non-exercisable for 180 days following the commencement of sales of the offering and will expire five (5) years following the commencement of such sales. The Underwriter’s Warrants will be exercisable at a price equal to 100% of the public offering price in connection with this offering. The Representative’s Warrants shall not be redeemable. The Underwriter’s Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days beginning on the date of commencement of sales of the offering, except as provided for in FINRA Rule 5110(e)(2). Notwithstanding the foregoing, the Underwriter’s Warrants may be assigned, in whole or in part, to any officer, manager or member of the Underwriter (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group. Underwriter’s Warrants may be exercised, commencing 180 days following the commencement of sales of the offering, as to all or a lesser number of shares of common stock, for a period of four years and six months, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of common stock, provided, there is no effective registration statement for such shares, at the Company’s expense, and unlimited “piggyback” registration rights at the Company’s expense. The Underwriter has agreed that during the one (1) year period following the closing date of the Offering, it will not transfer the Underwriter’s Warrants or underlying securities, except to its officers, partners or members of the selling group.

Right of First Refusal and Certain Post Offering Investments

For a period of eighteen (18) months from the closing date of this offering, if the Company or any of its subsidiaries (a) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or recapitalization, reorganization or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and the Company decides to retain a financial advisor for such a transaction, the Underwriter (or an affiliate designate by the Underwriter) shall have the right to act as the Company’s exclusive financial advisory for any such transaction or (b) decides to finance or refinance indebtedness using a manager or agent, the Underwriter (or any affiliate designated by the Underwriter) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (c) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, the Underwriter (or any affiliate designated by the Underwriter) shall have the right to act as sole-book running manager, sole underwriter or sole placement agent for such financing.

Tail Financing

We have agreed that the Underwriter shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom the Underwriter had contacted about this offering, during our engagement period with the Underwriter or introduced to us during our engagement period with the Underwriter, if such Tail Financing is consummated at any time within the 18-month period following the expiration or termination of our engagement letter with the Underwriter for this offering.

Determination of Offering Price

Prior to this offering, there has only been a limited public market for our common stock. The public offering price of the shares of common stock in this Offering will be determined through negotiation between us and the Underwriter. The principal factors to be considered in determining the public offering price of the common stock will include:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this offering;

●	the recent market prices of, and the demand for, publicly traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

We cannot assure you that the public offering price will correspond to the price at which the shares will trade in the public market following this offering or that an active trading market for the shares will develop or continue after this offering.

Lock-Up Agreements

Our officers, directors and ten percent (10%) or greater stockholders have agreed to enter into customary “lock-up” agreements in favor of the Underwriter pursuant to which such persons and entities agreed for a period of one hundred and eighty (180) days from the closing date of this offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the Underwriter.

Company Standstill

We have agreed that, for a period of one hundred and eighty (180) days from the closing date of this offering, that without the prior written consent of the Underwriter, we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock; or (c) complete any offering of our debt securities, other than entering into a commercial line of credit or equipment financing, or (d) enter into any swap or arrangement that transfers to another, in whole or in part, any of the economic consequences or ownership of our capital stock, whether any such transactions described in subsections (a), (b) or (c) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the Underwriter may over-allot in connection with this offering by selling more shares of common stock than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the Underwriter is not greater than the number of shares of our common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares of common stock in the over-allotment option. To close out a short position, the Underwriter may elect to exercise all or part of the over-allotment option. The Underwriter may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, our common stock in the open market.

The Underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the Underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriter is not required to engage in these activities and may discontinue any of these activities at any time without notice.

In connection with this offering, the Underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Underwriter. The Underwriter may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Underwriter to underwriters that may make internet distributions on the same basis as other allocations. In connection with the offering, the Underwriter or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Affiliations

The Underwriter and its affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Pryor Cashman LLP, New York, New York. Certain other legal matters will be passed upon for the underwriters by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Titan Trucking, LLC and Subsidiary as of December 31, 2022 and 2021 and for the years then ended have been audited by Freed Maxick CPAs, P.C., an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in this prospectus and registration statement in reliance upon the report of Freed Maxick CPAs, P.C. appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document is not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and its exhibits and schedules and other information on SEC’s website at www.sec.gov.

We also maintain a website at www.TitanCares.com, at which, following the completion of this offering, you may access our SEC filings free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. You may also request a copy of these filings, at no cost, by writing us at 1931 Austin Drive, Troy, Michigan 48083, or telephoning us at (248) 775-7400.

TRAQIQ, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Page
TRAQIQ, INC.
Unaudited Interim Condensed Financial Statements for the Six-Month Periods Ended June 30, 2023 and 2022
Condensed Consolidated Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-2
Condensed Consolidated Statements of Operations for the Three and Six Months ended June 30, 2023 and 2022 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the Three and Six Months ended June 30, 2023 and 2022 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2023 and 2022 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6

TTITAN TRUCKING LLC AND SUBSIDIARY
Audited Financial Statements for the Years Ended December 31, 2022 and 2021
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-31
Consolidated Statements of Operations for the Years Ended December 31, 2022 and 2021	F-32
Consolidated Statements of Members’ Equity (Deficiency) for the Years Ended December 31, 2022 and 2021	F-33
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022 and 2021	F-34
Notes to Consolidated Financial Statements	F-35

F-1

TRAQIQ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2023 (UNAUDITED) AND DECEMBER 31, 2022

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$236,815	$26,650
Accounts receivable, net	885,628	517,583
Subscription receivable	-	200,000
Other receivables	11,763	1,241
Prepaid expenses and other current assets	194,087	128,689
Inventory	455,088	-
Total Current Assets	1,783,381	874,163

Property and equipment, net	5,626,744	5,643,941
Intangible assets, net	11,192,378	687,500
Goodwill	6,650,621	-
Other assets	8,251	8,251
Operating lease right-of-use asset, net	1,717,736	194,112
Total Non-current Assets	25,195,730	6,533,804

TOTAL ASSETS	$26,979,111	$7,407,967

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$2,455,803	$736,658
Customer deposits	312,544	-
Accrued payroll and related taxes	192,995	50,983
Derivative liability	209,519	-
Convertible notes payable, net of discounts	2,393,020	-
Convertible notes payable, net of discounts – related party	445,117	-
Notes payable, net of discounts	3,878,700	1,098,158
Notes payable, net of discounts – related party	653,470	-
Operating lease liability, current	349,651	95,243
Total Current Liabilities	10,890,819	1,981,042

Notes payable, net of current portion and discounts	2,539,824	2,785,531
Operating lease liability, net of current portion	1,437,237	115,290
Total Non-current Liabilities	3,977,061	2,900,821

Total Liabilities	14,867,880	4,881,863

STOCKHOLDERS’ EQUITY
Member’s equity	-	2,526,104
Preferred stock, 10,000,000 shares authorized:
Preferred stock, par value, $0.0001, Series A Convertible Preferred, 0 and 0 shares issued and outstanding	-	-
Preferred stock, par value, $0.0001, Series B Convertible Preferred, 1,470,135 and 0 shares issued and outstanding, respectively	147	-
Preferred stock, par value, $0.0001, Series C Convertible Preferred, 701,000 and 0 shares issued and outstanding, respectively	70	-
Common stock, par value, $0.0001, 300,000,000 shares authorized, 34,252,778 and 0 issued and outstanding, respectively	3,425	-
Additional paid in capital	35,676,238	-
Accumulated deficit	(23,568,649)	-

Total Stockholders’ Equity	12,111,231	2,526,104

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,979,111	$7,407,967

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

TRAQIQ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	For the Six Months Ended			For the Three Months Ended
	June 30,			June 30,
	2023	2022		2023	2022
Revenue	$2,961,572		$1,569,853	$1,827,245		$919,738
Cost of Revenues	2,741,058		1,650,046	1,544,103		917,209
Gross Profit (Loss)	220,514		(80,193)	283,142		2,529

Operating Expenses
Salary and salary related costs	618,647		204,374	429,330		107,390
Stock-based compensation	5,588,207		-	5,588,207		-
Professional fees	924,671		23,447	729,892		7,817
Depreciation and amortization	248,540		-	241,665		-
General and administrative expenses	414,052		124,847	282,401		62,564
Total Operating Expenses	7,794,117		352,668	7,271,496		177,771

OPERATING LOSS	(7,573,603)		(432,861)	(6,988,354)		(175,242)

OTHER INCOME (EXPENSE):
Change in fair value of derivative liability	9,652		-	9,652		-
Interest expense, net of interest income	(438,832)		(74,610)	(359,180)		(43,056)
Other income	103,421		660,837	103,121		(122,463)
Goodwill impairment	(15,669,287)		-	(15,669,287)		-
Total other income (expense)	(15,995,046)		586,227	(15,915,694)		(165,519)

Net income (loss) before provision for income taxes	(23,568,649)		153,366	(22,904,048)		(340,761)
Provision for income taxes	-		-	-		-
Net income (loss)	$(23,568,649)		$153,366	$(22,904,048)		$(340,761)

Net income (loss) per share
Basic and diluted	$(0.69)	$	N/A	$(0.67)	$	N/A

Weighted-average common shares outstanding
Basic and diluted	33,959,755		N/A	33,959,755		N/A

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

TRAQIQ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Members’ Equity	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid-in	Accumulated
	(Deficiency)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance - January 1, 2023	$2,526,104	-	-	-	-	-	$-	-	$-	$-	$	$2,526,104
Settlement of note due to contribution	170,000	-	-	-	-	-	-	-	-	-	-	170,000
Net loss	(664,601)	-	-	-	-	-	-	-	-	-		(664,601)
Balance - March 31, 2023	2,031,503	-	-	-	-	-	-	-	-	-		2,031,503
Effect of reverse acquisition	(2,031,503)	-	-	1,470,135	147	630,900	63	33,952,778	3,395	30,088,068	(664,601)	27,395,569
Share-based compensation	-	-	-	-	-	70,100	7	300,000	30	5,588,170	-	5,588,207
Net loss	-	-	-	-	-			-	-	-	(22,904,048)	(22,904,048)
Balance - June 30, 2023	$-	-	$-	1,470,135	$147	701,000	$70	34,252,778	$3,425	$35,676,238	$(23,568,649)	$12,111,231

	Members’	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid-in	Accumulated
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance - January 1, 2022	$(2,038,379)	-	-	-	-	-	$-	-	$-	$-	$-	$(2,038,379)
Net income	494,127	-	-	-	-			-	-	-	-	494,127
Balance - March 31, 2022	(1,544,252)	-	-	-	-	-	-	-	-	-	-	(1,544,252)
Net loss	(340,761)	-	-	-	-	-	-	-	-	-	-	(340,761)
Balance - June 30, 2022	$(1,885,013)	-	$-	-	$-	-	$-	-	$-	$-	$-	$(1,885,013)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

TRAQIQ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	Six Months Ended June 30,
	2023	2022
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(23,568,649)	$153,366
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Goodwill impairment	15,669,287	-
Employee retention credit	-	422,845
Forgiveness of debt	(91,804)	(812,305)
Stock-based compensation	5,588,207	-
Depreciation and amortization	368,556	134,420
Change in fair value of derivative liability and derivative expense	(9,652)	-
Amortization of discounts and convertible options on debt	80,281	-
Loss on sale of assets	-	151,767
Changes in assets and liabilities
Accounts receivable	1,293	21,487
Subscription receivable	200,000	-
Prepaid expenses and other current assets	(47,583)	(39,860)
Other receivables	(10,522)	(88,777)
Inventory	(39,042)	-
Other assets	-	1,000
Right-of-use asset	111,711	40,323
Accounts payable and accrued expenses	919,472	160,201
Customer deposits	1,000	-
Accrued payroll and payroll taxes	120,935	14,207
Operating lease liability	(58,980)	(41,718)
Total adjustments	1,198,284	66,863
Net cash (used in) provided by operating activities	(765,490)	116,956

CASH FLOWS FROM INVESTING ACTIVITES
Net cash received in reverse acquisition	69,104	-
Acquisition of property and equipment	(173,626)	(1,347,989)
Proceeds from disposal of fixed assets		281,819
Net cash (used in) investing activities	(104,522)	(1,066,170)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from convertible notes	980,000	-
Repayments of convertible notes	(62,003)	-
Proceeds from convertible notes – related party	300,000	-
Proceeds from notes payable – related party	653,470	259,000
Repayments of note payables – related parties	-	(73,780)
Proceeds from notes payable	-	1,348,157
Repayments of note payable	(791,290)	(326,484)
Net cash provided by financing activities	1,080,177	1,206,893

NET INCREASE IN CASH AND CASH EQUIVALENTS	210,165	257,679

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	26,650	33,579

CASH AND CASH EQUIVALENTS - END OF PERIOD	$236,815	$291,258

CASH PAID DURING THE PERIOD FOR:
Interest expense	$227,590	$64,101
Income taxes	$-	$-
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash transactions related to reverse acquisition	$27,162,222	-
Settlement of note payable	$170,000	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

TRAQIQ, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

TraQiQ, Inc. (“TraQiQ” or along with its wholly owned subsidiaries, referred to herein as the “Company”) is engaged in the full-service solution of waste management. The Company is based out of Troy, Michigan and offers a comprehensive package of waste reduction, collection, recycling, and technology-enabled solutions to support customer demand. The Company operates two distinct lines of business. The Company’s wholly-owned subsidiary, Titan Trucking, LLC (“Titan”), is a non-hazardous solid waste management company providing waste and recycling collection and transportation services for industrial generators, commercial contractors and transfer station operators in Michigan. Titan maintains a fleet of roll off and tractor trailer trucks to perform its services. The Company’s wholly-owned subsidiary Recoup Technologies, Inc. (“Recoup”), provides technology-enabled solutions for food waste processing, including onsite digesters for food waste along with cloud-based software tracking and analytics solutions.

On May 19, 2023, the Company completed its acquisition of Titan and Titan’s wholly owned subsidiary, Senior Trucking, LLC (“Senior”). In accordance with ASC 805 - Business Combinations (“ASC 805”), the transaction was treated as a reverse acquisition for financial reporting purposes, with TraQiQ treated as the legal acquirer and Titan treated as the accounting acquirer. TraQiQ remains the continuing registrant and reporting company . Accordingly, the historical financial and operating data of the Company, which covers periods prior to the closing date of the Titan Merger, reflects the assets, liabilities, and results of operations for Titan and does not reflect the assets, liabilities and results of operations of TraQiQ for the periods prior to May 19, 2023 (Note 3 – Business Combinations).

March 31, 2023 Financial Statements

In connection with the preparation of the Company’s condensed consolidated financial statements, (collectively, “the financial statements”) as of June 30, 2023, the Company identified errors in its previously-issued financial statements as of and for the period ending March 31, 2023. Management determined that these financial statements incorrectly accounted for the January 5, 2023, acquisition of the Recoup digester business assets as a business combination instead of as an asset acquisition under the guidance enumerated in FASB ASC 805. The result of the change was to remove goodwill previously recorded ($7.2 million) as part of the transaction and allocate that value to the intellectual property intangible asset. The Company also determined that the Black-Scholes model used to previously value the derivative liability was not appropriate and subsequently utilized a Monte Carlo pricing model, to more appropriately reflect the variability in the derivative. This resulted in a $112 million reduction of the derivative liability at March 31, 2023. The Company’s management and the audit committee of the Company’s Board of Directors concluded that due to the correction of the errors that were discovered, the previously issued unaudited financial statements and other financial information contained in the Company’s Quarterly Reports on Forms 10-Q for the fiscal period ended March 31, 2023 should no longer be relied upon.

The Company’s acquisition of Titan on May 19, 2023 (Note 3 – Business Combinations) (the “Titan Merger”) was treated as a reverse acquisition under ASC 805 for financial reporting purposes, with TraQiQ as the legal acquirer and Titan as the accounting acquirer. Titan’s historical consolidated financial statements have replaced TraQiQ’s historical consolidated financial statements with respect to periods prior to the completion of the Titan Merger. Therefore, management believes the accounting errors identified do not impact the historical consolidated financial statements presented herein.

Going Concern

The Company’s consolidated financial statements as of June 30, 2023 and December 31, 2022 are prepared using accounting principles generally accepted in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern. This contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

For the six months ended June 30, 2023, the Company had a net loss of $23,568,649. The working capital of the Company was a deficit of $9,107,438 as of June 30, 2023 (deficit of $1,106,879 as of December 31, 2022). These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after that date that the financial statements are issued.

Management’s plans include raising capital through issuances of equity and debt securities, and minimizing operating expenses of the business to improve the Company’s cash burn rate. In July 2023, the Company converted $1,944,000 of principal and $126,323 of accrued interest related to its outstanding convertible note payables into common stock, resulting in the extinguishment of almost all of the Company’s convertible note embedded derivative liabilities (Note 16 – Subsequent Events). In addition, the Company has been successful in attracting substantial capital from investors interested in the current public status of the Company that has been used to support its ongoing cash outlays (Note 16 – Subsequent Events). The Company believes, but cannot guarantee, it will continue to be able to attract capital from outside sources as it pursues a move to a national stock exchange. The Company has engaged a qualified investment bank to assist in the uplisting of its common stock and simultaneous raise of capital. In addition, the Company’s revenue continues to grow and management expects the Company to shrink its net losses over the upcoming quarters through organic and acquisitive growth. The Company has identified a plan to decrease expenses going forward to reduce its cash burn.

F-6

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the instructions to Rule 8-03 of Regulation S-X. Accordingly, they do not include all the information and notes for complete financial statements. In the opinion of management, all adjustments (consistent of normal recurring accruals and adjustments) considered necessary for a fair presentation of the consolidated financial statements have been included. Results for the interim periods should not be considered indicative of results to be expected for a full year. The Company adopted a December 31 fiscal year-end for financial statement purposes.

Principles of Consolidation and Basis of Accounting

The consolidated financial statements include the accounts of TraQiQ, Inc and its wholly owned subsidiaries. All material inter-company accounts and transactions have been eliminated. The Company’s policy is to prepare its consolidated financial statements on the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business Combinations

Under the guidance enumerated in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not considered a business and is accounted for as an asset acquisition at which point, the acquirer measures the assets acquired based on their cost, which is allocated on a relative fair value basis.

Business combinations are accounted for utilizing the fair value of consideration determined by the Company’s management and external specialists. The Company recognizes estimated fair values of the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. Goodwill is recognized as any excess in fair value over the net value of assets acquired and liabilities assumed.

Cash and cash equivalents

The Company considers all highly-liquid money market funds and certificates of deposit with original maturities of less than three months to be cash equivalents. The Company maintains its cash balances with various banks. The balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of June 30, 2023 and December 31, 2022, the Company had no amounts above this amount.

Accounts Receivable, net

Accounts receivables are recorded at the amount the Company expects to collect on the balance outstanding at year-end. Management closely monitors outstanding balances during the year and allocates an allowance account if appropriate. The Company estimates and records a provision for its expected credit losses related to its financial instruments, including its trade receivables and contract assets. The Company considers historical collection rates, the current financial status of its customers, macroeconomic factors, and other industry-specific factors when evaluating for current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable, the Company believes that the carrying value, net of expected losses, approximates fair value and therefore, relies more on historical and current analysis of such financial instruments.

As of June 30, 2023 and December 31, 2022, the Company allocated $77,690 to the allowance for credit loss. The Company writes off bad debts as they occur during the year.

F-7

Subscriptions Receivable

Subscription receivable consists of units that have been issued with subscriptions that have not yet been settled. As of June 30, 2023 and December 31, 2022, there were $0 and $200,000, respectively, in subscriptions that had not yet settled. Subscriptions receivable are carried at cost which approximates fair value.

Inventory

Inventories primarily consist of parts for our digester business purchased for resale. Inventory is stated at the lower of cost (first-in, first-out) or net realizable value. Management reviews the age of inventories for obsolescence and determined that a reserve for obsolescence was not required as of June 30, 2023.

Property and Equipment, net

Property and equipment is stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in the condensed consolidated statement of operations or the period in which the disposal occurred. The Company utilizes a useful life ranging from 5 to 25 years for its trailers, tractors, shop equipment, leasehold improvements, and containers.

Management regularly reviews property and equipment for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of the Company’s property and equipment as of June 30, 2023 and December 31, 2022.

Finite Long-lived Intangible Assets, Net

Finite long-lived intangible assets are recorded at their estimated fair value at the date of acquisition. Finite long-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the finite intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization. Titan acquired the finite intangible asset, customer lists, as part of the acquisition of WTI Global, Inc. during the year ended December 31, 2022. The Company also recognized finite intangible intellectual property, noncompete agreement and tradename assets from its reverse acquisition with Titan (Note 3 – Business Combinations).

Finite long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite long-lived intangible assets as of June 30, 2023 and December 31, 2022.

The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives, as stated below:

Finite Long-lived Intangible Assets Categories	Estimated Useful Life
Customer Lists	10 Years
Intellectual Property	10 Years
Noncompete agreement	5 Years
Tradenames	10 Years

Goodwill

Goodwill represents the excess of the acquisition price of a business over the fair value of identified net assets of that business. Goodwill has an indefinite lifespan and is not amortized. We evaluate goodwill for impairment at least annually and record an impairment charge when the carrying amount of a reporting unit with goodwill exceeds the fair value of the reporting unit. The Company has two reporting units, Titan and Recoup.

The Company assesses qualitative factors to determine if it is necessary to conduct a quantitative goodwill impairment test. If deemed necessary, a quantitative assessment of the reporting unit’s fair value is conducted and compared to its carrying value in order to determine the impairment charge. Due to the reverse acquisition with Titan, the Company recognized goodwill of $22,319,908 for the Recoup reporting unit on the condensed consolidated balance sheet (Note 3 - Business Combinations). As a result of the historical net losses of TraQiQ, the Company concluded it was more likely than not that the fair value of the reporting unit was less than it’s carrying amount. Therefore, the Company performed an impairment assessment of the goodwill.

The fair value of the Recoup reporting unit was estimated using an income approach and included assumptions related to estimates of future revenue and operating expenses, long-term growth rates, a technology obsolescence rate, and a discount rate. As of June 30, 2023, the quantitative impairment test indicated a fair value of the reporting unit that was lower than it’s carrying value, and as a result, the goodwill was impaired with an impairment expense of $15,669,287 (Note 6 - Goodwill).

Leases

The Company assesses whether a contract is or contains a lease at inception of the contract and recognizes right-of-use assets (“ROU”) and corresponding lease liabilities at the lease commencement date. The lease term is used to calculate the lease liability, which includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. The leases the Company currently holds do not have implicit borrowing rates, therefore the Company utilizes its incremental borrowing rate to measure the ROU assets and liabilities. Operating lease expense is generally recognized on a straight-line basis over the lease term. All leases that have lease terms of one year or less are considered short-term leases, and therefore are not recorded through a ROU or liability.

The Company has elected to apply the practical expedient to not separate the lease and non-lease components of a contract, which ultimately results in a higher amount of total lease payments being included within the present value calculation of the lease liability.

F-8

Loan Origination Fees

Loan origination fees represent loan fees, inclusive of original issue discounts, relating to convertible note payables and note payables granted to the Company. The Company amortizes loan origination fees over the life of the note (Note 9 – Note Payables and Note 10 – Convertible Note Payables). Amortization expense of loan issuance fees for the six months ended June 30, 2023 and 2022 was $70,997 and $0, respectively. The net amounts of $642,654 and $93,744 were netted against the outstanding notes payable as of June 30, 2023 and December 31, 2022, respectively.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements.

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1- fair value measurements are those derived from quoted prices (unadjusted in active markets for identical assets or liabilities);

Level 2- fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3- fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Financial instruments classified as Level 1 quoted prices in active markets include cash and cash equivalents.

These consolidated financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates.

In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management for the respective periods. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalents, short-term notes payable, accounts payable and accrued expenses. The carrying value of long-term debt approximates fair value, as the variable interest rates approximate current market rates. The Company measured its derivative liabilities at fair value on a recurring basis using level 3 inputs.

Convertible Instruments

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with the FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”). The accounting treatment of derivative financial instruments requires that the Company record embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings each period as non-operating, non-cash income or expense. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Embedded conversion options and any related freestanding instruments are recorded as a discount to the host instrument. The Company allocates proceeds based on the relative fair values of the debt and equity components.

Valuations derived from various models are subject to ongoing internal and external verification and review. The Company determined the fair value of the derivative liability as of June 30, 2023 using the Black-Scholes pricing model for its derivative liability from warrants and a Monte Carlo pricing model for its derivative liabilities from convertible note payables. The inputs used involve management’s judgement and may impact net income (loss).

F-9

Revenue Recognition

The Company records revenue based on a five-step model in accordance with FASB ASC 606, Revenue from Contracts with Customers, which requires the following:

1. Identify the contract with a customer.

2. Identify the performance obligations in the contract.

3. Determine the transaction price of the contract.

4. Allocate the transaction price to the performance obligations in the contract.

5. Recognize revenue when the performance obligations are met or delivered.

The Company’s operating revenues are primarily generated from fees charged for the collection and disposal of waste. Revenues are recognized at a point in time immediately after completion of disposal of waste at a landfill or transfer station. Revenues from collection operations are influenced by factors such as collection frequency, type of collection furnished, type and volume or weight of the waste collected, distance to the disposal facility or material recovery facility and disposal costs. Fees charged at transfer stations are generally based on the weight or volume of waste deposited, including the cost of loading, transporting, and disposing of the solid waste at a disposal site. The fees charged for services generally include environmental, fuel charge and regulatory recovery fees, which are intended to pass through to customers direct and indirect costs incurred. For waste collection and disposal services the Company invoices its customers with standard 30-day payment terms without any significant financing terms.

The Company also recognizes operating revenues from its product sales, such as sales of digester equipment and parts. Performance obligations from product sales are satisfied at the point in time when products are shipped to the customer, which is when the customer has title and control. Therefore, the Company’s product sale contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of products. When revenue is earned on digester equipment related services, such as management advisory fees and digester maintenance and repair services, fees are recognized as the services are performed based on service milestones. For product sales, the Company invoices its customers with standard 30-day payment terms without any significant financing terms.

The following is a summary of revenue disaggregated by type for the six and three months ended June 30, 2023 and 2022:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Product sales	$184,175	$-	$184,139	$-
Waste collection and disposal	2,777,397	1,569,853	1,643,106	919,738
Total revenue	$2,961,572	$1,569,853	$1,827,245	$919,738

Concentration Risk

The Company performs a regular review of customer activity and associated credit risks.

As of June 30, 2023, two customers accounted for approximately 43% of accounts receivable. As of December 31, 2022, one customer accounted for approximately 63% of accounts receivable.

During the six months ended June 30, 2023, one customer accounted for approximately 42% of total revenues generated. During the six months ended June 30, 2022, one customer accounted for approximately 55% of total revenues generated. During the three months ended June 30, 2023, one customer accounted for approximately 34% of total revenues generated. During the three months ended June 30, 2022, one customer accounted for approximately 53% of total revenues generated.

The Company maintains positive customer relationships and continually expands its customer base, mitigating the impact of any potential concentration risks that exist.

Basic and Diluted Loss per Share

Basic net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number vested of common shares, plus the net impact of common shares (computed using the treasury stock method), if dilutive, resulting from the exercise of dilutive securities. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of June 30, 2023 and December 31, 2022, the Company excluded the common stock equivalents summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2022
Series B preferred stock	147,013,500	-
Series C preferred stock	7,010,000	-
Restricted stock awards	5,005,000	-
Warrants	108,734	-
Convertible notes	127,031,864	-
Total common stock equivalents	286,169,098	-

As further described in Note 3, under applicable accounting principles, the historical financial results of Titan prior to May 19, 2023 replace the historical financial statements for the period prior to May 19, 2023. Titan’s equity structure, prior to the combination with the TraQiQ, was a limited liability company, resulting in all components of equity attributable to the members being reported within Member’s Equity. Given that Titan was a limited liability company, net loss prior to the reverse acquistion is not applicable for purposes of calculating loss per share.

F-10

Income Taxes and Uncertain Tax Positions

Income taxes are accounted under the asset and liability method. The current charge for income tax expense is calculated in accordance with the relevant tax regulations applicable to entity. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC 740-10, “Accounting for Uncertainty in Income Taxes”. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

TraQiQ, Inc. files a tax return in the U.S. federal tax jurisdiction and various state tax jurisdictions. Prior to the sale of its subsidiary TraQiQ Solutions, Inc., (Note 16 – Subsequent Events) TraQiQ Inc. and TraQiQ Solutions Inc filed a consolidated tax return in the U.S. federal tax jurisdiction and various state tax jurisdictions. Recoup files a tax return in the U.S. federal tax jurisdiction and the State of Delaware. Prior to the Titan Merger, Titan, with consent from its shareholders, had elected under the Internal Revenue Code to be an “S” corporation. In lieu of corporation income taxes, the shareholders of an “S” corporation are taxed on their proportionate share of the Company’s taxable income. For U.S. federal income tax purposes, the Titan Merger qualified as a tax-free “reorganization”. Therefore, following the Titan Merger, Titan is to be taxed as a “C” corporation in the U.S. federal tax jurisdiction and in various state tax jurisdictions.

The U.S. federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Advertising and Marketing Costs

Costs associated with advertising are charged to expense as occurred. For the three and six months ended June 30, 2023 and 2022, the advertising and marketing costs were $12,560 and $13,908 and $1,209 and $1,654, respectively.

Recently Issued Accounting Standards

The Company has reviewed the recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC and determined that these pronouncements do not have a material impact on the Company’s current or anticipated consolidated financial statement presentation or disclosures.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions, and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this ASU as of January 1, 2023. The adoption did not have a material impact on the Company’s financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for smaller reporting companies with fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted. The Company adopted ASU 2020-06 effective January 1, 2023. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

NOTE 3 – BUSINESS COMBINATIONS

Titan Trucking, LLC Reverse Acquisition

The Company, the Company’s subsidiary Titan Merger Sub Corp. (“Merger Sub”), Titan and the owners of Titan (“Titan owners”) entered into a merger agreement (the “Titan Merger Agreement”) on May 19, 2023 (the “acquisition date”). Pursuant to the terms of the Titan Merger Agreement, Merger Sub was merged with and into Titan on the acquisition date with Titan surviving as a wholly-owned subsidiary of the Company (the “Titan Merger”). For U.S. federal income tax purposes, the Titan Merger qualified as a tax-free “reorganization”. Under the terms of the Titan Merger Agreement, the Company agreed to pay the Titan owners 630,900 shares of the Company’s Series C Preferred Stock. Concurrent to the Titan Merger, the Company’s chief executive officer and one of the Company’s directors resigned from their respective positions and a new chief executive officer, chief operating officer and chief financial officer were appointed. Additionally, the new chief executive officer and chief operating officer were both appointed as directors of the Company. The Company additionally agreed to issue stock compensation in the form of 70,100 shares of the Company’s Series C Preferred Stock to the new chief executive officer (Note 14 – Stock-Based Compensation).

F-11

In accordance with ASC 805 – Business Combinations, the Titan Merger was accounted for as a reverse acquisition with Titan being deemed the accounting acquirer of TraQiQ. Titan, as the accounting acquirer, recorded the assets acquired and liabilities assumed of TraQiQ at their fair values as of the acquisition date. Titan’s historical consolidated financial statements have replaced TraQiQ’s historical consolidated financial statements with respect to periods prior to the completion of the Titan Merger with retroactive adjustments to Titan’s legal capital to reflect the legal capital of TraQiQ. TraQiQ remains the continuing registrant and reporting company.

Titan was deemed to be the accounting acquirer based on the following facts and circumstances: (1) the Titan owners owned approximately 65% of the voting interests of the combined company immediately following the transaction; (2) the Titan Merger resulted in significant changes to the combined company’s Board of Directors; (3) the Titan Merger resulted in significant changes to the management of the combined company.

The Company accounted for the Titan Merger as a reverse acquisition using acquisition accounting. Because the Titan Merger qualifies as a reverse acquisition and given that Titan was a private company at the time of the Titan Merger and therefore its value was not readily determinable, the fair value of the merger consideration was deemed to be equal to quoted market capitalization of the Company at the acquisition date. The purchase consideration was as follows:

TraQiQ, Inc. market capitalization at closing	$27,162,222
Total purchase consideration	$27,162,222

The Company recorded all tangible and intangible assets and liabilities at their preliminary estimated fair values on the acquisition date. The Company is currently in the process of finalizing the estimated fair values with a third-party specialist. The following represents the allocation of the estimated purchase consideration:

Preliminary
Estimated
Description	Fair Value

Assets:
Cash	$69,104
Accounts receivable	369,338
Prepaid expenses and other current assets	17,893
Inventory	416,046
Fixed assets	1,134
Intangible assets	10,681,477
Goodwill	22,319,908
$33,874,900

Liabilities:
Accounts payable and accrued expenses	$(1,009,993)
Customer deposits	(311,544)
Accrued payroll and related taxes	(21,077)
Derivative liability	(219,171)
Convertible notes payable	(1,466,382)
Convertible notes payable – related parties	(102,851)
Notes payable	(3,579,160)
Notes payable – related parties	(2,500)
$(6,712,678)

Net fair value of assets (liabilities)	$27,162,222

The Company assessed the fair values of the tangible and intangible assets and liabilities and the amount of goodwill to be recognized as of the acquisition date. Fair values are preliminary and were based on management’s estimates and assumptions. The intangible assets acquired were specific to the Company’s Recoup subsidiary.

F-12

The preliminary fair value of the intellectual property intangible asset was measured using the multiple periods excess earnings method (“MPEEM”). Significant inputs used to measure the fair value include an estimated useful life of ten (10) years, an estimate of projected revenue and costs associated with existing customers, an estimated technology obsolescence adjustment, and a discount rate of 19.8%.

The preliminary fair value of the tradenames intangible asset was measured using the relief from royalty method. Significant inputs used to measure the fair value include an estimated projected revenue from the tradename, a pre-tax royalty rate of 1%, and a discount rate of 19.8%.

The preliminary fair value of the noncompete agreement intangible asset was measured with a discounted cash flow analysis that compared projected cash flows during the noncompete agreement period with and without the agreement. Significant inputs used to measure the fair value include an estimate of time for the parties involved to identify the product, bring in the technology, and start the manufacturing process. As well as the estimated risk that the parties involved would choose to compete without the agreement in place and a discount rate of 19.8%. The noncompete agreement prevents the parties involved from directly or indirectly, engaging in, or be interested in, any business or entity that engages in any business substantially similar to the Recoup Digester business for a period of five (5) years.

Goodwill arising from the acquisition consisted of new customer relationships for the Company, access to new product market opportunities and expected growth opportunities. Total acquisition costs incurred were approximately $450,000 recorded as component of professional fees expenses.

The approximate revenue and gross profit for TraQiQ (excluding the operations of Titan) from May 19, 2023 through June 30, 2023 was $184,175 and $85,587, respectively.

The following supplemental pro-forma financial information approximate combined financial information assumes that the acquisition had occurred at the beginning of the year ended December 31, 2022:

	Six Months Ended	Year Ended
	June 30,	December 31,
	2023	2022
Total revenue	$3,330,079	$4,204,694
Net loss	$(3,835,160)	$(24,337,792)
Pro forma loss per common share	$(0.11)	$(5.52)
Pro forma weighted average number of common shares basic and diluted	33,959,755	4,410,595

The pro forma combined results of operations for the year ended December 31, 2022, include stock-based compensation of $5,608,000 and goodwill impairment expense of $15,669,287. The pro forma combined results of operations are not necessarily indicative of the results of operations that actually would have occurred, nor are they necessarily indicative of future consolidated results.

NOTE 4 – PROPERTY AND EQUIPMENT, NET

Fixed assets consist of the following as of June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
Containers	$1,520,886	$1,397,311
Trucks and tractors	4,138,215	4,086,968
Trailers	1,197,357	1,197,357
Shop equipment	40,380	40,380
Leasehold improvements	$19,589	$19,589
	6,916,427	6,741,605
Less accumulated depreciation	(1,289,683)	(1,097,664)
Net book value	$5,626,744	$5,643,941

Depreciation expenses for the three and six months ended June 30, 2023 were $97,162 and $191,956. Depreciation expenses for the three and six months ended June 30, 2022 were $67,372 and $134,420, respectively.

On June 10, 2022, Titan entered into an asset purchase agreement with Century Waste Management (“Century”) for consideration of approximately $1,805,420. The entire purchase price agreement was allocated as fair value to the equipment acquired; no goodwill or intangible assets were determined to be transferred as part of the sale. In order to fund the asset purchase from Century, Titan entered into several private equipment financing agreements (Note 9 – Notes Payable).

NOTE 5 – INTANGIBLES, NET

Intangible assets consisted of the following as of June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
Customer Lists	$687,500	$687,500
Intellectual Property	10,333,144	-
Tradenames	275,447	-
Noncompete Agreement	72,886	-
Less: accumulated amortization	(176,599)	-
Net book value	$11,192,378	$687,500

F-13

Amortization expense from intangible assets was $176,599 and $0 for the six months ended June 30, 2023 and 2022, respectively, and $169,724 and $0 for the three months ended June 30, 2023 and 2022.

On December 9, 2022, Titan entered into a purchase agreement with WTI Global, Inc. (the “seller” or “WTI”) for consideration of approximately $687,500 in exchange for intangible assets. The entire purchase consideration was allocated as fair value to the customer lists acquired from the seller. The $687,500 was funded through a combination of a note payable to the seller of $170,000 and an equity infusion from a member of Titan for $517,500. See Note 9 and 10 for further details.

As a result of the Titan Merger, the Company recorded $10,333,144 of intellectual property, $275,447 of tradenames, and a $72,886 noncompete agreement on the acquisition date (Note 3 – Business Combinations).

Future amortization expense from intangible assets as of June 30, 2023 were as follows:

For the Year Ended,
December 31,
Remainder of 2023	$597,597
2024	1,188,698
2025	1,185,450
2026	1,185,450
2027	1,185,450
Thereafter	5,849,733
Total remaining amortization expense	$11,192,378

NOTE 6 – GOODWILL

The Company has two reporting units, Titan and Recoup. As of June 30, 2023 and December 31, 2022, the goodwill for both reporting units was $0 and $0, respectively. Due to the Titan Merger and the resulting recognition of goodwill from the reverse acquisition, the Company recognized goodwill of $22,319,908 for the Recoup reporting unit on the Titan Merger acquisition date.

As a result of the historical net losses of TraQiQ, the Company concluded it was more likely than not that the fair value of the reporting unit was less than it’s carrying amount. Therefore, the Company performed an impairment assessment of the goodwill.

The fair value of the Recoup reporting unit was estimated using an income approach and included assumptions related to estimates of future revenue and operating expenses, long-term growth rates, a technology obsolescence rate, and a discount rate. As of June 30, 2023, the quantitative impairment test indicated a fair value of the reporting unit that was lower than it’s carrying value, and as a result, the goodwill was impaired with an impairment expense of $15,669,287.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Detail of accounts payable and accrued expenses as of June 30, 2023, and 2022 was as follows:

	June 30,	December 31,
	2023	2022
Accounts payable	$2,020,250	$669,231
Credit card payable	160,767	29,454
Accrued interest	122,886	12,298
Accrued expenses and other payables	151,900	25,675
Total accounts payable and accrued expenses	$2,455,803	$736,658

NOTE 8 – LEASES

As of June 30, 2023, Titan maintains two leases classified as operating leases. Leases with an initial term of 12 months or less or leases that are immaterial are not included on the consolidated balance sheets.

Titan has a 62-month lease in Troy, Michigan which expires on January 15, 2025. The monthly payments were initiated on February 15, 2020 at $8,251 after a 2-month rent abatement period. Straight rent was calculated at $8,479 per month. The total remaining operating lease expenses through expected termination date on the lease are approximately $161,000.

On April 1, 2023, Titan entered into a 60-month lease in Detroit, Michigan, with a related party through common ownership, which expires on March 31, 2028. The lease has the option to renew for an additional 5 years given proper notice. The monthly payments were initiated on May 1, 2023 after a 1-month rent abatement period. Straight rent was calculated at $33,564 per month. The total remaining operating lease expenses expected through termination date on the lease are approximately $1,913,200. The supplemental cash flow impact of the right-of-use asset exchanged for new lease obligations was $1,635,335.

	June 30,	December 31,
	2023	2022
Weighted average remaining lease term (in years)	4.46	2.08
Weighted average discount rate	7.92%	7.57%

F-14

Future minimum lease payments required under operating leases on an undiscounted cash flow basis as of June 30, 2023 were as follows:

For the Year Ended,
December 31,
Remainder of 2023	$229,096
2024	508,481
2025	421,498
2026	427,670
2027	443,707
Thereafter	112,968
Total minimum lease payments	2,143,420
Less: imputed interest	(356,532)
Present value of future minimum lease payments	1,786,888

Current operating lease liabilities	$349,651
Non-current operating lease liabilities	$1,437,237

The Company had operating lease expenses of $152,333 and $50,745 for the six months ended June 30, 2023 and 2022, respectively, and $124,780 and $25,879 for the three months ended June 30, 2023 and 2022, respectively. The Company records operating lease expense as a component of general and administrative expenses on the statement of operations.

NOTE 9 – NOTES PAYABLE

The Company borrows funds from various creditors to finance its equipment, operations, and acquisitions. The collateralized loans below are secured by interest in the financed equipment.

The Company’s notes payables balance as of June 30, 2023 and December 31, 2022 consisted of the following:

		June 30,		December 31,
		2023		2022
		Current	Non-current	Current	Non-current

Loans:
WTI Global Inc.	(a)	$-	$-	$170,000	$-

Collateralized Loans:
Peoples United	(b)	81,865	-	177,539	-
M&T Bank	(c)	127,377	256,112	121,927	321,192
Daimler Truck	(d)	63,320	21,293	74,873	53,429
Ascentium Capital	(e)	156,303	508,868	152,467	587,991
Balboa Capital	(f)	40,815	158,534	38,895	179,433
Blue Bridge Financial	(g)	11,043	45,263	10,394	50,951
Financial Pacific	(h)	30,454	117,669	29,187	133,220
M2 Equipment	(i)	41,275	156,955	39,527	178,039
Meridian Equipment	(j)	26,730	99,931	25,518	113,606
Navitas	(k)	38,286	139,199	36,791	158,723
Pawnee	(l)	43,639	171,386	41,480	193,759
Signature	(m)	76,797	335,803	73,973	374,921
Trans Lease	(n)	42,540	135,783	40,524	157,569
Verdant	(o)	45,727	146,170	44,324	169,390
Western Equipment	(p)	43,059	164,597	41,186	186,605

Issued prior to Titan Merger:
Michaelson Capital	(q)	2,732,090	-	-	-
Loanbuilder	(r)	113,777	145,563	-	-
Individual	(s)	25,000	-	-	-
Kabbage Loans	(t)	64,544	-	-	-
Baxter Credit Union	(u)	99,995	-	-	-

Related Parties:
Titan Holdings 2	(v)	653,470	-	-	-

Total outstanding principal		$4,558,106	$2,603,126	$1,118,605	$2,858,828
Less: discounts		$(25,936)	$(63,302)	$(20,447)	$(73,297)
Total notes payable		$4,532,170	$2,539,824	$1,098,158	$2,785,531

Less: Notes payable – related parties		$653,470	-	-	-
Notes payable		$3,878,700	$2,539,824	$1,098,158	$2,785,531

F-15

(a)	On December 15, 2022, Titan entered into a $170,000 promissory note agreement with WTI Global Inc. (“WTI”) at a 7% per annum interest rate. The promissory note was issued as consideration for the acquisition of intangible assets from WTI (Note 5 – Intangible Assets). On February 1, 2023, WTI agreed to cancel the promissory note in exchange for an ownership interest in the Company. The cancellation was recorded on the condensed consolidated balance sheet as an equity contribution (See Note 13 – Stockholders’ Equity).

(b)	On December 10, 2021, Titan entered into a collateralized loan agreement for $354,876 with Peoples United Bank at a 5.75% per annum interest rate. The loan has a maturity date of November 10, 2023 and requires monthly payments of $16,614.

(c)	Titan entered into a collateralized loan on December 23, 2022 with M&T Bank which matures on February 23, 2025. The loan has an interest rate of 8.78% and the Company remits monthly payments of $13,000 with a balloon payment at maturity of $176,497.

(d)

On February 12, 2018, Titan entered into a collateralized loan agreement with Daimler Trucks for $131,940, with a maturity date of May 14, 2023. Titan made monthly payments of $2,487 towards principal and interest. Interest accrued at a rate of 4.95% per annum. As of June 30, 2023 this loan had been fully paid off.

On June 3, 2019, Titan entered into another collateralized loan agreement with Daimler Trucks for $160,601, with a maturity date of September 3, 2024. Titan makes monthly payments of $2,795 towards principal and interest. Interest accrues at a rate of 6% per annum.

On June 14, 2019, Titan entered into another collateralized loan agreement with Daimler Trucks for $155,740, with a maturity date of September 29, 2024. Titan makes monthly payments of $2,762 towards principal and interest. Interest accrues at a rate of 6% per annum.

(e)

On May 5, 2022, Titan entered into an equipment financing agreement with Ascentium Capital for $250,000, which matures on May 5, 2027. Titan makes monthly payments of $4,812 towards principal and interest. Interest accrues at a rate of 5.82% per annum.

On May 10, 2022, Titan entered into an equipment financing agreement with Ascentium Capital for $259,646, which matures on May 10, 2027. The Company makes monthly payments of $4,753 towards principal and interest. Interest accrues at a rate of 3.75% per annum.

On June 5, 2022, Titan entered into an equipment financing agreement with Ascentium Capital for $311,795, which matures on June 5, 2027. Titan makes monthly payments of $5,935 towards principal and interest. Interest accrues at a rate of 5.36% per annum.

(f)	On August 13, 2022, Titan entered into a collateralized loan agreement with Balboa Capital for $230,482, which matures five years from the commencement date. Titan makes monthly payments of $4,860 towards principal and interest. Interest accrues at a rate of 9.68% per annum.

(g)	On August 11, 2022, Titan entered into an equipment finance agreement with Blue Bridge Financial for $64,539, which matures five years from the commencement date. Titan makes monthly payments of $1,442 towards principal and interest. Interest accrues at a rate of 12.18% per annum.

(h)

On July 15, 2022, Titan entered into an equipment financing agreement with Financial Pacific for $74,841, which matures five years from commencement. Titan makes monthly payments of $1,585 towards principal and interest. Interest accrues at a rate of 9.87% per annum.

On October 15, 2022, Titan entered into an additional equipment financing agreement with Financial Pacific for $95,127, which matures five years from commencement. Titan makes monthly payments of $1,906 towards principal and interest. Interest accrues at a rate of 7.49% per annum.

(i)	On August 10, 2022, Titan entered into an equipment financing agreement with M2 Equipment for $230,000, which matures five years from commencement. Titan makes monthly payments of $4,739 towards principal and interest. Interest accrues at a rate of 8.68% per annum.

(j)	On August 16, 2022, Titan entered into an equipment financing agreement with Meridian for $149,076, which matures five years from commencement. Titan makes monthly payments of $3,118 towards principal and interest. Interest accrues at a rate of 9.32% per annum.

F-16

(k)	On July 23, 2022, Titan entered into an equipment financing agreement with Navitas for $210,000, which matures five years from commencement. Titan makes monthly payments of $4,257 towards principal and interest. Interest accrues at a rate of 7.99% per annum.

(l)	On August 15, 2022, Titan entered into an equipment financing agreement with Pawnee Leasing Corp. for $248,157, which matures five years from commencement. Titan makes monthly payments of $5,296 towards principal and interest. Interest accrues at a rate of 10.19% per annum.

(m)

On June 22, 2022, Titan entered into a collateralized loan agreement with Signature Bank for $284,951, which matures six years from commencement. Titan makes monthly payments of $4,849 towards principal and interest. Interest accrues at a rate of 6.93% per annum.

On September 15, 2022, Titan entered into a collateralized loan agreement with Signature Bank for $191,250, which matures five years from commencement. Titan makes monthly payments of $3,901 towards principal and interest. Interest accrues at a rate of 8.25% per annum.

(n)	On August 20, 2022, Titan entered into a collateralized loan agreement with Trans Lease, Inc. for $210,750, which matures five years from commencement. Titan makes monthly payments of $4,838 towards principal and interest. Interest accrues at a rate of 9.75% per annum.

(o)	On April 27, 2022, Titan entered into a collateralized debt agreement with Verdant Commercial Capital for $241,765, which matures five years from commencement. Titan makes monthly payments of $4,702 towards principal and interest. Interest accrues at a rate of 6.25% per annum.

(p)	On August 15, 2022, Titan entered into an equipment financing agreement with Western Equipment Capital for $240,726, which matures five years from commencement. Titan makes monthly payments of $4,989 towards principal and interest. Interest accrues at a rate of 8.93% per annum.

Note Payables issued prior to Titan Merger:

(q)

On January 5, 2023 the Company completed its asset acquisition of the Recoup Digester Assets and as part of the consideration, assumed the liabilities of a $3,017,090 Secured Promissory Note owed to Michaelson Capital Special Finance Fund II, L.P. (“Michaelson”). The Company and Michaelson agreed to amend and restate the Secured Promissory Note, as well as sign a related Forbearance Agreement (together known as the “Michaelson Note”). The Michaelson Note has a 12% per annum interest rate. The Michaelson Note has the following terms: (1) the Company is to make monthly interest payments for the interest amounts owed, (2) the Company is to make monthly principal payments of $35,000, (3) the Company is to make a $250,000 principal repayment due as of December 31, 2023, and (4) the Company is to repay all other outstanding amounts owed by December 31, 2023.

(r)

Between January 14, 2022 and July 6, 2022 the Company signed four loan agreements with the Loanbuilder service of Paypal, Inc (the “Loanbuilder Notes”). Three of the four Loanbuilder Notes were settled prior to May 19, 2023. The remaining note (“Loanbuilder – 3”) was in default on May 19, 2023. On May 19, 2023, the outstanding liabilities owed due to the Loanbuilder Notes was $299,710, inclusive of $50,599 owed due to Loanbuilder – 3.

On June 15, 2023, the Company agreed to settle Loanbuilder – 3. In accordance with ASC 470-60, “Troubled Debt Restructuring by Debtors” each of the Loanbuilder notes is accounted for as a troubled debt restructuring due to their respective settlement agreements. As a result of the Loanbuilder - 3 settlement, the Company recorded a net gain on extinguishment of debt of $25,299 in the consolidated statement of operations for the three and six months ending June 30, 2023. Additionally, the Company agreed to pay the lender $6,325 in four monthly payments beginning in June 2023.

Excluding the Loanbuilder -3 repayments, and as of June 30, 2023, the Company has 34 remaining required monthly repayments of $6,046 and 22 remaining required monthly repayments of $1,545 for the other Loanbuilder Notes.

(s)	On May 16, 2022, the Company issued a $25,000 promissory note (the “Individual Note”) with an individual private investor. The Individual Note has an annual interest rate of 12% per annum and matures on December 31, 2023, at which time all principal and accrued interest is owed. In the event of default, the promissory note incurs additional interest of 0.5% on all outstanding principal and interest owed.

(t)	On September 28, 2022 and September 29, 2022 the Company agreed to two Kabbage Funding Loan Agreements (together known as the “Kabbage Loans”) owed to American Express National Bank. The Kabbage Loans had an initial principal value of $120,800 and as of May 19, 2023 had a principal amount of $77,748. Each loan includes a cost of capital interest expense of $4,077 and is to be repaid in nine monthly repayments of $3,658, followed by nine monthly payments of $35,507.

F-17

(u)	The Company signed a revolving loan with Baxter Credit Union, which was renewed on April 26, 2023, with a principal liability of $99,995. The loan has an annual interest rate of 8.50% and a maturity date of July 30, 2023, at which point all principal and accrued interest is due and payable.

Related Parties:

(v)	Titan continually borrows from Titan Holdings 2, a stockholder of the Company, as working capital needs arise. The loan is due on demand and accrues interest at a rate of 10.5% per annum.

Interest expense on these notes for the six and three months ended June 30, 2023 was $213,720 and $136,367, respectively. Interest expense on these notes for the six and three months ended June 30, 2022 was $78,391 and $46,838, respectively.

Principal maturities for the next five years and thereafter as of June 30, 2023 were as follows:

Remainder of 2023	$4,090,960
2024	915,197
2025	935,069
2026	747,646
2027	442,419
Thereafter	29,941
Total principal payments	$7,161,232
Less: debt discounts	(89,238)
Total notes payable	$7,071,994

Paycheck Protection Program Note Forgiveness

Titan applied for and received loans from the Paycheck Protection Program (the “PPP”) in the amounts of $406,152 and $406,152, received on May 5, 2020 and February 1, 2021, respectively. On January 31, 2022 and March 21, 2022, Titan received notices that the entire balances of the loans plus any accrued interest were forgiven and recorded a gain on forgiveness of $812,304 during the year ended December 31, 2022 included in other income in the condensed consolidated statement of operations.

NOTE 10 – CONVERTIBLE NOTES PAYABLES

The Company’s convertible notes as of June 30, 2023 and December 31, 2022 were as follows:

		June 30,		December 31,
		2023		2022
		Current	Non-current	Current	Non-current

Issued prior to Titan Merger
Evergreen – 2022	(a)	$48,000	$-	$-	$-
Evergreen – 2023	(b)	834,000	-	-	-
GS Capital	(c)	-	-	-	-
Chambers	(d)	60,000	-	-	-
Eleven 11	(e)	114,000	-	-	-
Calvary Fund	(f)	468,000	-	-	-
Keystone Capital	(g)	180,000	-	-	-
Diagonal Lending	(h)	52,006	-	-	-
Seven Knots	(i)	60,000	-	-	-

Issued prior to Titan Merger – Related Parties:

Sikka	(j)	120,000	-	-	-
Miller	(k)	60,000	-	-	-

Convertible Notes Payable:
Calvary Fund – Bridge Notes	(l)	604,000	-	-	-
Evergreen – Bridge Note	(m)	604,000	-	-	-

Related Parties:
Miller – Bridge Note	(n)	240,000	-	-	-
Titan 5 – Bridge Note	(o)	120,000	-	-	-

Total outstanding principal		$3,564,006	$-	$-	$-
Less: discounts		$(725,869)	$-	$-	$-
Total convertible notes payable		$2,838,137	$-	$-	$-

Convertible notes payable – related parties		$445,117	$-	$-	$-
Convertible notes payable		$2,939,020	$-	$-	$-

F-18

Issued prior to Titan Merger:

(a)	On October 31, 2022, the Company issued a 20% original issue discount Senior Secured Promissory Notes (the “Evergreen – 2022 Note”) to Evergreen Capital Management, LLC (“Evergreen”). The Evergreen – 2022 Note has a principal amount of $48,000, an annual interest rate of 10% per annum and a maturity date of July 21, 2023. The Evergreen – 2022 Note contains a conversion feature, enabling it to convert into shares of the Company’s common stock upon the event of default. The conversion price is equal to 75% of the price per share at which the Company’s stock is sold to the public in a qualified offering. A qualified offering is defined as a transaction in which the Company issues and sells shares of its equity securities in an equity financing with total proceeds to the Company of not less than $1,000,000. The conversion feature contains a variable settlement feature which was determined to be a derivative liability (Note 11 – Derivative Liabilities). Subsequent to June 30, 2023, the Evergreen 2022 Note was cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

(b)	Between January 1, 2023 and April 6, 2023 the Company issued five 20% original issue discount Senior Secured Promissory Notes (the “Evergreen – 2023 Notes”) to Evergreen. The Evergreen 2023 Notes have principal amounts ranging from $12,000 to 480,000, have an annual interest rate of 10% per annum, and were issued with maturity dates ranging from December 31, 2023 to April 30, 2024. The Evergreen 2023 Notes contain identical conversion features, enabling them to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion features each contain a variable settlement feature which was determined to be a derivative liability (Note 11 – Derivative Liabilities). Subsequent to June 30, 2023, the Evergreen – 2023 Notes were cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

(c)	On July 5, 2022, the Company issued an original issue discount Senior Secured Promissory Note (the “GS Capital Note”) to GS Capital Partners, LLC (“GS Capital”) that is dated as of July 5, 2022, and has a principal amount of $36,000. As of June 30, 2023, the Company has repaid the remaining outstanding principal balance. The GS Capital Note has an annual interest rate of 12% per annum and a maturity date of July 5, 2023. The GS Capital Note contains a conversion feature, enabling it to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lowest trading price of the Company’s common stock for the 12 trading days immediately preceding the delivery of a notice of conversion. The conversion feature contains a variable settlement feature which was determined to be a derivative liability, however upon completing repayment of the principal balance, the derivative liability was reduced to $0 (Note 11 - Derivative Liabilities).

(d)	On February 16, 2023 the Company issued a 20% original issue discount Senior Secured Promissory Note (the “Chambers Note”) to the James D. Chambers Living Trust (“Chambers”) with a principal amount of $60,000. The Chambers Note has an annual interest rate of 10% per annum and a maturity date of February 28, 2024. The Chambers Note also contains a conversion feature, enabling it to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion feature contains a variable settlement feature which was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2023, the Chambers Note was cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

(e)	On February 14, 2023 and March 14, 2023 the Company issued two 20% original issue discount Senior Secured Promissory Notes (the “Eleven 11 Notes”) to Eleven 11 Management, LLC (“Evergreen”) with principal amounts of $54,000 and $60,000, respectively. The Eleven 11 Notes have an annual interest rate of 10% per annum and have maturity dates of February 14, 2024 and February 28, 2024. The Eleven 11 Notes also contain identical conversion features, enabling them to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion features each contain a variable settlement feature which was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2022, the Eleven 11 Notes were cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

F-19

(f)	Between February 16, 2023 and April 26, 2023 the Company issued four 20% original issue discount Senior Secured Promissory Notes (the “Cavalry Fund Notes”) to Cavalry Fund I LP (“Cavalry”). The Cavalry Fund Notes have principal amounts ranging from $108,000 to $120,000, an annual interest rate of 10% per annum, and maturity dates ranging from February 28, 2024 to April 30, 2024. The Cavalry Fund Notes contain identical conversion features, enabling them to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion features each contain a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2023, the Calvary Fund Notes were cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

(g)	Between March 3, 2023 and April 18, 2023 the Company issued three 20% original issue discount Senior Secured Promissory Notes (the “Keystone Notes”) to Keystone Capital Partners (“Keystone”). The Keystone Notes have principal amounts ranging from $30,000 to $90,000, an annual interest rate of 10% per annum, and were issued with maturity dates ranging from February 28, 2024 to April 17, 2024. The Keystone Notes also all contain identical conversion features, enabling them to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion features each contain a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2023, the Keystone Notes were cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

(h)	On November 22, 2022 the Company issued an original issue discount Senior Secured Promissory Note (the “Diagonal Note”) to 1800 Diagonal Lending, LLC (“Diagonal”) with a principal balance of $130,016. The Diagonal Note has an annual interest rate of 11% per annum and a maturity date of November 22, 2023. As of May 19, 2023 the principal balance was $78,010. Between May 19, 2023 and June 30, 2023, the Company made principal repayments of $26,003 for the Diagonal Note. The Diagonal Note contains a conversion feature, enabling it to convert into shares of the Company’s common stock upon default. The conversion price is equal to 75% of the lowest trading price of the Company’s common stock during the ten trading days immediately preceding the conversion date. The conversion feature contains a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities).

(i)	On April 17, 2023, the Company issued a 20% original issue discount Senior Secured Promissory Note (the “Seven Knots Note”) to Seven Knots, LLC (“Seven Knots”). The Seven Knots Note has a principal amount of $60,000, an annual interest rate of 10% per annum, and a maturity date of April 16, 2024. The Seven Knots Note also contains a conversion feature, enabling it to convert into shares of the Company’s common stock upon default. The conversion price is equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion feature contains a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2023 the Seven Knots Note was cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

Issued prior to Titan Merger – Related Parties:

(j)	On May 12, 2023, the Company issued a 20% original issue discount Senior Secured Promissory Note (the “Sikka Note”) to Ajay Sikka (“Sikka”), a current director and former chief executive officer of the Company. The Sikka Note had a principal amount of $120,000, an annual interest rate of 10% per annum and a maturity date of May 31, 2024. The Sikka Note also contained a conversion feature, enabling it to convert into shares of the Company’s common stock upon default. The conversion price was equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion feature contained a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2023, the Sikka Note was cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

(k)	On May 12, 2023, the Company issued a 20% original issue discount Senior Secured Promissory Note (the “Miller Note”) to Glen Miller, the Company’s chief executive officer. The Miller Note had a principal amount of $60,000, an annual interest rate of 10% per annum, and a maturity date of May 31, 2024. The Miller Note also contained a conversion feature, enabling it to convert into shares of the Company’s common stock upon default. The conversion price was equal to the lower of (1) $0.015 per share or (2) 90% of the average of the two lowest volume-weighted average price of the five trading days ending on the day immediately prior to the conversion date. The conversion feature contained a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities). Subsequent to June 30, 2023, the Miller Note was cancelled in exchange for rights to receive equity instruments (Note 16 – Subsequent Events).

F-20

Convertible Notes Payable:

(l)	On May 19, 2023 and June 16, 2023 the Company issued two 20% original issue discount Senior Secured Promissory Notes to Calvary (the “Calvary Fund Bridge Notes”). The Calvary Fund Bridge Notes have principal amounts of $204,000 and $400,000, respectively. The Cavalry Fund Bridge Notes have an annual interest rate of 10% per annum and maturity dates ranging from May 19, 2024 to June 6, 2024. The Cavalry Fund Bridge Notes both contain identical “rollover rights” conversion features that enable the holders to convert all or part of the note’s principal and accrued interest in the event of a public offering or private placement of the Company’s equity, equity linked, or debt securities into purchase consideration for said public or private offering.

(m)	On May 19, 2023 and June 16, 2023, the Company issued two 20% original issue discount Senior Secured Promissory Notes to Evergreen (the “Evergreen Bridge Notes”) with principal amounts of $400,000 and $204,000, respectively. The Evergreen Bridge Notes have an annual interest rate of 10% per annum and were issued with maturity dates of May 19, 2024 and June 16, 2024. The Evergreen Bridge Notes both contain identical “rollover rights” conversion features that enable the holders to convert all or part of the note’s principal and accrued interest in the event of a public offering or private placement of the Company’s equity, equity linked, or debt securities into purchase consideration for said public or private offering.

Related Parties:

(n)	On June 13, 2023 the Company sold and issued a 20% original issue discount Senior Secured Promissory Note (the “Miller Bridge Note”) to Glen Miller, the Company’s chief executive officer. The Miller Bridge Note has a principal amount of $240,000. The Miller Bridge Note has an annual interest rate of 10% per annum and was issued with a maturity date of June 13, 2024. The Miller Bridge Note contains a “rollover rights” conversion feature that enables the holders to convert all or part of the Miller Bridge Note’s principal and accrued interest in the event of a public offering or private placement of the Company’s equity, equity linked, or debt securities into purchase consideration for said public offering.

(o)	On June 13, 2023 the Company sold and issued a 20% original issue discount Senior Secured Promissory Note (the “Titan 5 Bridge Note”) to Titan 5, a shareholder of the Company. The Titan 5 Bridge Note has a principal amount of $120,000, an annual interest rate of 10%, and was issued with a maturity date of June 13, 2024. The Titan 5 Bridge Note contains a “rollover rights” conversion feature that enables the holders to convert all or part of the Titan 5 Bridge Note’s principal and accrued interest in the event of a public offering or private placement of the Company’s equity, equity linked, or debt securities into purchase consideration for said public or private offering.

Convertible note payables principal maturities for the next five years and thereafter as of June 30, 2023 were as follows:

Remainder of 2023	$580,006
2024	2,984,000
2025	-
2026	-
2027	-
Total principal payments	3,564,006
Less: debt discounts	(725,869)
Total convertible notes payable	$2,838,137

NOTE 11 – DERIVATIVE LIABILITIES

The Company has issued certain convertible notes payable that contain conversion options with variable settlement features which make their conversion options a derivative liability. The conversion option derivatives are embedded in their respective note payables and for accounting purposes have been bifurcated from the host instruments. Please see Note 10 – Convertible Notes Payable for more information.

On February 12, 2021, TraQiQ granted 25,000 warrants (the “Platinum Point Warrants”) that have a term of three-years and an exercise price of $11.60 to Platinum Point Capital, LLC. The warrants granted contain certain price protections, that make the value of the warrants a derivative liability.

F-21

The fair value of each convertible note embedded derivative is estimated using a Monte Carlo valuation model. The model used a “with or without” scenario analysis. Changes to the inputs used in the model could produce a significantly higher or lower fair value. The following assumptions were used as of June 30, 2023 and December 31, 2022:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022

Expected term (years)	0.584 – 0.597	-
Expected volatility	412.6%	-
Expected dividend yield	0.00%	-
Risk-free interest rate	5.40%	-

The fair value of the Platinum Point Warrants derivative liability is estimated using a Black-Scholes valuation model with a stock price of $11.60. Changes to the inputs used in the model could produce a significantly higher or lower fair value. The following assumptions were used as of June 30, 2023 and December 31, 2022:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022

Expected term (years)	0.622	-
Expected volatility	875%	-
Expected dividend yield	0.00%	-
Risk-free interest rate	5.40%	-

The derivative liabilities as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023	December 31, 2022

Fair value of the Evergreen – 2022 conversion options	$4,077	$-
Fair value of the Evergreen – 2023 conversion options	70,830
Fair value of the Platinum Point Warrants (25,000 warrants)	39,999	-
Fair value of the Chambers conversion option	5,096	-
Fair value of the Eleven 11 conversion option	9,682	-
Fair value of the Calvary Fund conversion option	39,747	-
Fair value of the Keystone Capital conversion option	15,287	-
Fair value of the Diagonal Lending conversion option	4,417	-
Fair value of the Seven Knots conversion option	5,096	-
Fair value of the Sikka conversion option	10,192	-
Fair value of the Miller conversion option	5,096	-
	$209,519	$-

Activity related to the derivative liabilities for the six months ended June 30, 2023 is as follows:

Beginning balance as of December 31, 2022	$-
Warrants/conversion option – derivative liabilities recognized due to reverse acquisition	219,172
Change in fair value of warrants/conversion option - derivative liabilities	(9,652)
Ending balance as of June 30, 2023	$209,519

NOTE 12 – BENEFIT PLAN

Titan offers a 401(k) plan. Employees are eligible to participate in the plan on the first day of the month following the date of hire. Employees may defer up to $22,500 per year. Titan is required to contribute on behalf of each eligible participating employee. Titan will match 50% of the participants deferral not to exceed 3% of employee compensation. Employees will share in the matching contribution regardless of the amount of service completed during the plan year. Employees will become 100% vested in the employer matching contributions after one year of service.

Employer contributions for the three and six months ended June 30, 2023 were $2,967 and $5,825, respectively, and $2,875 and $5,398, respectively for the three and six months ended June 30, 2022.

NOTE 13 – STOCKHOLDERS’ EQUITY

As further described in Note 3 – Business Combination, under applicable accounting principles, the historical financial results of Titan prior to May 19, 2023 has replaced the historical financial statements of TraQiQ for the period prior to May 19, 2023. Titan’s equity structure, prior to the combination with the TraQiQ, was a limited liability company, resulting in all components of equity attributable to the members being reported within Member’s Equity.

As of June 30, 2023 and December 31, 2022, the Company was authorized to issue a total of 10,000,000 shares of its Preferred Stock in one or more series.

Members’ Equity

As of December 31, 2022, Titan had members’ equity of $2,526,104. Each Member had voting rights based on and proportionate to such Member’s Membership interest.

On February 1, 2023, in exchange for the settlement of the $170,000 WTI promissory note, a 2.254% membership interest in Titan was granted to the seller of WTI (Note 9 – Notes Payable).

Series A Preferred Stock

As of June 30, 2023, there were no Series A Convertible Preferred shares issued and outstanding.

F-22

Series B Preferred Stock

As of June 30, 2023, there were 1,470,135 shares of Series B Preferred Stock issued and outstanding, respectively. Subsequent to June 30, 2023, all outstanding shares of the Company’s Series B Preferred Stock were exchanged for the Company’s Series A Rights (Note 16 – Subsequent Events).

Each outstanding share of Series B Convertible Preferred Stock was convertible into the 100 shares of the Company’s common stock at any time commencing after the issuance date. Series B Convertible Stock had no voting rights. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Series B Holders were entitled to receive out of the assets of the Company, whether capital or surplus, the same amount that a holder of Common Stock would receive if the Series B Preferred were fully converted. Except for stock dividends or distributions for, Series B Holders were entitled to receive, and the Company was required to pay, dividends on shares of Series B Preferred equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. No other dividends were required to be paid on shares of Series B Preferred.

Series C Preferred Stock

As of June 30, 2023, there were 701,000 shares of Series C Preferred Stock issued and outstanding, respectively.

Each outstanding share of Series C Convertible Preferred Stock has a par value of $0.0001 and is convertible into 100 shares of the Company’s common stock at any time commencing after the issuance date. The Series C Convertible Stock has voting rights equivalent to the voting rights of the common stock the holder would receive upon conversion. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Series C Holders shall be entitled to receive on a pro-rata basis, the first $1,000 out of the assets of the Company, whether capital or surplus, before any distribution of such assets is made or set aside for the holders of the of common stock and any other stock of the Company ranking junior to the Series C Preferred Stock. Upon any Liquidation, the Series C Holders shall be entitled to receive out of the assets of the Company, whether capital or surplus, the same amount that a holder of common stock would receive if the Series C Preferred were fully converted. Except for stock dividends or distributions for, Series C Holders are entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred equal (on an as-if-converted-to-Common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as, and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Series C Preferred.

On May 19, 2023, pursuant to the terms of the Titan Merger Agreement, the Company completed the Titan Merger. Under the terms of the Titan Merger Agreement, the Company agreed to pay the Titan owners 630,900 shares of the Company’s Series C Preferred Stock as consideration. The Company accounted for the Titan Merger as a reverse acquisition using acquisition accounting. Because the Titan Merger qualifies as a reverse acquisition and given that Titan was a private company at the time of the Titan Merger and therefore its value was not readily determinable, the fair value of the merger consideration was deemed to be equal to quoted market capitalization of the Company at the acquisition date (Note 3 – Business Combinations).

Concurrent to the Titan Merger, the Company’s chief executive officer and one of the Company’s directors resigned from their respective positions and a new chief executive officer, chief operating officer and chief financial officer were appointed. The Company agreed to issue stock compensation in the form of 70,100 shares of the Company’s Series C Preferred Stock to the new chief executive officer (Note 14 – Stock-Based Compensation). Subsequent to June 30, 2023, the Company and the chief executive officer signed a cancellation agreement and the Series C Preferred Stock shares were rescinded (Note 16 – Subsequent Events).

Common Stock

As of June 30, 2023 and the Company had 34,252,778 shares issued and outstanding, respectively. As of June 30, 2023, there were 300,000,000 shares of common stock authorized.

Under the terms of the Company’s articles of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s board of directors from time to time may determine. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of outstanding preferred stock and any series of preferred stock the Company may designate and issue in the future.

Subsequent to June 30, 2023, the Company issued 300,000 shares of common stock due to vested restricted stock awards (Note 16 – Subsequent Events).

F-23

Warrants

The following schedule summarizes the changes in the Company’s common stock warrants:

			Weighted		Weighted
	Warrants Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2022	-	$-	-	$-	$-

Warrants acquired concurrent with the Titan Merger	108,734	0.008 – 16.00	.78	57,296	8.31
Warrants granted	-	$-	-	$-	$-
Warrants exercised	-	$-	-	$-	$-
Warrants expired/cancelled	-	$-	-	$-	$-

Balance at June 30, 2023	108,734	$0.008 – 16.00	0.78	$57,296	$8.31

Exercisable at June 30, 2023	106,907	$0.008 – 16.00	0.88	$54,389	$9.45

Balance at December 31, 2021	-	$-	-	$-	$-
Warrants granted	-	$-	-	$-	$-
Warrants exercised/exchanged	-	$-	-	$-	$-
Warrants expired/cancelled	-	$-	-	$-	$-

Balance at June 30, 2022	-	$-	-	$-	$-

Exercisable at June 30, 2022	-	$-	-	$-	$-

NOTE 14 – STOCK-BASED COMPENSATION

The TraQiQ 2020 Equity Incentive Plan was initially approved by the TraQiQ Board of Directors on November 23, 2020.

F-24

The activity for restricted stock awards under the Company’s incentive plans was as follows for the three and six months ended June 30, 2023 and 2022:

Weighted
		Weighted	Average
		Average	Remaining
	Number	Grant Date	Contractual
	Shares	Fair Value	Term (years)

Nonvested at December 31, 2021	-	$-	-
Granted	-	$-	-
Shares vested	-	$-	-
Forfeitures	-	$-	-
Nonvested at March 31, 2022
Granted		$
Shares vested	-	$-	-
Forfeitures	-	$-	-
Nonvested at June 30, 2022	-	$-	-

Nonvested at December 31, 2022	-	$-	-
Granted	-	$-	-
Shares vested	-	$-	-
Forfeitures	-	$-	-
Nonvested at March 31, 2023	-	$-	-

Acquired concurrent with the Titan Merger (vested and unreleased)	1,405,000	$0.01	-

Acquired concurrent with the Titan Merger (unvested)	3,600,000	$0.01	2.62
Granted	-	$-	-
Shares vested	600,000	$0.01	-
Forfeitures	-	$-	-
Outstanding (nonvested) at June 30, 2023	3,000,000	$0.01	1.95
Outstanding (vested and unreleased) at June 30, 2023	2,005,000	$0.01	-
Total outstanding at June 30, 2023	5,005,000	$0.01	2.51

As of June 30, 2023, there were 2,005,000 shares of common stock related to restricted stock grants that were vested and unissued. Subsequent to June 30, 2023, the Company signed a Cancellation of Restricted Stock Grants Agreement with Sikka and two directors which rescinded and annulled 1,705,000 of the vested and unreleased shares and the 3,000,000 unvested shares (Note 16 – Subsequent Events). Consequently, the obligation to issue shares was eliminated.

Stock-based compensation from restricted stock awards for the three and six months ended June 30, 2023 and 2022 was $1,404 and $0, respectively. As of June 30, 2023, there remains $28,080 of unrecognized stock-based compensation from restricted stock awards. The total fair value of restricted shares that vested during the six months ended June 30, 2023 and 2022 was $7,020 and $0, respectively. The fair value of the vested and unreleased shares on the date of the Titan Merger was $16,439.

On the Titan Merger acquisition date, the Company awarded 70,100 shares of Series C Preferred Stock that vested immediately to its chief executive officer, and as a result recorded $5,586,796 of stock-based compensation (Note 13 – Stockholders’ Equity). Subsequent to June 30, 2023, the Company and the chief executive officer signed a cancellation agreement and the Series C Preferred Stock shares were rescinded (Note 16 – Subsequent Events).

The fair value of the Series C Preferred Stock is determined using observable inputs (level 2 fair value measurement) with a market approach technique. The main input for the Series C Preferred Stock fair value was the price of the Company’s common stock as of the date of the grant.

NOTE 15 – CONTINGENCIES

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. The Company is in an ongoing lawsuit with Wolverine Transfer Station over a contractual dispute and property damages. Wolverine is countersuing the Company for losses from the cancellation of contractual obligations. It is the position of the Company that net losses arising from Wolverine’s claims are not estimable nor probable at the time of this filing.

NOTE 16 – SUBSEQUENT EVENTS

Subsequent events were evaluated through October 6, 2023, which is the date the financial statements were available to be issued. There were no subsequent events other than those described below:

Sale and Issuance of Convertible Notes Payables and Related Party Convertible Notes Payable

Between July 7, 2023 and August 3, 2023 the Company issued and sold ten 20% original issue discount promissory notes to eight different parties. The promissory notes all have an annual interest rate of 10% per annum, have maturity dates ranging from July 7, 2024 to August 7, 2024, and have principal amounts ranging from $70,500 to $600,000. In total the ten promissory notes have a principal amount of $1,938,000. The promissory notes all contain identical “rollover rights” conversion features that enable the holders to convert all or part of the promissory notes’ principal and accrued interest in the event of a public offering or private placement of the Company’s equity, equity linked, or debt securities into purchase consideration for said public or private offering.

F-25

On August 2, 2023, the Company issued and sold one 20% original issue discount promissory note to the Company’s chief executive officer. The promissory note has an annual interest rate of 10% per annum, a maturity date of July 24, 2024 and a principal amount of $240,000. The promissory note contains a “rollover rights” conversion feature that enables the holder to convert all or part of the promissory note’s principal and accrued interest in the event of a public offering or private placement of the Company’s equity, equity linked, or debt securities into purchase consideration for said public offering.

Sale of the Company’s Subsidiary Traqiq Solutions, Inc (“Ci2i”)

On July 28, 2023, the Company, its wholly owned subsidiary Traqiq Solutions, Inc. (“Ci2i”), and Ajay Sikka (“Sikka”), a director of the Company and its former chief executive officer, signed an Assignment of Stock Agreement (the “Assignment Agreement”). Under the terms of the Assignment Agreement, the Company assigned and transferred to Sikka all of the rights, title, and interests in the issued and outstanding equity interests of Ci2i in exchange for consideration of $1. The Company additionally assumed from Ci2i loans and short-term debts valued at $209,587 plus fees and interest.

Exchange of Debt and Equity Instruments for Series A and Series B Rights to Receive Instruments

The Company’s Series A Rights to Receive Common Stock (“Series A Rights”) obligate the Company to issue Common Stock (“Series A Right Shares”) to the holder without any additional consideration. The number of Series A Right Shares is fixed, and is only subject to customary non-price based ratable adjustments, such as stock splits, stock combinations and the like. The Series A Rights are exercisable immediately. The Series A Rights expire five years after the issuance date. The Series A Rights require the Company to hold in reserve the total number of shares of Common Stock that would need to be exercised in order meet the obligations of the Series A Rights.

The Company’s Series B Rights to Receive Common Stock (“Series B Rights”) obligate the Company to issue Common Stock (“Series B Right Shares”) to the holder without any additional consideration. The number of Series B Right Shares is fixed and is only subject to customary non-price based ratable adjustments, such as stock splits, stock combinations and the like. The Company’s Series B Rights are exercisable upon the earlier of (1) December 31, 2023 or (2) the initial date on which the Company’s Common Stock is listed for trading on the New York Stock Exchange, NYSE American, the Nasdaq Global Select Market, Nasdaq Capital Markets, or the Nasdaq Global Market. The Series B Rights expire five years after the issuance date. The Series B Rights require the Company to hold in reserve the total number of shares of Common Stock that would need to be exercised in order meet the obligations of the Series A Rights.

Between October 21, 2022 and May 12, 2023, the Company issued original issue discount promissory notes with a combined principal value of $1.9 million to five accredited investors, including a note of the original principal amount of $60,000 to the Company’s chief executive officer (Note 10 – Convertible Notes Payable). These notes had maturity dates of approximately one year, had an annual interest rate of 10% per annum, and were convertible only upon an event of default. The notes’ conversion features each contained a variable settlement feature that was determined to be a derivative liability (Note 11 - Derivative Liabilities).

On July 17, 2023, the Company entered into Exchange Agreements (the “Note Exchange Agreements”), with these five noteholders. Under the terms of the Note Exchange Agreements, the notes (approximately $1.94 million of outstanding principal and accrued interest) have been cancelled. In exchange the Company has issued to the former noteholders 38,800,764 Series A Rights dated as of July 17, 2023.

On July 17, 2023, the Company also entered into Exchange Agreements (the “Series B Preferred Exchange Agreements”) with two accredited investors, including Sikka. Pursuant to the Series B Preferred Exchange Agreements, such investors exchanged 220,135 shares of the Company’s Series B Convertible Preferred Stock into an aggregate of 22,013,500 Series A Rights dated as of July 17, 2023. Pursuant to the Series B Preferred Exchange Agreement Sikka also exchanged 5,000,000 shares of the Company’s common stock and a payment of receivable from the Company for unreimbursed advances in the amount of $100,000 for an aggregate of 7,000,000 additional Series A Rights dated July 17, 2023.

On July 20, 2023, the Company entered into an Exchange Agreement (the “REI Exchange Agreement”) with Renovare Environmental, Inc. (“REI”) pursuant to which REI exchanged 14,118,233 shares of Common Stock and 1,250,000 shares of Series B Preferred Stock for 108,729,363 Series A Rights dated July 20, 2023 and 30,388,873 Series B Rights dated July 20, 2023.

The transactions contemplated by the Note Exchange Agreement, Series B Preferred Exchange Agreement, and REI Exchange Agreement are together referred to as the “Rights Exchanges”. Subsequent to the preceding transactions, the Company had 176,543,627 Series A Rights and 30,388,873 Series B Rights issued and outstanding.

Cancellation of Restricted Stock Awards and Series C Preferred Stock

Prior to June 30, 2023 the Company awarded 4,705,000 shares of restricted stock to Sikka and two of its directors. On September 13, 2023, the Company signed a Cancellation of Restricted Stock Grants Agreement with Sikka and each of the directors. As a result, all 4,705,000 shares of restricted stock, including 1,705,000 vested and unreleased shares, were rescinded and annulled.

Prior to June 30, 2023, the Company awarded 70,100 shares of series C preferred stock to the Company’s chief executive officer as stock compensation. On September 28, 2023, the Company and the chief executive officer signed a cancellation agreement and the Series C Preferred Stock shares were rescinded and cancelled.

F-26

TITAN TRUCKING, LLC, AND SUBSIDIARY

A LIMITED LIABILTY COMPANY

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

F-27

C O N T E N T S

F-28

Report of Independent Registered Public Accounting Firm

To the Members of Titan Trucking, LLC and Subsidiary (A Limited Liability Company):

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Titan Trucking, LLC and Subsidiary (A Limited Liability Company) (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in members’ equity (deficiency), and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total current liabilities exceed its total current assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

F-29

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description

As described in Notes 5 and 6 to the financial statements, on June 10, 2022 and December 9, 2022, the Company completed acquisitions of Century Waste Management and WTI Global, Inc., respectively. The transactions were accounted for as asset acquisitions (the “Acquisitions”). The net assets acquired were recorded at fair value and included vehicles and equipment from Century Waste Management and a customer list intangible from WTI Global, Inc.

Auditing the Company’s accounting for these Acquisitions was complex due to the judgement involved in evaluating whether the Acquisitions met the criteria of a business combination or an asset acquisition among other accounting considerations. The subjective considerations included whether substantially all the fair value of the gross assets acquired was concentrated in a single identifiable asset or group of similar identifiable assets.

How the Critical Matter Was Addressed in the Audits

To test the Company’s accounting for the Acquisitions, we performed the following audit procedures:

●	We evaluated the Company’s application of the relevant accounting guidance under ASC Topic 805 – Business Combinations.
●	We obtained and read the relevant asset purchase agreements and assessed the completeness and accuracy of the net assets acquired.
●	We recalculated the fair value of the consideration paid in the Acquisitions.
●	We evaluated the reasonableness of the valuation methodologies used to arrive at the fair value of the acquired assets.
●	We assessed the appropriateness of the related disclosures in the financial statements.

/s/ Freed Maxick CPAs, P.C.

We have served as the Company’s auditor since 2023.

Buffalo, New York

September 28, 2023

F-30

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

	DECEMBER 31, 2022	DECEMBER 31, 2021
ASSETS
Current Assets:
Cash	$26,650	$33,579
Accounts receivable, net	517,583	413,723
Subscriptions receivable	200,000	-
Other receivables	1,241	426,016
Prepaid expenses and other current assets	128,689	88,314
Total Current Assets	874,163	961,632

Property and equipment, net	5,643,941	3,160,179
Intangible assets, net	687,500	-
Other assets	8,251	8,251
Operating lease right-of-use asset, net	194,112	276,370
	6,533,804	3,444,800

TOTAL ASSETS	$7,407,967	$4,406,432

LIABILITIES AND MEMBERS’ EQUITY (DEFICIENCY)

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$736,658	$373,647
Accrued payroll and related taxes	50,983	33,039
Notes payable, net of deferred financing costs	1,098,158	1,244,206
Notes payable, net – related parties	-	3,660,864
Operating lease liability	95,243	85,303
Total Current Liabilities	1,981,042	5,397,059

Long-term notes, net of deferred financing costs	2,785,531	837,219
Operating lease liability, net of current portion	115,290	210,533
	2,900,821	1,047,752

Total Liabilities	4,881,863	6,444,811

MEMBERS’ EQUITY (DEFICIENCY)
Members’ equity (deficiency)	2,526,104	(2,038,379)

Total Members’ Equity (Deficiency)	2,526,104	(2,038,379)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIENCY)	$7,407,967	$4,406,432

The accompanying notes to the financial statements are an integral part of these statements.

F-31

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Years Ended December 31,
	2022	2021

REVENUE	$4,203,112	$3,315,256
COST OF REVENUES	4,207,852	3,317,225
GROSS LOSS	(4,740)	(1,969)

OPERATING EXPENSES:
Salaries and salary related costs	475,512	395,395
Professional fees	265,575	30,503
General and administrative expenses	359,175	237,243

Total Operating Expenses	1,100,262	663,141

OPERATING LOSS	(1,105,002)	(665,110)

OTHER INCOME (EXPENSE):
Interest expense, net of interest income	(199,453)	(140,812)
Loss on sale of assets	(168,208)	(262,264)
Employee Retention Credits	-	422,845
Forgiveness of Paycheck Protection Program loans	812,305	-
Other income	1,696	57,291
Total other income (expense)	446,340	77,060

NET LOSS	$(658,663)	$(588,050)

LOSS PER UNIT (BASIC AND DILUTED)
Weighted-average units outstanding	100	100
Net loss per unit	$(6,587)	$(5,881)

The accompanying notes to the financial statements are an integral part of these statements.

F-32

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIENCY)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Members’ Equity (Deficiency)
Balance – January 1, 2021	$(1,450,329)

Net loss	(588,050)

Balance – December 31, 2021	(2,038,379)

Contributions	5,223,146

Net loss	(658,663)

Balance – December 31, 2022	$2,526,104

The accompanying notes to the financial statements are an integral part of these statements.

F-33

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	FOR THE YEARS ENDED DECEMBER 31,
	2022	2021
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(658,663)	$(588,050)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Employee Retention Credits	-	(422,845)
Forgiveness of PPP loans	(812,305)	-
Bad debt expense	77,690	-
Depreciation and amortization	325,382	304,175
Loss on sale of property and equipment	168,208	262,264
Amortization of loan origination fees	6,663	-
Change in assets and liabilities:
Accounts receivable	(181,549)	(63,873)
Prepaid expenses and other current assets	(40,374)	(7,812)
Other receivables	424,775	-
Other assets	-	3,800
Operating lease right-of-use asset	82,258	76,179
Accounts payable and accrued expenses	363,010	(9,188)
Accrued payroll and payroll taxes	17,944	14,862
Operating lease liability	(85,303)	(76,172)
Total adjustments	580,761	(62,204)
Net cash used in operating activities	(312,264)	(506,660)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(3,349,628)	(47,177)
Disposal of property and equipment	371,819	211,965
Net cash provided by (used in) investing activities	(2,977,809)	164,788

CASH FLOWS FROM FINANCING ACTIVITIES
Loan origination fees	(99,950)	-
Proceeds from notes payable	4,398,833	1,806,332
Repayments of notes payable	(1,015,739)	(1,486,279)
Net cash provided by financing activities	3,283,144	320,053

NET DECREASE IN CASH	(6,929)	(21,819)

CASH – BEGINNING OF YEAR	33,579	55,398

CASH – END OF YEAR	$26,650	$33,579

CASH PAID DURING THE YEAR FOR:
Interest expense	$219,404	$112,423
SUPPLEMENTAL NON-CASH DISCLOSURES OF CASH FLOW:
Member contributions in exchange for loans payable	$4,505,646	$-
Subscription receivable in exchange for equity	$200,000	$-
Member contributions in exchange for intangible asset purchase	$517,500	$-
Note payable in exchange for intangible asset purchase	$170,000	$-

The accompanying notes to the financial statements are an integral part of these statements.

F-34

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Business Operations

Titan Trucking, LLC (the “Company”) was incorporated in the State of Michigan on January 26, 2017. The Company was formed as a limited liability company. The registered business address is located at 51512 Industrial Drive, New Baltimore, Michigan 48047.

The Company is engaged in the full-service solution of waste management. The Company offers a comprehensive package of waste reduction, collection, recycling, and technology-enabled solutions to support customer demand.

Senior Trucking, LLC (“Senior’) was established on March 14, 2017 with 100% ownership by the single member of Titan Trucking, LLC (“Titan”). Senior was formally acquired by Titan on April 5, 2020. Senior has operated exclusively under the management and assets of Titan since inception.

Going Concern

The Company’s consolidated financial statements as of December 31, 2022 and 2021, are prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplates continuation of the Company as a going concern. This contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

For the year ended December 31, 2022, the Company had a net loss of $658,663 ($588,050 in 2021). The working capital of the Company had a deficit of $1,106,879 for the year ended December 31, 2022 (deficit of $4,435,427 in 2021). Additionally, the Company used cash of $312,264 related to its operating activities during the year ended December 31, 2022. The Company had a cash balance of $26,650 as of December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. The Company continues to shrink its working capital deficit year-over-year and has been able to continually meet the working capital needs of the business as they come due.

Management’s plans include raising capital through issuances of equity and debt securities and minimizing operating expenses of the business to improve the Company’s cash burn rate, in conjunction with the TraqIQ reverse-merger (Note 13). The combined companies, subsequent to the reverse merger, have been successful in attracting substantial capital from investors interested in the current public status of the Company, which has been used to support its ongoing cash outlays. In the second half of the year ended 2023, TraqIQ, its new legal parent company, obtained approximately $1 million in cash from private investors and believes, but cannot guarantee, it will continue to be able to attract capital from outside sources as it pursues a move to a national exchange. The Company has engaged a qualified investment bank to assist in its uplifting and simultaneous raise of capital. Additionally, the Company’s revenues continue to grow, and management expects the Company to shrink its net losses over the upcoming quarters through organic and acquisitive growth.

F-35

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and the regulations of the United States Securities and Exchange Commission. The Company adopted a December 31 fiscal year-end for financial statement reporting purposes.

The consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. In their opinion, such financial information is presented fairly and for all periods represented.

Principles of Consolidation

The consolidated financial statements include the accounts of Titan Trucking LLC and Senior Trucking LLC, its wholly owned affiliate. All material inter-company accounts and transactions have been eliminated.

Basis of Accounting

The Company’s policy is to prepare its combined financial statements on the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

Accounting Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business Combinations

Under the guidance enumerated in FASB Accounting Standards Codification (“ASC”) 805, if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asst or group of similar identifiable assets, the set is not considered a business and is accounted for as an asset acquisition at which point, the acquirer measures the assts acquired based on their cost, which is allocated on a relative fair value basis.

Business combinations are accounted for utilizing the fair value of consideration determined by the Company’s management and external specialists. The Company recognizes estimated fair values of the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. Goodwill is recognized as any excess in fair value over the net value of assets acquired and liabilities assumed.

F-36

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Cash and cash equivalents

The Company considers all highly liquid money market funds and certificates of deposit with original maturities of less than three months to be cash equivalents. The Company maintains its cash balances with various banks. The balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2022, the Company had no amounts above this amount.

Accounts Receivable, net

Accounts receivables are recorded at the amount the Company expects to collect on the balance outstanding at year-end. Management closely monitors outstanding balances during the year and allocates an allowance account if appropriate. The Company writes off bad debts as they occur during the year. As of the year ended December 31, 2022, the Company allocated $77,690 to the allowance for doubtful accounts. There was no allowance for the year ended December 31, 2021.

Subscriptions Receivable

Subscription receivable consists of members’ equity that have been issued with subscriptions that have not yet been settled. As of December 31, 2022 and 2021, there were $200,000 and nil, respectively, in subscriptions that had not yet settled. All these funds were settled in January of 2023, prior to the filing of this report. Subscriptions receivable are carried at cost which approximates fair value.

Property and Equipment, net

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in the consolidated statement of operations or the period in which the disposal occurred. The Company utilizes a useful life ranging from 5 to 25 years for its trailers, tractors, shop equipment, leasehold improvements, and containers.

Management regularly reviews property and equipment for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of the Company’s property and equipment as of December 31, 2022.

Finite Intangible Assets, net

Finite intangible assets are recorded at their estimated fair value at the date of acquisition. They are amortized on a straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization. The Company acquired the finite intangible asset, customer lists, as part of the asset acquisition of WTI Global, Inc. Customer lists are amortized over a remaining useful life of 10 years as determined by management.

F-37

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Finite-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for the finite-lived intangible assets as of December 31, 2022.

Fair Value of Financial Instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and short-term notes payable. As of the consolidated balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments.

Leases

The Company assesses whether a contract is or contains a lease at inception of the contract and recognizes right-of-use assets (“ROU”) and corresponding lease liabilities at the lease commencement date. The lease term is used to calculate the lease liability, which includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. The leases the Company currently holds do not have implicit borrowing rates, therefore the Company utilizes its incremental borrowing rate to measure the ROU assets and liabilities. Operating lease expense is generally recognized on a straight-line basis over the lease term. All leases that have lease terms of one year or less are considered short-term leases, and therefore are not recorded through a ROU or liability.

The Company has elected to apply the practical expedient to not separate the lease and non-lease components of a contract, which ultimately results in a higher amount of total lease payments being included within the present value calculation of the lease liability.

Loan Origination Fees

Loan origination fees represent loan fees relating to notes granted to the Company and are amortized over the life of the note. Amortization expense for the year ended December 31, 2022 was $6,663. The net amount of $93,745 was netted against the outstanding long-term debt.

Revenue Recognition

The Company records revenue based on a five-step model in accordance with ASC 606, Revenue from Contracts with Customers, which requires the following:

1. Identify the contract with a customer.

2. Identify the performance obligations in the contract.

3. Determine the transaction price of the contract.

4. Allocate the transaction price to the performance obligations in the contract.

5. Recognize revenue when the performance obligations are met or delivered.

F-38

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The Company’s operating revenues are primarily generated from fees charged for the collection and disposal of waste. Revenues are recognized at a point in time immediately after completion of disposal of waste at a landfill or transfer station and billed out to customers. Rates charged for services performed are usually based on pre-negotiated amounts via contractual obligations and are billed on a performance satisfaction basis via invoice. Invoices usually contain a payment term of net 30 days. There are no significant financing operations with customers in relation to revenues generated and collected.

Revenues from collection operations are influenced by factors such as collection frequency, type of collection furnished, type and volume or weight of the waste collected, distance to the disposal facility or material recovery facility and disposal costs. Fees charged at transfer stations are generally based on the weight or volume of waste deposited, including the cost of loading, transporting, and disposing of the solid waste at a disposal site. The fees charged for services generally include environmental, fuel charge and regulatory recovery fees, which are intended to pass through to customers direct and indirect costs incurred.

Concentration Risk

The Company performs a regular review of customer activity and associated credit risks.

During the year ended December 31, 2022, one customer accounted for more than 63% of accounts receivable. During the year ended December 31, 2021, two customers accounted for more than 77% of total accounts receivable.

During the year ended December 31, 2022, three customers accounted for more than 76% of total revenues generated. During the year ended December 31, 2021, three customers accounted for more than 77% of total revenues generated.

The Company maintains positive customer relationships and continually expands its customer base, mitigating the impact of any potential concentration risks that exist.

Basic and Diluted Loss per Unit

The Company presents both basic and diluted earnings per unit for the periods presented in the consolidated financial statements. Basic and diluted loss per unit is calculated by dividing the net loss attributable to the Company by the weighted average number of units outstanding during the periods presented.

Income Taxes

The Company, with consent from its members, has elected under the Internal Revenue Code to be an “S” corporation. In lieu of corporation income taxes, the shareholders of an “S” corporation are taxed on their proportionate share of the Company’s taxable income.

Advertising and Marketing Costs

Costs associated with advertising are charged to expense as occurred. For the years ended December 31, 2022 and 2021, the advertising and marketing costs were $11,336 and $3,394, respectively.

F-39

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Recently Issued Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” This amendment replaces the incurred methodology in current GAAP with a methodology that reflects expected credit losses on instruments within its scope, including trade receivables. This update is intended to provide financial statement users with more decision-useful information about the expected credit losses. In November 2019, the FASB issued No. 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date of ASU 2016-13 for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company does not expect a material impact from the adoption of ASU 2016-13 on the consolidated financial statements.

NOTE 4 - OTHER RECEIVABLES

	December 31, 2022	December 31, 2021
Employee retention credit (1)	$-	$422,845
Other receivables	1,241	3,171
	$1,241	$426,016

(1)	During 2021, the Company applied for the Employee Retention Credits (“ERC”) in the amount of $422,845 relating to the 2020 and 2021 fiscal years. The Company assessed the probability of receiving the funds at December 31, 2021 and determined that the conditions attached to receiving the ERC were met and it was probable to be received. As a result, the Company recognized income of $422,845 during the year ended December 31, 2021.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Containers	$1,397,311	$-
Trucks and tractors	4,086,968	2,213,265
Trailers	1,197,357	1,829,853
Shop equipment	40,380	40,380
Leasehold improvements	19,589	19,589
	6,741,605	4,103,087
Less: accumulated depreciation	(1,097,664)	(942,908)
Net book value	$5,643,941	$3,160,179

Depreciation expenses for the year ended December 31, 2022 and 2021 were $325,382 and $304,175, respectively.

F-40

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

On June 10, 2022, the Company entered into an asset purchase agreement with Century Waste Management for consideration of approximately $1,805,000. The entire purchase price agreement was allocated as fair value to the fixed assets acquired; no goodwill or intangible assets were determined to be transferred as part of the sale. In order to fund the asset purchase from Century, the Company entered into several private equipment financing agreements.

NOTE 6 – INTANGIBLES, NET

Intangible assets acquired consisted of the following as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Customer lists	$687,500	$-
Less: accumulated amortization	-	-
Net book value	$687,500	$-

For the years ended December 31, 2022 and 2021, there were no amortization expenses recorded. Amortization is expected to be $68,750 for each of the next five years.

On December 9, 2022, the Company entered into a purchase agreement with WTI Global, Inc. (the “seller”) for consideration of approximately $687,500 in exchange for intangible assets. The entire purchase consideration was allocated as fair value to the customer lists acquired from the seller. The $687,500 was funded through a combination of a note payable to the seller of $170,000 and an equity infusion from a member of the Company for $517,500. See Note 9 and 10 for further details.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Detail of accounts payable and accrued expenses as of December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Accounts payable	$669,231	$309,833
Credit card payable	29,454	28,683
Accrued interest	12,298	35,131
Accrued expenses and other	25,675	-
	$736,658	$373,647

F-41

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTE 8 – LEASE PAYABLE

The Company leases both its headquarters office and operational warehouse in Troy, Michigan. Leases with an initial term of 12 months or less or are immaterial are not included on the consolidated balance sheets. During the year ended December 31, 2019, the Company entered into a 62-month lease which expires on January 15, 2025. The monthly payments were initiated on February 15, 2020 at $8,251 after a 2-month rent abatement period. Straight rent was calculated at $8,479 per month. The total remaining operating lease expenses through the expected termination date is approximately $211,963. Total operating lease expenses for the years ended December 31, 2022 and 2021 were $112,753 and $112,198, respectively.

	As of December 31,
	2022	2021
Weighted average remaining lease term (in years)	2.08	3.08
Weighted average discount rate	7.57%	7.57%

Future minimum lease payments required under operating leases on an undiscounted cash flow basis as of December 31, 2022 are as follows:

Fiscal Year	Operating Lease Payments
2023	$107,930
2024	111,168
2025	9,287
Total minimum lease payments	228,385
Less: imputed interest	(17,852)
Present value of future minimum lease payments	$210,533

Current operating lease liabilities	95,243
Non-current operating lease liabilities	115,290

On April 1, 2023, the Company entered into a 60-month lease in Detroit, Michigan with a related party, which terminates on March 31, 2028. The monthly payments were initiated on May 1, 2023, after a 1-month rent abatement period. Straight rent was calculated at $33,564 per month.

F-42

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTES 9 – NOTES PAYABLE

The Company borrows funds from various creditors to finance equipment and vehicles and acquisitions consisting of the following:

				December 31, 2022		December 31, 2021
Lender	Maturity Date	Interest Rate	Monthly Payment	Short-Term	Long-Term	Short-Term	Long-Term
		%	$	$	$	$	$
Loans
Fifth Third Bank (PPP)**	2/8/22 - 5/24/22	-	-	-	-	812,304	-
WTI Global	On demand	7.00	-	170,000	-	-	-

Collateralized Loans
Peoples United	11/10/23	5.75	16,614	177,539	-	165,337	177,539
M&T Bank	2/23/25	8.78	13,000	121,927	321,192	128,191	443,120
Daimler Truck	5/14/23 - 9/29/23	4.95 - 6.00	2,487 - 2,762	74,873	53,429	138,374	216,560
Ascentium Capital	5/5/27 - 6/5/27	3.75 - 5.82	4,812 - 5,935	152,467	587,991	-	-
Balboa Capital	8/13/27	9.68	4,860	38,895	179,433	-	-
Blue Bridge Financial	8/10/27	12.18	1,442	10,394	50,951	-	-
Financial Pacific	7/15/27 - 10/15/27	7.49 - 9.87	1,585 - 1,906	29,187	133,220	-	-
M2 Equipment	8/10/27	8.68	4,739	39,527	178,039	-	-
Meridian Equipment	7/12/27	9.32	3,118	25,518	113,606	-	-
Navitas	7/23/27	7.99	4,257	36,791	158,723	-	-
Pawnee	8/15/27	10.19	5,296	41,480	193,759	-	-
Signature	9/15/27 - 6/30/28	6.93 - 8.25	3,901 - 4,842	73,973	374,921	-	-
Trans Lease	2/20/27	9.75	4,838	40,524	157,569	-	-
Verdant	4/27/27	6.25	4,702	44,324	169,390	-	-
Western Equipment	8/15/27	8.93	4,989	41,186	186,605	-	-

Related Parties
Titan Property	On demand	-	-	-	-	1,204,532	-
C. and M. Rizzo	On demand	3.00	-	-	-	500,000	-
M. Rizzo	On demand	1.90	-	-	-	1,785,451	-
J. Rizzo	On demand	5.00	-	-	-	170,881	-
				1,118,605	2,858,828	4,905,070	837,219

Principal maturities for the next five years and thereafter:

2023	1,118,605
2024	806,510
2025	857,789
2026	723,597
2027	442,419
Thereafter	28,514
Total principal payments	3,977,434
Less: debt issuance costs	(93,745)
Total notes payable	3,883,689

**	The Company applied for and received loans from the Paycheck Protection Program (the “PPP”) in the amounts of $406,152 and $406,153, received on May 5, 2020 and February 1, 2021, respectively. On January 31, 2022 and March 21, 2022, the Company received notices that the entire balances of the loans plus any accrued interest were forgiven and recorded in the consolidated statement of operations as forgiveness of $812,305 during the year ended December 31, 2022.

F-43

TITAN TRUCKING, LLC AND SUBSIDIARY

A LIMITED LIABILITY COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

NOTES 10 – RELATED PARTY TRANSACTIONS

The Company had various related party notes payable outstanding at December 31, 2021. The notes were payable to the owner, entities related to the owner, and family members (Note 9). During the year ended December 31, 2022, the Company conducted several related party transactions in exchange for equity ownership in Titan Trucking LLC. As a result of the transactions, a net balance of $4,505,646 of related party loans were converted as equity contributions and eliminated. An additional $517,500 of contributions from a member were paid directly to the sellers for the purchase of the WTI Global Inc. customer list acquisition. These equity contribution conversions and intangible asset purchases were utilized in the calculation of equity ownership of the members as of the year ended December 31, 2022.

As of December 31, 2022, there was $200,000 outstanding in subscriptions receivable owed from one of the members of the Company in relation to these equity transactions (Note 2).

NOTE 11 – BENEFIT PLAN

The Company offers a 401(k) plan. Employees are eligible to participate in the plan on the first day of the month following the date of hire. Employees may defer up to $22,500 per year. The Company is required to contribute on behalf of each eligible participating employee. The Company will match 50% of the participants deferral not to exceed 3%. Employees will share in the matching contribution regardless of the amount of service completed during the plan year. Employees will become 100% vested in the employer matching contributions after one year of service.

Employer contributions for the year ended December 31, 2022 and 2021 was $11,164 and $10,957, respectively.

NOTE 12 - CONTINGENCIES

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. The Company is in an ongoing lawsuit with Wolverine Transfer Station over a contractual dispute and property damages. Wolverine is countersuing the Company for losses from the cancellation of contractual obligations. It is the position of the Company that net losses arising from Wolverine’s claims are not estimable nor probable at the time of this filing.

NOTE 13 – SUBSEQUENT EVENTS

Subsequent events were evaluated through September 28, 2023, which is the date the consolidated financial statements were issued.

In April 30, 2023, the Company entered into a notes payable agreement with Titan Holdings 2 in the amount of $592,470, which matures on April 30, 2028. Interest accrues at 10.5% per annum for the first twelve months and shall increase 0.5 basis points on each anniversary of the note. The Company shall make interest-only payments for the first 60 months of the note and pay the principal in full on the fifth anniversary of the note.

On May 19, 2023, pursuant to the terms of the Titan Merger Agreement, the Company completed the Titan Merger. Under the terms of the Titan Merger Agreement, the Company agreed to pay the Titan owners 630,900 shares of the Company’s Series C Preferred Stock as consideration. The Company accounted for the Titan Merger as a reverse acquisition using acquisition accounting.

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[____] Shares

TraQiQ, Inc.

PRELIMINARY PROSPECTUS

             , 2023

Common Stock

Alexander Capital

Through and including            , 2024 (90 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE American listing fee.

Amount to be Paid
SEC registration fee		$1,247.59
FINRA filing fee		[____]
The NYSE American initial listing fee		[____]
Printing and engraving expenses		[____]
Accounting fees and expenses		[____]
Legal fees and expenses		[____]
Transfer agent and registrar fees		[____]
Miscellaneous fees and expenses		[____]
Total	$	[____]

Item 14. Indemnification of Directors and Officers.

Following the Reincorporation, our company will be governed by the laws of the State of Nevada and our articles of incorporation and bylaws will be those of Titan Environmental, which were adopted under the laws of the State of Nevada and will be in the forms filed as exhibits to the registration statement of which this prospectus forms a part.

Nevada Revised Statutes (“NRS”) Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intends to so purchase and maintain such insurance when economically feasible.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us in the past three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

2021 Issuances

On January 19, 2021, we issued a 12% Convertible Promissory Note in favor of GS Capital Partners, LLC in the principal amount of $125,000. The note was convertible at a conversion price equal to 66% of the lowest closing stock price over the 20 trading days prior to notice of conversion. In accordance with the terms of the note, we issued 3,250 shares of common stock as a commitment fee and issued 21,250 shares of common stock that were returnable upon repayment of the note in accordance with its terms.

On January 22, 2021, we issued 536,528 shares of common stock to the owners of Rohuma, LLC, a Delaware limited liability company, pursuant to a Share Exchange Agreement between us, Rohuma and the owners of Rohuma.

On February 12, 2021, the Company issued a 10% Convertible Promissory Note in favor of Platinum Point Capital, LLC in the principal amount of $400,000. We also granted 25,000 warrants to purchase shares of common stock to Platinum Point Capital, LLC that are exercisable for three years at exercise price of $16.00 per share

On February 16, 2021, we issued 71,250 shares of common stock to six persons for cash at a price of $6.40 per share. The individuals also received 35,625 warrants that are exercisable for three years at exercise price of $16.00 per share.

On February 17, 2021, we issued warrants to purchase 170,942 shares of common stock that were exercisable over three years, at an exercise price of $0.008 per share, subject to certain conditions. The warrants were issued pursuant to a Share Exchange Agreement with Mimo Technologies Private Ltd., an Indian corporation (“Mimo”) and its shareholders whereby two of the Mimo shareholders received the warrants in exchange for all of their respective shares in Mimo and the other Mimo shareholder received cash.

On February 23, 2021, we entered into a services agreement with another company with a portion of the compensation consisting of the issuance of 4,688 shares of common stock valued at $11.20 per share.

On March 1, 2021, we entered into consulting agreements with three individuals with a portion of the compensation consisting of the issuance of 7,688 shares of common stock valued at $9.20 per share at the commencement of the agreements outside of our 2020 Equity Incentive Plan.

On March 5, 2021, we exchanged outstanding debt securities of the Company with unpaid principal and interest in the aggregate amount of $224,687 for 33,042 shares of its common stock.

On March 8, 2021, we entered into a consulting agreement with another individual with a portion of the compensation consisting of the issuance of 3,125 shares of common stock valued at $6.40 per share at the commencement of the agreement and issuance of a three-year warrant for the purchase of 12,500 shares of common stock at an exercise price of $16.00 per share that vested on March 7, 2022. Such issuances were outside of our 2020 Equity Incentive Plan

On April 29, 2021, we issued 4,375 shares of common stock to a single individual at a price of $8.80 per share.

On June 15, 2021, we issued (1) a Promissory Note to Greg Rankich, a former director of the Company, in the principal amount of $400,000, and (2) 37,500 shares of its common stock to Mr. Rankich, which were valued at $8.00 per share.

On September 17, 2021, we issued to Evergreen Capital Management, LLC an aggregate of $1,440,000 in principal amount of promissory notes and warrants for the purchase of a total of 124,138 shares of the Company’s common stock, In connection with these transactions, we entered into an amendment to its existing Engagement Letter with ThinkEquity, LLC pursuant to which we agreed to issue warrants to purchase common stock equal to 8% of the shares of common stock issued or underlying the warrants issued under to Evergreen Capital Management.

2022 Issuances

Between April 1, 2022 and June 30, 2022, we issued 179,506 shares of our common stock in exchange for warrants.

On July 5, 2022, we issued a 11% OID Senior Secured Promissory Note in favor of GS Capital Partners LLC in the principal amount of $144,000 (includes $14,000 of Original Issue Discount). The note was convertible at a conversion price is equal to 86% of the lowest trading price of our common stock for the 12 trading days immediately preceding the delivery of a notice of conversion. In accordance with the terms of the note, we issued 3,000 shares of common stock as a commitment fee.

Between October 1, 2022 and December 31, 2022, we issued 43,803 shares of our common stock in exchange for warrants.

On December 1, 2022, we issued 168,750 shares of our common stock in exchange for vested restricted stock awards.

On December 30, 2022, we exchanged outstanding debt securities with unpaid principal and interest in the aggregate amount of $5,786,474 for 13,002,729 shares of its common stock and 220,135 shares of our former Series B Preferred stock.

Through December 31, 2022, we issued 223,309 shares of our common stock in exchange for warrants.

2023 Issuances

On January 5, 2023, we issued 150,000 shares of our common stock to Greg Rankich, a former director of the Company.

At the effective time of the merger with Titan Trucking, LLC, we issued an aggregate of 630,900 shares of our, as now designated, Series A Preferred Stock in exchange for the membership interests of Titan.

Between October 21, 2022 and May 12, 2023, we issued original issue discount promissory notes with a combined principal value of $1.9 million to five accredited investors, including a note of the original principal amount of $60,000 to our chief executive officer. These notes had maturity dates of approximately one year, had an annual interest rate of 10% per annum, and were convertible only upon an event of default. On July 17, 2023, we entered into exchange agreements with these five noteholders. Under the terms of the exchange agreements, the notes (approximately $1.94 million of outstanding principal and accrued interest) were cancelled in exchange for our issuance to the former noteholders of 38,800,764 Series A Rights to Receive Common Stock dated as of July 17, 2023.

On July 17, 2023, we also entered into exchange agreements with two accredited investors, including Ajay Sikka, a director of our company and our former chief executive officer. Pursuant to the exchange agreements, such investors exchanged 220,135 shares of our former Series B Convertible Preferred Stock into an aggregate of 22,013,500 Series A Rights dated as of July 17, 2023. Pursuant to the exchange agreement Mr. Sikka, Mr. Sikka also exchanged 5,000,000 shares of our common stock and a receivable of our company for unreimbursed advances in the amount of $100,000 for an aggregate of 7,000,000 additional Series A Rights dated July 17, 2023.

On July 20, 2023, we entered into an exchange agreement with Renovare Environmental, Inc. pursuant to which Renovare Environmental, Inc. exchanged 14,118,233 shares of common stock and 1,250,000 shares of our former Series B Preferred Stock for Series A Rights and Series B Rights. The Series A Rights issued to Renovare Environmental, Inc. obligate us to issue to the holders upon request (without the payment of any additional consideration) an aggregate of 108,729,363 shares of common stock and the Series B Rights issued to Renovare Environmental, Inc. obligate us to issue to the holders upon request (without the payment of any additional consideration) an aggregate of 30,388,870 shares of common stock.

The offers, sales and issuances of securities listed above, were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipients of such securities in each of these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The offers, sales and issuances of securities listed above, were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated thereunder as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our equity inventive plans. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act and appropriate legends were affixed to the securities issued in such transactions.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

(b)	Financial Statement Schedules.

All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the related notes to financial statements thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

(a)	The following exhibits are filed as part of this Registration Statement:

		Incorporation by Reference
Exhibit Number	Description of Exhibits	Form	Filing Date	Exhibit Number
1.1	Form of Underwriting Agreement	—	**	—
2.1	Agreement and Plan of Merger dated as of May 19, 2023 among the Company, Titan Merger Sub Corp., Titan Trucking, LLC, Titan 5, LLC, Titan National Holdings 2, LLC, Jeffrey Rizzo, William McCauley and Jeffrey Rizzo, as the Seller Representative	8-K	5/24/2023	2.1
3.1	Articles of Incorporation, as amended, as currently in effect and filed with the State of California	10-K	3/22/2021	3.1
3.2	Bylaws, as currently in effect	S-1	3/7/2011	3.2
3.3	Certificate of Determination for Series A Preferred Stock, as currently in effect and filed with the State of California	8-K	8/24/2017	4.2(a)
3.4	Certificate of Determination for Series B Preferred Stock, as currently in effect and filed with the State of California	8-K	1/6/2023	3.1
3.5	Certificate of Determination for Series C Preferred Stock, as currently in effect and filed with the State of California	8-K	5/24/2023	3.1
3.6	Articles of Incorporation of Titan Environmental Solutions Inc., to be filed and effective with the State of Nevada upon effectiveness of the Reincorporation	DEF14C	10/10/2023	B
3.7	Bylaws of Titan Environmental Solutions Inc., to be effective upon effectiveness of the Reincorporation	DEF14C	10/10/2023	C
4.1	Specimen common stock certificate	—	**	—
4.2	Form of Representative’s Warrant (included in Exhibit 1.1)
4.3	Form of Warrant Agreement, dated May 16, 2019, between the Company and Mann India Shareholders	8-K	5/21/2019	4.1
4.4	Form of Warrant Agreement, dated February 16, 2021, between the Company and Mimo Shareholders	8-K	2/17/2021	4.1
4.5	Common Stock Purchase Warrant	8-K	9/20/2021	10.3
5.1	Legal Opinion of Flangas Law Group	—	**	—
5.2	Opinion of Pryor Cashman LLP	—	**	—
10.1#	TraQiQ, Inc. 2020 Equity Incentive Plan	10-K	10.2	3/22/2021
10.2#	Employment Agreement dated as of May 15, 2023 between the Company and Mike Jansen.	—	*	—
10.3#	Employment Agreement dated as of May 19, 2023 between the Company and Glen Miller	8-K	10.1	5/24/2023
10.4#	Employment Agreement dated as of May 19, 2023 between the Company and Jeffrey Rizzo	8-K	10.2	5/24/2023
10.5	Form of Notes Exchange Agreement dated as of July 17, 2023	8-K	10.1	7/18/2023
10.6	Form of Series B Preferred Exchange Agreement dated as of July 17, 2023	8-K	10.2	7/18/2023
10.7	Form of Series A Right to Acquire Common Stock	8-K	10.3	7/18/2023
10.8	Exchange Agreement dated as of July 20, 2023 between the Company and Renovare Environmental, Inc.	8-K	10.1	7/21/2023
10.9	Form of Series B Right to Receive Common Stock	8-K	10.3	7/21/2023
10.10	Form of Settlement Agreement dated as of July 20, 2023 between the Company, Renovare Environmental Inc., and the stockholders signatory thereto	8-K	10.4	7/21/2023
10.11#	Titan Environmental Solutions Inc. 2023 Equity Incentive Plan	DEF14C	10/10/2023	D
21.1	Subsidiaries of the Registrant	—	**	—
23.1	Consent of Freed Maxick CPAs, P.C., independent registered public accounting firm	—	*	—
23.2	Consent of Flangas Law Group (included in Exhibit 5.1)	—	**	—
23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.2)	—	**	—
24.1	Power of Attorney (included on signature page to this registration statement)
107	Filing Fee Table	—	*	—

*	Filed herewith.

**	To be filed by amendment.

#	Indicates a management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 23rd day of October 2023.

TRAQIQ, INC.

By:	/s/ Glen Miller
Glen Miller
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Glen Miller, Jeffrey Rizzo, and Michael Jansen, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glen Miller	Chief Executive Officer and Chairman	October 23, 2023
Glen Miller	(Principal Executive Officer)

/s/ Michael Jansen	Chief Financial Officer	October 23, 2023
Michael Jansen	(Principal Financial and Accounting Officer)

/s/ Richard Berman	Director	October 23, 2023
Richard Berman

/s/ Frank E. Celli	Director	October 23, 2023
Frank E. Celli

/s/ Jeffrey Rizzo	Director	October 23, 2023
Jeffrey Rizzo

/s/ Ajay Sikka	Director	October 23, 2023
Ajay Sikka

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